   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2000


                                                      REGISTRATION NO. 333-42682

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

              HYDROGENICS CORPORATION -- CORPORATION HYDROGENIQUE
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CANADA                              3629                          NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)                   NO.)

                            ------------------------
                               100 CASTER AVENUE
                          WOODBRIDGE, ONTARIO L4L 5Y9
                                     CANADA
                              TEL: (905) 851-8866
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 UNITED STATES
                                 (212) 894-8940
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

      MARK L. MANDEL, ESQ.               MARK A. TRACHUK, ESQ.           WILLIAM P. ROGERS JR., ESQ.
 BROBECK, PHLEGER & HARRISON LLP     OSLER, HOSKIN & HARCOURT LLP          CRAVATH, SWAINE & MOORE
    1633 BROADWAY, 47TH FLOOR          ONE FIRST CANADIAN PLACE                WORLDWIDE PLAZA
    NEW YORK, NEW YORK 10019           TORONTO, ONTARIO M5X 1B8               825 EIGHTH AVENUE
          UNITED STATES                         CANADA                    NEW YORK, NEW YORK 10019
       TEL: (212) 581-1600                TEL: (416) 862-4749                   UNITED STATES
                                                                             TEL: (212) 474-1270

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO          OFFERING PRICE     AGGREGATE OFFERING
           BE REGISTERED               BE REGISTERED(1)       PER SHARE(2)           PRICE(2)         AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Shares............              8,050,000 shares          $12.00            $96,600,000                $25,502.40(3)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,050,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).



(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     The prospectus relating to common shares registered hereby to be offered in the United States (U.S. Prospectus) is set forth following this page. The prospectus relating to common shares registered hereby to be offered in Canada (Canadian Prospectus) will consist of certain alternate pages to pages in the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate pages are provided. The U.S. Prospectus and the Canadian Prospectus are substantially identical except that they contain different front and back cover pages and the Canadian Prospectus contains additional sections under the captions "Eligibility for Investment," "Material Contracts," "Promoters," "Purchasers' Statutory Rights," "Certificate of the Company" and "Certificate of the Underwriters." The form of U.S. Prospectus is included herein and is followed by those pages (each marked an "Alternate Page for Canadian Prospectus") that differ from those in the U.S. Prospectus.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 2000


P R O S P E C T U S


                                7,000,000 SHARES


                                HYDROGENICS LOGO

                                 COMMON SHARES
                               ------------------

     We are selling 7,000,000 common shares. The underwriters named in this prospectus may purchase up to 1,050,000 additional common shares from us to cover over-allotments.



     This is the initial public offering of our common shares. We currently expect the initial public offering price to be between $10.00 and $12.00 per share. We have applied to have our common shares included for quotation on the Nasdaq National Market under the symbol "HYGS" and to have them listed on The Toronto Stock Exchange under the symbol "HYG."


                               ------------------

     INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Initial Public Offering Price                                 $            $
Underwriting Commission                                       $            $
Proceeds to Hydrogenics Corporation (before expenses)         $            $

     The underwriters are offering the common shares subject to various conditions. The underwriters expect to deliver the common shares to purchasers
on or about             , 2000.

                               ------------------

SALOMON SMITH BARNEY

                          CIBC WORLD MARKETS
                                                   BMO NESBITT BURNS
            , 2000.

     [A fold-out; clockwise from the top left corner, the front inside cover shows photos of the HyTEF Premium Power Generator and a 2 kW Portable Power Generator captioned together as "Premium Power Generators in Development"; an illustration of a PEM Fuel Cell; a FCATS Screener and an FCATS 12000 test station captioned together as "FCATS Test Stations". In the center of the page there is the Hydrogenics Corporation logo with the following text below: "We make fuel cells work".



     The back inside cover shows, clock-wise from the to left corner, two photos of Hydrogenics fuel cell stacks under development; a photo of an AC Impedance FCATS module; a large active area fuel cell under development on a test bench; and a FCATS 85 kW test station. There is a Hydrogenics logo and the following text in the middle of the page: "Since 1995, Hydrogenics has been building a technology platform to exploit transportation, stationary and portable fuel cell markets worldwide.



     - Vehicular markets



     - Stationary power generation



     - Portable power"

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Forward-Looking Statements..................................   18
Exchange Rates..............................................   18
Presentation of Financial and Other Information.............   19
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   30
Management..................................................   44
Certain Transactions........................................   51
Principal Shareholders......................................   52
Description of Capital Stock................................   54
Shares Eligible for Future Sale.............................   55
Income Tax Consequences.....................................   57
Underwriting................................................   62
Legal Matters...............................................   65
Experts.....................................................   65
Where You Can Find More Information.........................   65
Index to Financial Statements...............................  F-1


                            ------------------------


     UNTIL                , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
SHARES IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS, AND IS IN ADDITION TO THE DELIVERY OBLIGATIONS OF DEALERS SUBJECT TO CANADIAN SECURITIES LAWS.

                            ------------------------

     WE HAVE APPLIED FOR REGISTRATION OF THE TRADEMARKS "HYDROGENICS," "FCATS," "FCAVS," "HYTEF," "HYAL," "SCREENER," "POTENZ" AND "MREF" IN CANADA. ALL OTHER TRADEMARKS OR SERVICE MARKS APPEARING IN THIS PROSPECTUS ARE THE TRADEMARKS OR SERVICE MARKS OF THEIR RESPECTIVE OWNERS.
                            ------------------------

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Before deciding to invest in our common shares, you should carefully read this entire prospectus, including the section entitled "Risk Factors."


                            HYDROGENICS CORPORATION



     We are recognized as a leading provider of proton-exchange membrane, or PEM, fuel cell automated test stations. Our customers use our test stations to simulate, monitor and control the effect of power load, temperature, pressure, humidification, and potential contaminants on a fuel cell and to measure the effect of changes in these variables on fuel cell performance. The data obtained through our test stations is used to aid in the design, development and manufacture of PEM fuel cell systems. We are currently selling our test stations to automotive companies, fuel cell developers, component suppliers and government agencies. Our largest customers for test stations in these markets, based on revenues, include General Motors Corporation, Johnson Matthey plc, Minnesota Mining and Manufacturing Company (3M), W.L. Gore & Associates, Inc., and the United States Army.



     A PEM fuel cell system produces electricity without combustion through an electrochemical reaction of hydrogen and oxygen with the principal by-products being heat and water. A PEM fuel cell system is comprised of three major sets of components: a hydrogen fuel processor, which derives hydrogen from fuels such as propane or natural gas, a fuel cell or stack of fuel cells; and power conditioning equipment, which regulates the type and level of power transferred from the fuel cell. Through the development of our proprietary test stations, we have gained significant expertise in the development and operation of PEM fuel cell stacks and the integration of subsystems and components that control and operate PEM fuel cell systems.



                                  OUR PRODUCTS



     We are currently generating commercial sales from our PEM fuel cell automated test stations. We expect to continue to market and sell our test stations for the foreseeable future.



                          OUR PRODUCTS IN DEVELOPMENT



     We are currently adapting the components and subsystems used in our test stations to be commercial products for use in third party fuel cell systems. We have also begun developing our own PEM fuel cell systems designed for use in situations that require reliable power regardless of the environment, such as in remote and extreme weather locations or for military applications. For example, we are developing what we believe is the first fuel cell system designed to operate at -40C. We are also developing a fuel cell system that will be used to power a military device that detects chemical and biological agents in the field. We plan to deliver test units of our fuel cell systems in the second half of 2000. Over the longer term, we will be targeting our fuel cell systems toward the broad transportation, stationary and portable commercial markets. In addition, we are developing for these markets regenerative fuel cell systems that are designed both to generate electricity and produce hydrogen fuel from water and store it for later use in powering the fuel cell. We have not yet begun to manufacture commercial fuel cell systems in significant quantities.


                MARKET OPPORTUNITIES FOR OUR FUEL CELL PRODUCTS


     Automotive companies, fuel cell developers, component suppliers and others are currently spending significant amounts of capital developing their own fuel cell programs, though commercial markets for PEM fuel cell systems and products are still emerging. We believe that test stations will be essential elements of many of these development programs and that our subsystems and components will have broad applications in manufacturing processes if and when commercial markets develop.



     Trends that we expect will influence the penetration of PEM fuel cells into commercial markets include:



     - Increasing demand for higher quality and more reliable power, which is partially attributable to the proliferation of computers, the Internet, communication networks and advanced electronics devices;

     - Deregulation in the energy industry, which is likely to expand the market for alternative power technologies;

     - Operational efficiencies and other advantages of fuel cells over traditional power technologies; and

     - Environmental concerns regarding conventional power technologies, including combustion-based power generation and lead-acid batteries.

     We are principally targeting our products at the transportation, stationary and portable power markets:

     - TRANSPORTATION: We believe that the opportunities in this market include the supply of test stations, balance of plant and fuel cell systems for utility vehicles such as underground mining vehicles and forklift trucks, and retooling of machinery for vehicle production.

     - STATIONARY: We believe that the opportunities in this market include the supply of test stations and fuel cell systems for commercial markets, including primary power generators for buildings, factories and hospitals and backup power generators for computers, Internet service providers, communications networks and commercial facilities.


     - PORTABLE: We believe that the opportunities in this market include the supply of test stations and fuel cell systems for portable power generation, scientific and environmental monitoring, remote and extreme weather power generation, control instrumentation at remote sites, auxiliary power, portable electronic devices such as laptop computers and cellular telephones, and other specialty applications.


                             OUR BUSINESS STRATEGY


     We have implemented the following business strategy to further our goal of being a leading designer and provider of commercial test stations and PEM fuel cell systems.



     INITIALLY TARGET NEAR TERM MARKET OPPORTUNITIES. In order to develop early commercial markets for our test stations and fuel cell system technology, we are initially focusing on customers that presently have substantial testing and diagnostic requirements, such as General Motors Corporation, or those that have a need for remote location or extreme weather power sources.



     EXPAND INTO BROADER MARKETS. Over the longer term, our principal strategy is to develop our proprietary fuel cell technology for the transportation, stationary and portable markets and to expand our remote location power technology into broader commercial markets.


     ESTABLISH KEY CUSTOMER AND STRATEGIC RELATIONSHIPS. We seek to establish customer-focused, service-oriented relationships with key customers and manufacturing, marketing and distribution alliances with potential strategic partners.


     DEVELOP AND EXPLOIT OUR TECHNOLOGY ACROSS OUR TARGET MARKETS. We intend to continue to develop and exploit our technology, knowledge and expertise across our three principal target markets.


     FOCUS ON OVERALL SYSTEM DESIGN, COMPONENT AND SUBSYSTEM INTEGRATION, FINAL ASSEMBLY AND QUALITY CONTROL. We believe that our balance of plant expertise provides us with a significant technological advantage over most of our competitors in the design, assembly and integration of PEM fuel cell systems.

     DEVELOP AND ACQUIRE COMPLEMENTARY TECHNOLOGIES. We believe that developing and acquiring complementary technologies can accelerate our market penetration.
                            ------------------------

     We are incorporated under the laws of Canada. Our principal executive offices are located at 100 Caster Avenue, Woodbridge, Ontario, Canada L4L 5Y9, and our telephone number is (905) 851-8866.
                            ------------------------

                                  THE OFFERING


Common shares offered................................  7,000,000 common shares
Common shares to be outstanding after this
  offering...........................................  35,532,000 common shares
Use of proceeds......................................  For research and product development, capital expenditures, sales and marketing expenses,
                                                       potential acquisitions and investments and
                                                       general corporate purposes. See "Use of
                                                       Proceeds."
Proposed Nasdaq National Market symbol...............  HYGS
Proposed Toronto Stock Exchange symbol...............  HYG



     The information set forth above is based on common shares outstanding as of June 30, 2000 and excludes the following:



     - outstanding options as of the date of this prospectus to purchase 3,815,700 common shares under our stock option plan at a weighted average exercise price of $0.548 per share; and



     - common shares issued upon the exercise of stock options after June 30, 2000.

                            ------------------------

     Unless we state otherwise, the information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option;


     - gives effect to a 0.9375 for one share consolidation of our common shares effected on January 21, 2000;



     - gives effect to the conversion of 750,000 Series A preferred shares and 510,500 Series B preferred shares into an aggregate of 8,823,500 common shares, which will occur automatically upon the closing of this offering; and



     - gives effect to a seven-for-one share split of our common shares to be effected prior to the completion of this offering.

                             SUMMARY FINANCIAL DATA


     Our financial statements are prepared in accordance with Canadian generally accepted accounting principles. These principles conform in all material respects with U.S. generally accepted accounting principles except as disclosed in note 16 of our financial statements for the years ended December 31, 1999 and 1998 and note 7 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. You should read the following summary financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus.



                                                                                SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Canadian GAAP:
Revenues........................  $        97   $       665   $     2,674   $       774   $     4,459
Gross profit....................           25           250           569           196         1,537
Income (loss) from operations...            3           113          (145)         (136)          459
Net income (loss)...............  $        (1)  $        99   $      (209)  $      (148)  $        83
                                  ===========   ===========   ===========   ===========   ===========
Basic and fully diluted earnings
  (loss) per share..............  $     (0.00)  $      0.01   $     (0.01)  $     (0.01)  $      0.00
                                  ===========   ===========   ===========   ===========   ===========
Shares used in computing basic
  and fully diluted earnings
  (loss) per share..............   19,687,500    19,687,500    19,687,500    19,687,500    19,689,243
Pro forma earnings (loss) per
  share.........................                              $     (0.01)                $      0.00
                                                              ===========                 ===========
U.S. GAAP:
Revenues........................                $       647   $     2,598   $       749   $     4,459
                                                ===========   ===========   ===========   ===========
Net income (loss)...............                $        96   $      (165)  $      (108)  $    (1,718)
                                                ===========   ===========   ===========   ===========
Basic and fully diluted earnings
  (loss) per share..............                $      0.00   $     (0.01)  $     (0.01)  $     (0.09)
                                                ===========   ===========   ===========   ===========
Pro forma earnings (loss) per
  share.........................                              $     (0.01)                $     (0.06)
                                                              ===========                 ===========



     Pro forma earnings (loss) per share has been computed assuming the conversion of 750,000 Series A preferred shares and 510,500 Series B preferred shares, as of the beginning of the periods presented or at the date of issuance if later, into an aggregate of 8,823,500 common shares, which will occur automatically upon the closing of this offering. Although the Canadian dollar is our functional currency, we have adopted the U.S. dollar as our reporting currency. See note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.

                                                                     AS OF JUNE 30, 2000
                                                             -----------------------------------
                                                                                    PRO FORMA AS
                                                             ACTUAL    PRO FORMA      ADJUSTED
                                                             ------    ---------    ------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Canadian GAAP:
Cash and cash equivalents..................................  $2,192     $2,192
Working capital............................................   4,192      4,192
Total assets...............................................   6,808      6,808
Total shareholders' equity.................................     561      4,615

U.S. GAAP:
Total assets...............................................   6,808      6,808
Total shareholders' equity (deficiency)....................      70      4,615



     The pro forma financial information in the table above gives effect as of June 30, 2000 to the conversion of 750,000 Series A preferred shares and 510,500 Series B preferred shares into 8,823,500 common shares which will occur automatically upon the closing of this offering. The pro forma as adjusted numbers in the table above are adjusted to give effect to the conversion of preferred shares into common shares as described in the previous sentence and in addition, to give effect to our receipt of the net proceeds from the sale of 7,000,000 common shares offered by us in this offering at the estimated initial public offering price of $11.00 per share after deducting the underwriting
commissions and estimated offering expenses of           payable by us. See "Use
of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before purchasing our common shares. If any of the following risks occur, our business, operating results and financial condition could be materially adversely affected, the trading price of our common shares could decline and you may lose all or part of your investment.

                      RISK FACTORS RELATED TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY, SO IT MAY BE DIFFICULT FOR YOU TO ASSESS OUR BUSINESS AND FUTURE PROSPECTS.


     We commenced operations of our fuel cell business in 1995 and since that time have been engaged principally in research and development relating to fuel cell systems and the manufacture and sale of fuel cell testing equipment. Accordingly, there is only a limited basis upon which you can evaluate our business, performance to date and prospects. Part of our long-term strategy is to sell fuel cell systems and subsystems primarily into the transportation, stationary and portable power markets. We have not yet begun to manufacture commercial fuel cell products for any of these markets in significant quantities. In light of the foregoing, you should not rely on our historical results of operations as indications of future performance.


OUR FUEL CELL BUSINESS IS AT THE DEVELOPMENT STAGE AND OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DESIGN, DEVELOP AND MANUFACTURE NEW PRODUCTS WHICH IS UNCERTAIN.


     We have only been engaged in our fuel cell business for a short period of time and are still in the developmental stage. You should consider the challenges, expenses and difficulties that we will face as a developing company seeking to design, develop and manufacture new products in each of our proposed markets. The uncertainty of our future performance and the uncertainties of our operating in new and expanding markets increase the risk that the value of your investment will decline.


BECAUSE WE EXPECT TO CONTINUE TO INCUR NET LOSSES, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY AND THE PRICE OF OUR COMMON SHARES MAY DECLINE.



     We have a shareholders' equity of approximately $70,000 as of June 30, 2000, as determined in accordance with U.S. generally accepted accounting principals, and we may never sustain profitability. Our current business strategy is to expand significantly our development and manufacture of PEM fuel cell products and to market these products in the transportation, stationary and portable markets. In so doing, we will incur significant expenditures for research and development, expansion of our manufacturing capabilities, general administrative and sales and marketing expenses. As a result of these increased costs, we will need to generate significantly higher revenues to achieve and sustain profitability. Since we began conducting our fuel cell business in 1995, we have generated approximately $8.0 million in revenues through June 30, 2000. We anticipate a net loss for the year 2000 and we may continue to incur losses beyond 2000. Accordingly, our ability to operate our business and implement our business strategy may be hampered and the value of our common shares may decline.



WE MAY NEVER COMPLETE THE DEVELOPMENT OF COMMERCIALLY VIABLE FUEL CELL PRODUCTS AND IF WE FAIL TO DO SO, WE WILL NOT BE ABLE TO MEET OUR BUSINESS AND GROWTH OBJECTIVES.


     We do not know when or whether we will successfully complete research and development of commercially viable fuel cell products for any of our target markets. Our future success depends on our ability to develop and sell fuel cell products. We must develop or acquire access to substantial technological advances to be incorporated into our products, particularly in the areas of fuel processing and systems integration, before we will be able to produce commercially viable products other than fuel cell testing stations. We will be unable to meet our business and growth objectives if we do not produce these other products.


WE MUST LOWER THE COST OF OUR FUEL CELL PRODUCTS AND DEMONSTRATE THEIR RELIABILITY OR WE WILL NOT GENERATE SUFFICIENT REVENUES TO ACHIEVE OR MAINTAIN PROFITABILITY.



     Fuel cells currently cost significantly more than many established competing technologies, such as internal combustion engines and batteries. The price of fuel cell products is dependent largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product we produce using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. If we are unable to produce fuel cell products that are comparable to competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy our fuel cell products. Accordingly, we would not be able to generate sufficient revenues to achieve or maintain profitability.



WE CURRENTLY DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT MAJORITY OF OUR REVENUES AND A DECREASE IN REVENUE FROM THESE CUSTOMERS COULD MATERIALLY REDUCE OUR REVENUES AND EARNINGS.



     To date, a small number of customers has accounted for a significant majority of our revenues and will continue to do so for the foreseeable future. For the year ended December 31, 1999, our three largest customers accounted for approximately 80% of our revenues. For the year ended December 31, 1998, these customers accounted for approximately 83% of our revenues. If we lose any of these customers and do not attract additional customers, we may not generate sufficient revenues to offset this loss of revenues and our financial results will be materially adversely affected. In addition, if a significant customer fails to pay amounts it owes us, or does not pay those amounts on time, our revenues and earnings could be materially adversely affected.


WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL TO PURSUE OUR COMMERCIALIZATION PLANS AND MAY BE FORCED TO DISCONTINUE PRODUCT DEVELOPMENT, REDUCE OUR SALES AND MARKETING EFFORTS OR FOREGO ATTRACTIVE BUSINESS OPPORTUNITIES.

     We may not have sufficient capital to fund our operations and we may not be able to raise additional capital. Either of these outcomes could adversely affect our ability to respond to competitive pressures or prevent us from conducting all or a portion of our planned operations. We expect that the net proceeds from this offering and cash on hand will be sufficient to meet our working capital and capital expenditure needs for the next 24 months. After that, we may need to raise additional funds through financing which may not be available on acceptable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. The development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities. If we issue additional equity securities in order to raise funds, your ownership percentage of our company will be reduced.


OUR ABILITY TO COMPETE EFFECTIVELY IN THE TRANSPORTATION AND STATIONARY POWER MARKETS MAY SUFFER BECAUSE WE CURRENTLY DO NOT HAVE A SIGNIFICANT STRATEGIC PARTNER.


     One of our leading competitors in the market for transportation-related fuel cells has a well-established relationship with two leading automobile manufacturers, which is a significant competitive advantage because it provides this competitor with preferred access to broad market opportunities. Similarly, competitors in the stationary power market have strategic relationships with leading suppliers of power generation technology and electric utilities. We do not currently have any similar strategic relationships and, if similar relationships do not develop, we may not have access to similar broad market opportunities. Furthermore, due to the developing nature of our industry, forming alliances and gaining membership in industry consortiums may become important to our success. If we are unable to form such alliances or gain membership to any industry consortiums of which our competitors are members, our access to broad market opportunities may be similarly impeded.


WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE COULD EXPERIENCE A LOSS OF MARKET SHARE AND REDUCED GROSS MARGINS FOR OUR EXISTING PRODUCTS AND A FAILURE TO ACHIEVE ACCEPTANCE OF OUR PROPOSED PRODUCTS.



     Our products currently face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products or proposed products uncompetitive or obsolete. Other companies, many of which have substantially greater resources than we, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, our products and technologies. They also may be better able to market, promote and advertise their products. To the extent that they already have name recognition, their products may enjoy greater initial market acceptance among our potential customers. We also expect that several of these competitors will be able to deliver competing products to the market before we will. To the extent that any one of our competitors does so, it could limit our ability to gain market share or market acceptance for our products, which could harm our revenues and impair our ability to expand our business. These competitors may also be better able than we to adapt quickly to customers' changing demands and to changes in technology.



     A number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere possess fuel cell technology and are actively engaged in the development and manufacture of fuel cells and fuel cell products. Each of these competitors has the potential to capture market share in various markets.


     As the fuel cell has the potential to replace existing power sources, competition for our products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies, including other types of fuel cells. Each of our target markets is currently served by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted technologies such as internal combustion engines and turbines as well as coal, oil and nuclear powered generators. Additionally, there are competitors working on developing technologies including other types of fuel cells and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines which may compete for our target customers.

     We also face competition in the market for our fuel cell test stations. In addition to a number of companies that currently manufacture fuel cell test stations, most large fuel cell developers and original equipment manufacturers have some degree of internal test station development. Any of these companies may compete with us for customers.


     If we are unable to compete successfully, we could experience a loss of market share and reduced gross margins for our existing products and a failure to achieve acceptance of our proposed products.



WE HAVE NO EXPERIENCE MANUFACTURING FUEL CELL PRODUCTS ON A LARGE SCALE BASIS, AND IF WE DO NOT DEVELOP ADEQUATE MANUFACTURING PROCESSES AND CAPABILITIES, WE WILL BE UNABLE TO ACHIEVE OUR GROWTH AND PROFITABILITY OBJECTIVES.



     To date, we have focused primarily on research and development and have no experience manufacturing fuel cell products on a large scale basis. In order to produce fuel cell products at affordable prices we will have to manufacture a large volume of fuel cell products. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers and the market. Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives.

DEMONSTRATION MODELS OF CERTAIN OF OUR PRODUCTS MAY NOT MEET PERFORMANCE EXPECTATIONS IN FIELD TESTS WHICH COULD NEGATIVELY AFFECT OUR CUSTOMER RELATIONSHIPS AND INCREASE OUR MANUFACTURING COSTS.



     We regularly field test our products and we plan to conduct additional field tests in the future. Any failures or delays in our field tests could harm our competitive position and impair our ability to sell our products. Our field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly, operator error and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, will involve delays and modifications, as well as third party involvement. Any problem or perceived problem with our field tests, whether originating from our technology, from our design, or from third parties, could hurt our reputation and the reputation of our products and limit our sales. In the first phase of field testing two of our HyTEF units in Antarctica during the first quarter of 2000, one of the two units failed after having operated for some time. We have agreed to pay the costs of replacing this unit. The remote location of the second unit makes it currently impossible to assess its functionality. Such failures with our field tests may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales, and to develop further our technology to account for more failures than anticipated prior to the field tests.



WE ARE DEPENDENT ON THIRD PARTY SUPPLIERS FOR KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS. IF THESE SUPPLIERS BECOME UNABLE OR UNWILLING TO PROVIDE US WITH SUFFICIENT MATERIALS AND COMPONENTS ON A TIMELY AND COST-EFFECTIVE BASIS, WE MAY BE UNABLE TO MANUFACTURE OUR PRODUCTS COST-EFFECTIVELY OR AT ALL, AND OUR REVENUES AND GROSS MARGINS WOULD SUFFER.


     We rely upon third party suppliers to provide materials and components for our fuel cell products. A supplier's failure to provide materials or components in a timely manner, or to provide materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, would harm our ability to manufacture our fuel cell products. To the extent that we are unable to develop and patent our own technology and manufacturing processes, and to the extent that the processes which our suppliers use to manufacture the materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cell products or could raise our cost of producing fuel cell products to a level where it would no longer be profitable to produce such products.


IF WE ARE UNABLE TO EXPAND OUR MANUFACTURING CAPACITY IN A TIMELY MANNER, OR IF WE DO NOT ACCURATELY PROJECT DEMAND, WE WILL HAVE EXCESS CAPACITY OR INSUFFICIENT CAPACITY, WHICH WILL SERIOUSLY HARM OUR REVENUES OR GROSS MARGINS.



     We currently have only limited production facilities that are not capable of producing fuel cell products on a large-scale basis. We intend to move to a new facility in the near future in order to meet our production goals. If our business grows more quickly than we anticipate, our new manufacturing facility will quickly become inadequate and we may need to seek out new or additional space at considerable cost to us. If our business does not grow as quickly as we expect, our new manufacturing facility would in part represent excess capacity for which we may not recover the cost; in that circumstance, our revenues may be inadequate to support our committed costs and our planned growth, and our gross margins and business strategy would suffer. If we encounter delays in moving to our new manufacturing facility, in obtaining and installing the necessary equipment or in hiring and training personnel to commence manufacturing on a large scale basis, we will not be able to fill customer orders or profitably manufacture our various fuel cell products and as a result, our revenues will be reduced.


WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE EXPANSION OF OUR OPERATIONS.

     The location, equipping and establishment of manufacturing operations at our new facility will place significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems and our financial and management information systems as well as retaining, motivating and effectively managing our employees. There can be no assurance that our management skills and systems currently in place will enable us to implement our strategy or enable us to attract and retain skilled management and production personnel. Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.



WE COULD BE LIABLE FOR ENVIRONMENTAL COSTS AND DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT AND FUTURE MANUFACTURING OPERATIONS, AND THESE COSTS AND DAMAGES WOULD REDUCE OUR NET INCOME.



     Our business is subject to numerous U.S. and Canadian laws, regulations and policies relating to the protection of the environment. These requirements, and enforcement of these requirements, may become more stringent in the future. As we have not performed any environmental audits on our current facilities, we cannot assure you that we have been, or will be at all times, in compliance with these requirements, and we may be required to make significant unanticipated capital and operating expenditures in connection with these requirements. Non-compliance could subject us to material liabilities, such as government fines and penalties, revocation of operating permits, third party lawsuits or the suspension of operations. Our business, which includes the use and storage of hazardous substances, exposes us to the risk of harmful substances escaping into the environment, which may result in personal injury or loss of life, damage to or contamination of the environment, and natural resource damages. In addition, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental liabilities, and in some instances, we may not be reimbursed at all.



OUR PRODUCT REVENUES WILL NOT GROW WITHOUT SUCCESSFUL MARKETING AND SALES EFFORTS OF THIRD PARTIES THAT WE DO NOT CONTROL.



     To be commercially useful, some of our fuel cell products must be integrated into products manufactured by other manufacturers. Our success in growing our revenues and achieving profitability is therefore dependent in part upon the successful marketing and sales efforts of third parties and upon their designing and engineering their products to be compatible with our own. Our success also depends upon our ability to make our products compatible with the products of these manufacturers. We cannot assure you that these manufacturers will manufacture appropriate products or, if they do, that they will choose to use our fuel cell products. Any integration, design, manufacturing or marketing problems encountered by these manufacturers could adversely affect our future revenues.



OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE.


     We expect our revenues and operating results to vary significantly from quarter to quarter. These quarterly fluctuations in our operating performance result from the length of time between our first contact with a business customer and the first receipt of revenue from sales to that customer. Our products are highly-engineered and expensive to produce and many are still in development stages; therefore, the length of time between approaching a customer and delivering our products to that customer can span quarterly periods. Further, we generally recognize revenues on a percentage-of-completion basis. Under this accounting method, revenues are recognized on a pro rata basis in relation to contract costs incurred. As costs may vary significantly from quarter to quarter depending on the stage of development of the project, quarter to quarter comparisons of our revenues and operating results may not be meaningful.

     In addition, due to our early stage of development, we cannot predict our future revenues or results of operations accurately. Our management does not have experience running a public company, and in one or more future quarters our operating results could fall below the expectations of securities analysts and investors. If this happens, the trading price of our common shares could be materially adversely affected.

EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR GROSS MARGINS.



     Exchange rate fluctuations may cause fluctuations in our quarterly results. We transact business internationally in multiple currencies. In particular, a significant portion of our cost of revenues consists of materials purchased in U.S. dollars, which is only partially offset by revenues generated in U.S. dollars. We do not currently engage in any hedging transactions related to our exchange rate risk. Accordingly, gains and losses on the conversion of foreign payments may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced revenue and gross margins from our international sales.


WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD DISRUPT OUR BUSINESS AND DILUTE YOUR HOLDINGS IN US.

     We may acquire technologies or companies in the future. Entering into an acquisition entails many risks, any of which could materially harm our business, including:

     - diversion of management's attention from other business concerns;

     - failure to effectively assimilate the acquired technology, employees or other assets of the company into our business;

     - the loss of key employees from either our current business or the acquired business; and

     - assumption of significant liabilities of the acquired company.


     To date, we have not completed any acquisitions, and we may not be able to do so in an effective manner. In addition, your holdings in our company will be diluted if we issue equity securities in connection with an acquisition.


WE WILL NEED TO RECRUIT, TRAIN AND RETAIN KEY MANAGEMENT AND OTHER QUALIFIED PERSONNEL TO SUCCESSFULLY EXPAND OUR BUSINESS.

     Our future success will depend in large part on our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel. If we do not attract and retain such personnel, we may not be able to expand our business. Competition for qualified personnel is intense in our industry. In the past we have experienced difficulty in recruiting qualified personnel that meet our standards, and we expect to experience continued difficulties in recruiting similar personnel. We are in a new market and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers demand. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining sufficient personnel. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

     Our success also depends upon the continuing contribution of our key management, research, product development, engineering, marketing and manufacturing personnel, many of whom would be difficult to replace. We do not currently have employment agreements with some key employees.

     In addition, a significant element in our plan to attract and retain qualified personnel is the issuance to such persons of options to purchase our common shares. Accordingly, to the extent that we are required to issue significant numbers of options to our employees, and such options are exercised, you could experience substantial dilution.

WE DEPEND ON INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.


     Failure to protect our existing intellectual property rights may reduce our ability to prevent others from using our technology. We rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property. Most of our intellectual property is currently not covered by any patent or patent application, and some of our most important products, including our FCATS products, are currently not protected by any patents or patent applications. Our patent protection is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

     - any of the U.S., Canadian or other patents owned by us or third party patents that are licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

     - any of our pending or future patent applications will be issued with the breadth of protection sought by us, if issued at all.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for or unenforceable in certain foreign countries.


     We also seek to protect our proprietary intellectual property through contracts, including, when possible, confidentiality agreements and inventors' rights agreements with our customers and employees. We cannot assure you that the parties that enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for intellectual property we use at present could cause us to incur substantial liabilities and to suspend the manufacture, shipment of products or our use of processes which exploit such intellectual property.


OUR POTENTIAL INVOLVEMENT IN INTELLECTUAL PROPERTY LITIGATION COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. Our ability to establish and maintain such a competitive position may be achieved in part by prosecuting claims against others who we believe are infringing our rights and by defending claims brought by others who believe we are infringing their rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the sales of any products involved or the use or licensing of related intellectual property, and divert the efforts of our valuable technical and management personnel from their principal responsibilities, whether or not such litigation is resolved in our favor. If we are found to infringe the intellectual property rights of others in such litigation, we may, among other things, be required to:

     - pay substantial damages;

     - cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

     - expend significant resources to develop or acquire non-infringing intellectual property;

     - discontinue processes incorporating infringing technology; or

     - obtain licenses to the intellectual property which we are found to be infringing.

     We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

THE COMPONENTS OF OUR FUEL CELL PRODUCTS MAY CONTAIN DEFECTS OR ERRORS WHICH COULD NEGATIVELY AFFECT OUR CUSTOMER RELATIONSHIPS AND INCREASE OUR MANUFACTURING COSTS.


     Our fuel cell products are complex and must meet the stringent technical requirements of our customers. The software and other components used in our fuel cell products may contain undetected errors or defects, especially when first introduced. Furthermore, these components may contain errors or defects after delivery to customers has begun, which could result in the failure of our fuel cell products to perform, damage to our reputation, delayed or lost revenue, diverted development resources and increased development, service and warranty costs.


OUR EARNINGS AS DETERMINED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR GAAP, WILL BE REDUCED, OR OUR LOSSES WILL BE INCREASED, BY CHARGES ASSOCIATED WITH OUR ISSUANCES OF OPTIONS. THESE CHARGES MAY INCREASE IN THE FUTURE AND COULD DEPRESS THE MARKET PRICE FOR OUR COMMON SHARES.



     As of June 30, 2000, we had outstanding options to purchase 3,768,800 of our common shares which were granted to our employees and non-employee directors, including options to purchase 1,394,533 shares which were granted during 1999. Some of these options were granted with exercise prices lower than the deemed fair value, for U.S. financial reporting purposes, of our common shares at the dates of grant. Our financial statements are prepared in accordance with Canadian GAAP and as such include no expense for stock-based compensation. If our financial statements were prepared in accordance with U.S. GAAP, in connection with the granting of these options, we would be required to record stock-based compensation over the vesting period of the applicable options, generally four years in the case of options granted to employees and non-employee directors. These types of charges may increase in the future and could depress the market price for our common shares.



                 RISK FACTORS RELATED TO THE FUEL CELL INDUSTRY



SIGNIFICANT MARKETS FOR FUEL CELL PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE, WHICH WOULD ADVERSELY AFFECT OUR REVENUE GROWTH.


     Significant markets may never develop for fuel cell products, or may develop more slowly than we anticipate. If significant markets fail to develop or develop more slowly than we anticipate, we may be unable to recover the losses we expect to incur in the development of our products and we may never achieve profitability. Any delay in, or failure of, the development of significant markets for fuel cell products would significantly harm our revenues and could cause our business to fail, in which case you could lose all or part of your investment in us. Fuel cell products represent an emerging market, and we do not know whether end-users will want to use them. The development of a significant market for fuel cell products may be affected by many factors, some of which are out of our control, including:

     - the emergence of newer, more competitive technologies and products;

     - the future cost of hydrogen and other fuels used by our systems;

     - the future cost of membrane electrode assemblies used in our fuel cell systems;

     - the future cost of platinum, a key component of our fuel cell systems;

     - regulatory requirements;

     - manufacturing and supply costs for fuel cell components and systems;

     - consumer perceptions of the safety of our products;

     - consumer reluctance to try a new product; and

     - the continued development and improvement of existing power technologies.

THE FUELS ON WHICH OUR FUEL CELL PRODUCTS RELY MAY NOT BE READILY AVAILABLE ON A COST-EFFECTIVE BASIS.

     If our customers are not able to obtain the fuels they will need to run our products on a cost-effective basis, we may be unable to compete with traditional power sources and our revenues and results of operations would be materially adversely affected. Our fuel cell products require oxygen and hydrogen to operate. While ambient air typically can supply the necessary oxygen, our fuel cells derive hydrogen from fuels such as natural gas, propane, methanol and other petroleum products. Even if these fuels are available to us, if their prices are such that electricity produced by our systems would cost more than electricity provided through other means, we will be unable to compete successfully.


OUR PRODUCTS USE FLAMMABLE FUELS WHICH ARE INHERENTLY DANGEROUS SUBSTANCES AND COULD SUBJECT US TO PRODUCT LIABILITIES.


     Fuel cell products use dangerous substances. Our results of operations could be materially harmed by any accidents involving either our products or those of other fuel cell manufacturers, either because we could face claims for damages or because demand for fuel cells and fuel cell products could suffer and our sales could decline. Our fuel cell products use hydrogen which is typically generated from gaseous and liquid fuels, such as propane, natural gas or methanol in a process known as reforming. While our fuel cell products do not use these fuels in a combustion process, natural gas, propane and other hydrocarbons are flammable fuels that could leak and then combust if ignited by another source. Since our products have not yet gained widespread market acceptance, any accidents involving our systems or those of other fuel cell products could materially impede acceptance of our products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage.

CHANGES IN GOVERNMENT POLICIES AND REGULATIONS COULD HURT THE MARKET FOR OUR PRODUCTS.


     It is likely that we will encounter industry-specific government regulations in the future in certain of the jurisdictions and markets in which we operate. Regulatory approvals or permits may be required for the design, installation and possibly operation of stationary fuel cell systems under federal, state and provincial regulations governing electric utilities, and mobile fuel cell systems under federal, state and provincial emissions regulations affecting automobile manufacturers. To the extent that there are delays in gaining regulatory approval, our development and growth may be constrained. Furthermore, the inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for fuel cell products and, therefore, harm our business.


     Our principal target markets for our fuel cell products are the transportation, stationary and portable markets, and our business will suffer if environmental policies change and no longer encourage the development and growth of these markets. The interest by automobile manufacturers in fuel cell technology has been driven in large part by environmental laws and regulations mainly in California and, to a lesser extent, in New York, Massachusetts and Maine. There can be no guarantee that these laws and regulations will not change. For example, California delayed implementation of its zero emission vehicle mandate from 1998 to 2003 after a study determined that existing battery technology provided inadequate performance to meet consumer needs. Changes in these laws and regulations could result in automobile manufacturers abandoning their interest in fuel cell powered vehicles. In addition, if current laws and regulations in these states are not kept in force or if further environmental laws and regulations are not adopted in these jurisdictions as well as in other jurisdictions, demand for vehicular fuel cells may be limited.

     The market for stationary and portable energy-related products is influenced by federal and state governmental regulations and policies concerning the electric utility industry. Changes in regulatory standards or public policy could deter further investment in the research and development of alternative energy sources, including fuel cells and fuel cell products, and could result in a significant reduction in the potential market demand for our products. We cannot predict how the deregulation and restructuring of the industry will affect the market for stationary and portable fuel cell systems.

     Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot assure you that governments will not change their priorities or that any such change would not materially affect our revenues and business. If governments change their laws and regulations such that the development of alternative energy sources is no longer required or encouraged, the demand for alternative energy sources such as our fuel cell products may be significantly reduced or delayed and our sales would decline.

ZERO EMISSION VEHICLE REQUIREMENTS CAN BE MET WITHOUT USING FUEL CELLS.

     It is possible to meet the zero emission vehicle requirements imposed by California, New York, Massachusetts and Maine by using technologies other than fuel cells. For example, vehicles powered by batteries can receive full credit and vehicles powered by certain low emission internal combustion engines and hybrid internal combustion/battery engines can receive partial credit toward the zero emission vehicle requirement. We can offer no assurance that automobile manufacturers will use fuel cells in their vehicles to meet regulatory requirements. Their failure to do so could have a material adverse effect on our business and financial results and would significantly impair our ability to expand our business.

                     RISK FACTORS RELATED TO THIS OFFERING


YOUR TAX LIABILITY MAY INCREASE IF WE ARE TREATED AS A PASSIVE FOREIGN INVESTMENT COMPANY AND UNITED STATES HOLDERS OF OUR COMMON SHARES WILL BE RESPONSIBLE FOR DETERMINING WHETHER WE ARE A PASSIVE FOREIGN INVESTMENT COMPANY.



     If at any time we qualify as a passive foreign investment company under U.S. tax laws, you may be subject to adverse tax consequences. We could be a passive foreign investment company if 75% or more of our gross income in any year is considered passive income for U.S. tax purposes. For this purpose, passive income generally includes interest, dividends, some types of rents and royalties, and gains from the sale of assets that produce these types of income. In addition, we could be classified as a passive foreign investment company if the average percentage of our assets during any year that produced passive income, or that were held to produce passive income, is at least 50%. If we are classified as a passive foreign investment company, and if you sell any of our common shares or receive some types of distributions from us, you may have to pay taxes that are higher than if we were not considered a passive foreign investment company. It is impossible to predict how much your taxes would increase, if at all, because these taxes depend upon the number of common shares sold by you and the price at which they are sold, or the amount of a distribution from us, as well as upon the marginal rate at which you would be taxed for the sale or distribution.



     Based on our current and projected income, and our estimates as to the market value of the common shares when issued, we do not expect to be a passive foreign investment company for U.S. federal income tax purposes. However, since the determination of whether we are a passive foreign investment company is based on the composition of our income and assets from time to time, and since the market value of our common shares is likely to fluctuate after the offering, there can be no assurance that we will not be considered a passive foreign investment company for any fiscal year. If you are a U.S. investor and we are a passive foreign investment company at the time that you own common shares, you will be subject to special U.S. federal income tax rules that may have negative consequences and will require annual reporting. United States holders will be responsible for determining whether we are a passive foreign investment company each year for purposes of applying the passive foreign investment company act rules. See "Income Tax Consequences -- U.S. Federal Income Tax
Considerations -- Passive Foreign Investment Companies."

A LIMITED NUMBER OF SHAREHOLDERS WILL COLLECTIVELY CONTINUE TO OWN A MAJORITY OF OUR COMMON SHARES AFTER THIS OFFERING AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER SHAREHOLDERS.

     Immediately after this offering, our principal shareholders, including entities affiliated with members of our management team, will own more than
     % of our outstanding common shares. Accordingly, these shareholders may, if they act together, exercise significant influence over all matters requiring shareholder approval, including the election of a majority of the directors and the determination of significant corporate actions after this offering. This concentration could also have the effect of delaying or preventing a change in control that could be otherwise beneficial to our shareholders.


OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE AN UNLIMITED NUMBER OF COMMON AND PREFERRED SHARES AND SIGNIFICANT ISSUANCES OF COMMON OR PREFERRED SHARES COULD DILUTE YOUR SHARE OWNERSHIP, DETER OR DELAY A TAKEOVER OF US THAT YOU MAY CONSIDER BENEFICIAL OR DEPRESS THE TRADING PRICE OF OUR COMMON SHARES.



     Our articles of incorporation permit us to issue an unlimited number of common and preferred shares. If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares. Such future issuances could be at prices less than you paid for your common shares. If we were to issue a significant number of common or preferred shares, these issuances could also deter or delay an attempted takeover of us that you may consider beneficial, particularly in the event that we issue preferred shares with special voting or dividend rights. While the rules of The Nasdaq Stock Market and the Toronto Stock Exchange would require us in certain circumstances to obtain shareholder approval of significant issuances, we would not be subject to these requirements if we ceased, voluntarily or otherwise, to be listed on The Nasdaq Stock Market and The Toronto Stock Exchange. Significant issuances of our common or preferred shares, or the perception that such issuances may occur, could cause the trading price of our common shares to drop.


U.S. INVESTORS MAY NOT BE ABLE TO ENFORCE THEIR CIVIL LIABILITIES AGAINST US OR OUR DIRECTORS, CONTROLLING PERSONS AND OFFICERS.

     We are organized under the laws of Canada. All of our directors, controlling persons and officers, as well as some of the experts named in this prospectus, are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside of the United States. As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, you should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or other laws of the United States.


FUTURE SALES OF COMMON SHARES BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR SHARE PRICE TO FALL AND REDUCE THE VALUE OF YOUR INVESTMENT.



     If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall. The perception among investors that these sales will occur could also produce this effect. After this offering, based upon the number of common shares outstanding as of June 30, 2000 and giving effect to the conversion of all of our preferred shares into common shares, we will have 35,532,000 common shares outstanding. All of the common shares we will issue in this offering will generally be immediately available for resale in the public markets, other than shares purchased by our affiliates. In accordance with applicable U.S. securities laws and after giving effect to lock-up agreements executed by our directors, executive officers and certain existing shareholders, the common shares held by U.S. residents outstanding after this offering will be available for sale in the public market beginning 180 days after the date of this prospectus.

     Under applicable Canadian securities laws, all common shares, or common shares issuable upon the exercise of options to purchase common shares, held by residents of Canada, other than those acquired in this offering, may not be sold or otherwise disposed of for value except pursuant to a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until we have been a reporting issuer in good standing for at least 12 months. We will become a reporting issuer when we file this prospectus with the applicable Canadian securities regulatory authorities and when those authorities issue receipts for the prospectus. See "Shares Eligible for Future Sale."



THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR SECURITIES AND OUR SHARE PRICE MAY DECLINE AFTER THE OFFERING.


     Before this offering, there has been no public market for our common shares, and an active public market for our common shares may not develop or be sustained after this offering. If an active public market for our common shares does not develop, the liquidity of your investment may be limited, and our share price may decline below its initial public offering price. The initial public offering price will be determined by negotiations between us and the representative of the underwriters and may bear no relationship to the price that will prevail in the public market. The market price of our common shares could be subject to wide fluctuations in response to many risk factors discussed in this section.

     In recent years, the stock markets have experienced significant price and volume fluctuations, especially in the technology sector. Our common shares may also experience that volatility for reasons unrelated to our own operating performance, including:

     - performance of other companies in the fuel cell or alternative power businesses;

     - news announcements, securities analysts' reports and recommendations and other developments with respect to our industry or our competitors; and

     - changes in general economic conditions.


YOU WILL PAY MORE FOR OUR COMMON SHARES THAN YOUR PRO RATA PORTION OF OUR ASSETS IS WORTH; AS A RESULT, YOU WOULD LIKELY RECEIVE MUCH LESS THAN YOU PAID FOR YOUR SHARES IF WE LIQUIDATE OUR ASSETS AND DISTRIBUTE THE PROCEEDS.



     The initial public offering price of our common shares will significantly exceed the net tangible book value per share of our common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. If the outstanding options to purchase our common shares are exercised, you will incur additional dilution. As a result, you would likely receive much less than you paid for your shares if we liquidate our assets and distribute the proceeds.



WE WILL HAVE BROAD DISCRETION REGARDING THE USE OF PROCEEDS FROM THIS OFFERING. IF WE DO NOT USE THE PROCEEDS EFFECTIVELY TO DEVELOP AND EXPAND OUR BUSINESS, THE VALUE OF YOUR INVESTMENT COULD BE REDUCED.


     We have not identified specific uses for the proceeds from this offering. As a result, our management will have broad discretion in how we use the net proceeds from this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of the net proceeds from this offering and we may use these proceeds in ways that do not increase our operating results or market value.

                           FORWARD-LOOKING STATEMENTS

     Statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus about our future results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "seeks," "strategy," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. We are under no duty to update any of our forward-looking statements after the date of this prospectus, other than as required by law. You should not place undue reliance on forward-looking statements.


                                 EXCHANGE RATES



     As of September 8, 2000, the noon buying rate in New York City for cable transfers in Canadian dollars was Cdn.$1.00 equals U.S. $0.6765. The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated, and the exchange rates at the end of the period indicated for one Canadian dollar expressed in U.S. dollars, based on the inverse of the noon buying rate for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.



                                           YEAR ENDED DECEMBER 31,                    SIX MONTHS
                             ---------------------------------------------------    ENDED JUNE 30,
                              1995       1996       1997       1998       1999           2000
                             -------    -------    -------    -------    -------    --------------
End of period..............  $0.7323    $0.7301    $0.6999    $0.6504    $0.6925       $0.6758
Average for period.........  $0.7306    $0.7329    $0.7198    $0.6714    $0.6744       $0.6816
High for period............  $0.7527    $0.7513    $0.7467    $0.7105    $0.6925       $0.6969
Low for period.............  $0.7023    $0.7235    $0.6945    $0.6341    $0.6535       $0.6629



     All references to "$" or "U.S.$" in this prospectus refer to United States dollars and all references to "Cdn.$" refer to Canadian dollars.

                PRESENTATION OF FINANCIAL AND OTHER INFORMATION



     Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with Canadian generally accepted accounting principles, or GAAP. Canadian GAAP differs in some significant respects from U.S. GAAP and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 16 of our financial statements for the years ended December 31, 1999 and 1998 and note 7 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999, included elsewhere in this prospectus.



     Our functional currency is the Canadian dollar. Effective December 31, 1999, we adopted the U.S. dollar as our reporting currency and the financial information included in this prospectus for 1999 and prior years has been presented in U.S. dollars in accordance with a translation of convenience method using the exchange rate at December 31, 1999, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. For periods subsequent to December 31, 1999, Canadian dollar amounts have been translated into U.S. dollars using the current rate method, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.

                                USE OF PROCEEDS


     We expect to receive about $          million in net proceeds from the sale
of 7,000,000 common shares being offered by us in this offering, based on the estimated initial public offering price of $11.00 per common share. We estimate
that the net proceeds will be about $          million if the underwriters'
over-allotment option is exercised in full.


     We expect to use the net proceeds from this offering for research and product development, capital expenditures, sales and marketing expenses, and general corporate purposes. We may also use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. However, we have no present agreements or commitments with respect to any acquisition or investment. We have not yet determined the specific amount of net proceeds to be used for any of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The types of any acquisitions or investments that we may make will largely depend upon the business opportunities that we identify, if any, which we cannot predict at this time. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The table below describes our capitalization as of June 30, 2000:


     - on an actual basis;


     - on a pro forma basis to give effect to the conversion of 750,000 Series A preferred shares and 510,500 Series B preferred shares into an aggregate of 8,823,500 common shares, which will occur automatically upon the closing of this offering; and



     - on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and to the sale of 7,000,000 common shares offered by us at an assumed initial public offering price of $11.00 per common share, after deducting the estimated underwriting commission and
       estimated offering expenses of                payable by us.



                                                                    AS OF JUNE 30, 2000
                                                          ----------------------------------------
                                                                                      PRO FORMA AS
                                                          ACTUAL      PRO FORMA         ADJUSTED
                                                          ------    --------------    ------------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
Cash and cash equivalents...............................  $2,192        $2,192           $
                                                          ======        ======           ======
Debt:
  Loan payable..........................................      94            94
  Unlimited number of preferred shares authorized;
     8,823,500 shares issued and outstanding (actual);
     no shares issued and outstanding (pro forma); no
     shares issued and outstanding (pro forma as
     adjusted)..........................................  $4,054        $   --           $
                                                          ------        ------           ------
                                                           4,198            94
Shareholders' equity (deficit):
  Unlimited number of common shares authorized;
     19,687,500 shares issued and outstanding (actual);
     28,532,000 shares issued and outstanding (pro
     forma);           shares issued and outstanding
     (pro forma as adjusted)............................      25         4,645
  Other equity..........................................     566            --
  Currency translation adjustment.......................      (6)           (6)
  Deficit...............................................     (24)          (24)
                                                          ------        ------
     Total shareholders' equity (deficit)...............     561         4,615
                                                          ------        ------
          Total capitalization..........................  $4,709        $4,709           $
                                                          ======        ======           ======



     The number of common shares outstanding as of June 30, 2000 in the table above excludes the following:



     - common shares issuable upon the exercise of outstanding options as of the date of this prospectus to purchase 3,815,700 common shares under our stock option plan at a weighted average exercise price of $0.548 per share; and



     - common shares issuable upon the exercise of options granted after June 30, 2000.



     Although the Canadian dollar is our functional currency, we have adopted the U.S. dollar as our reporting currency. See note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 2000 was
          million, or           per common share. Our pro forma net tangible
book value reflects (a) the issuance of preferred shares during the first quarter of 2000 in consideration for net cash proceeds of approximately $3.7 million and (b) the automatic conversion of all outstanding preferred shares into 8,823,500 common shares upon the closing of this offering. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma total tangible assets less total liabilities by the pro forma number of common shares outstanding at that date. Dilution in net tangible book value per common share represents the difference between the assumed initial public offering price and the pro forma net tangible book value per common share immediately after the completion of this offering.



     After giving effect to the sale of the 7,000,000 common shares offered at an estimated initial public offering price of $11.00 per share and after deducting the estimated underwriting commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000, would
have been $          million, or $          per common share. This represents an
immediate increase in pro forma net tangible book value of $          per common
share to existing shareholders and an immediate dilution in net tangible book
value of $          per common share to new investors in common shares who
purchased such common shares in this offering. This amount is equal to
          % of our estimated initial public offering price of $          per
share. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per common share......              $
  Pro forma net tangible book value per common share as of
     June 30, 2000..........................................  $
  Increase in pro forma net tangible book value per common
     share attributable to new investors....................
                                                              --------
Pro forma net tangible book value per common share after
  this offering.............................................
                                                                          --------
Dilution in pro forma net tangible book value per common
  share to new investors....................................              $
                                                                          ========



     The following table sets forth, as of June 30, 2000, the difference between the number of common shares purchased, the total consideration paid and the average price per common share paid by the existing holders of our common shares and by the new investors, before deducting underwriting commissions and estimated offering expenses payable by us at the assumed initial public offering price of $11.00 per share.



                                        SHARES PURCHASED         TOTAL CONSIDERATION
                                     ----------------------    ------------------------    AVERAGE PRICE
                                       NUMBER      PERCENT        AMOUNT       PERCENT       PER SHARE
                                     ----------    --------    ------------    --------    -------------
                                                   (IN THOUSANDS, EXCEPT SHARE AMOUNT)
Existing shareholders..............  28,532,000      80.3%     $                     %
New investors......................   7,000,000      19.7       77,000,000                    $11.00
                                     ----------     -----      -----------      -----         ------
Total..............................  35,532,000     100.0%     $                100.0%        $
                                     ==========     =====      ===========      =====


     The table above excludes the following:


     - outstanding options as of the date of this prospectus to purchase 3,815,700 common shares under our stock option plan at a weighted average exercise price of $0.548 per share; and



     - common shares issued upon the exercise of stock options after June 30, 2000.



     To the extent that any common shares are issued upon the exercise of options that were outstanding as of June 30, 2000 or granted after that date, or reserved for future issuance under our stock option plan, there will be further dilution to new investors. For a more detailed discussion of our stock option plan and outstanding options to purchase common shares see "Management -- Stock Options," "Management New Stock Option Plan," "Description of Share Capital,"
note 8 of our financial statements for the years ended December 31, 1999 and 1998 and note 3 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.

                            SELECTED FINANCIAL DATA


     Our financial statements are prepared in accordance with Canadian generally accepted accounting principles. These principles conform in all material respects with U.S. generally accepted accounting principles except as disclosed in note 16 to our financial statements for the years ended December 31, 1999 and 1998, and note 7 to our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. You should read the following selected financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1997, 1998, and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, our independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP that are not included in this prospectus. The selected financial data as of June 30, 2000 and for the six month periods ended June 30, 1999 and 2000 is derived from the unaudited interim financial statements, which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods. Results for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full year.



                            PERIOD FROM
                            OCTOBER 31,
                                TO                                                                 SIX MONTHS ENDED
                           DECEMBER 31,                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                          ---------------   -------------------------------------------------   -----------------------
                               1995            1996         1997         1998         1999         1999         2000
                          ---------------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Canadian GAAP:
Revenues................    $        2      $      116   $       97   $      665   $    2,674   $      774   $    4,459
Cost of revenues........            --              52           72          415        2,105          578        2,922
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
Gross profit............             2              64           25          250          569          196        1,537
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses:
  Selling and
    marketing...........             1               4           11           38          125           31           81
  General and
    administrative......             1              13           17           51          409          235          670
  Research and
    development.........            --              41           (8)          45          162           62          304
  Depreciation of
    capital assets......            --               1            2            3           18            5           23
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
    Total operating
      expenses..........             2              59           22          137          714          333        1,078
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) from
  operations............            --               5            3          113         (145)        (136)         459
Other expenses..........            --              --            1            2           64           27          107
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before
  income taxes..........            --               5            2          111         (209)        (163)         352
Income tax expense
  (benefit).............            --               2            3           12           --          (15)         268
                            ----------      ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss).......            (0)              3           (1)          99         (209)        (148)          84
                            ==========      ==========   ==========   ==========   ==========   ==========   ==========
Basic and fully diluted
  earnings (loss)
  per share.............    $    (0.00)     $    (0.00)  $    (0.00)  $     0.01   $    (0.01)  $    (0.01)  $     0.00
                            ==========      ==========   ==========   ==========   ==========   ==========   ==========

                            PERIOD FROM
                            OCTOBER 31,
                                TO                                                                 SIX MONTHS ENDED
                           DECEMBER 31,                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                          ---------------   -------------------------------------------------   -----------------------
                               1995            1996         1997         1998         1999         1999         2000
                          ---------------   ----------   ----------   ----------   ----------   ----------   ----------
Shares used in computing
  basic and fully
  diluted earnings
  (loss)
  per share.............    19,687,500      19,687,500   19,687,500   19,687,500   19,687,500   19,687,500   19,689,243
                            ==========      ==========   ==========   ==========   ==========   ==========   ==========
Pro forma earnings
  (loss) per share......                                                           $    (0.01)               $     0.00
                                                                                   ==========                ==========
U.S. GAAP:
Revenues................                                                     647        2,598          749        4,459
                                                                      ==========   ==========   ==========   ==========
Net income (loss).......                                              $       96   $     (165)  $     (108)  $   (1,718)
                                                                      ==========   ==========   ==========   ==========
Basic and fully diluted
  earnings (loss)
  per share.............                                              $     0.00   $    (0.01)  $    (0.01)  $    (0.09)
                                                                      ==========   ==========   ==========   ==========
Pro forma earnings
  (loss) per share......                                                           $    (0.01)               $    (0.06)
                                                                                   ==========                ==========



     Pro forma earnings (loss) per share has been computed assuming the conversion as at the beginning of the periods presented, or at the date of issuance if later, of 750,000 Series A preferred shares and 510,500 Series B preferred shares to 8,823,500 common shares which will occur automatically upon the closing of this offering.



                                                    AS OF DECEMBER 31,
                                         ----------------------------------------    AS OF JUNE 30,
                                         1995    1996    1997     1998      1999          2000
                                         ----    ----    ----    ------    ------    --------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Canadian GAAP:
Cash and cash equivalents..............  $19     $16      $--    $  819    $  453        $2,192
Working capital........................   19      22      15      1,123       700         4,192
Total assets...........................   23      58      80      1,249     1,964         6,808
Total shareholders' equity.............   20      24      23        247        38           561
U.S. GAAP:
Total assets...........................                           1,177     1,339         6,808
Total shareholders' equity
  (deficiency).........................                             115       (66)           70



     Although the Canadian dollar is our functional currency, we have adopted the U.S. dollar as our reporting currency. See note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus which have been prepared in accordance with generally accepted accounting principles, or GAAP, in Canada. Differences between Canadian GAAP and GAAP in the United States are discussed in note 16 to our financial statements for the years ended December 31, 1999 and 1998 and note 7 to our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Forward Looking Statements."


OVERVIEW


     We are recognized as a leading provider of proton-exchange membrane, or PEM, fuel cell automated test stations. We are currently selling test stations to automotive companies, fuel cell developers, component suppliers and government agencies.



     Our goal is to become a leading designer and provider of commercial PEM fuel cell automated test stations and PEM fuel cell systems. However, given the current high costs of PEM fuel cells, we do not currently expect to generate material revenues from sales of products, other than fuel cell automated test stations until there are significant reductions in the costs associated with PEM fuel cell materials. We cannot currently predict if and when such cost reductions or sales will occur. We expect to incur substantial additional research and development expenditures in developing products suitable for our targeted commercial markets.


  Revenues


     We currently derive revenues primarily from the sale of fuel cell automated test stations, marketed under the trade name FCATS, to a limited number of commercial customers who use our test stations to aid in their fuel cell system and materials development efforts. However, in the future we expect to derive revenues from sales of fuel cell systems for the stationary and portable power markets for use in situations that require reliable power regardless of the environment such as in remote and extreme weather locations or for military applications. These products include a PEM fuel cell power generator for use in extreme weather conditions and a 2kW fuel cell power generator currently being developed as a power source for a military device that detects chemical and biological agents in the field. To date, we have recognized a small amount of revenue from the pre-commercial sale of these systems. Sales of pre-commercial products in our target markets are intended to test system performance, market conditions and customer preferences. This data is intended to assist our continuing product design and also to speed commercialization and acceptance of our products in our target markets.


     Our current commercial products represent a large capital investment for our customers, typically require significant direct sales and custom engineering support, and generally have long sales cycles. Due to these long sales cycles, typically at least three to four months, our revenues during any particular period are not directly comparable to revenues during other periods. We generally recognize revenues using the "percentage-of-completion" method of accounting, under which revenues are recognized on a pro rata basis in relation to contract costs incurred. As a result, the revenues we recognize in any given period depend to a significant extent on our estimate of total remaining costs to complete individual contracts.


     To date, a small number of customers has accounted for a significant majority of our revenues and will continue to do so for the foreseeable future. Our principal source of revenues from these customers has evolved from the sale of engineering services to the sale of our fuel cell automated test stations. Aggregate sales to our three largest customers accounted for approximately 80% and 83% of our revenues for the years ended December 31, 1999 and 1998, respectively.

  Cost of revenues

     Our cost of revenues consists primarily of the cost of compensation and benefits for manufacturing staff and related engineering and support staff, and materials and supplies used in the manufacturing process. We expect our cost of revenues to increase following our move to a new facility during the fourth quarter of 2000.

  Operating expenses

     Our operating expenses are primarily comprised of expenses relating to sales and marketing, general and administrative, and research and development. We expect our operating expenses to increase significantly as we continue to grow.

     Our sales and marketing expenses consist primarily of compensation and benefits for our sales and marketing personnel and related business development expenses. Due to the limited size of our market to date, our historical sales and marketing expenses have not been material.

     Our general and administrative expenses consist primarily of compensation and benefits related to our corporate staff, professional fees, and travel and facilities costs, including lease payments.

     Research and development expenses consist primarily of salaries and benefits for research and development personnel and costs of research and development equipment and materials.

     We also receive financial assistance payments from various governmental and educational entities for specific research and development projects. To the extent that we reasonably expect to commercialize products developed as a result of these payments, we will be required to accrue expenses for royalties at rates ranging from 1.3% to 4% to repay these payments. Research and development arrangements that obligate us to repay the financial assistance payments regardless of the outcome or commercialization of the research and development are recognized as liabilities. We receive tax credits in Canada in respect of qualifying research and development expenditures.

  Other expenses


     Our non-operating expenses include accrued dividends and amortization of discount on preferred shares. Upon the closing of this offering, our preferred shares will be automatically converted into an aggregate of 8,823,500 common shares and the holders of the preferred shares will be paid accrued dividends in cash. As a result of the conversion, we will cease to incur expenses associated with the preferred shares following the completion of this offering.


RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000


  Revenues


     Revenues for the six months ended June 30, 2000 were approximately $4,459,000, compared to approximately $774,000 for the six months ended June 30, 1999. This increase of $3,685,000 is the result of revenues recognized from an increase in the sales of FCATS. The increase in sales of FCATS was attributable to the increase in development activity in the field of PEM fuel cells and the increased recognition of the superiority and stage of development of our FCATS products compared to competing products. Although we launched our FCAVS series during this period, we have not recognized any revenue from FCAVS sales during the period.


  Cost of revenues


     Cost of revenues for the six months ended June 30, 2000 was approximately $2,922,000, compared to approximately $578,000 for the six months ended June 30, 1999. This increase of $2,344,000 primarily reflects costs associated with increased production of FCATS units.

  Selling and marketing expenses


     Selling and marketing expenses for the six months ended June 30, 2000 were approximately $81,000, compared to approximately $31,000 for the six months ended June 30, 1999. This increase of $50,000 reflects costs relating to our expanded sales and marketing efforts.


  General and administrative expenses


     General and administrative expenses for the six months ended June 30, 2000 were approximately $670,000, compared to approximately $235,000 for the six months ended June 30, 1999. Contributing to this increase of $435,000 were a significant increase in our number of employees resulting in an increase of approximately $200,000 in employee expenses and increased professional advisory expenses of approximately $70,000 resulting from a private placement financing which was completed in January 2000. The remaining $165,000 represents expenses incurred in continuing to build our operating infrastructure.


  Research and development expenses


     Research and development expenses for the six months ended June 30, 2000 were approximately $409,000, compared to approximately $193,000 for the six months ended June 30, 1999. This increase of $216,000 is a result of increased research and development related to our FCATS and HyTEF products. For the six month period ending June 30, 2000 we received research and development grants of approximately $105,000 to fund specified research and development projects. During the six month period ending June 30, 1999 we received research and development grants of approximately $131,000.


COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

  Revenues

     Revenues increased to approximately $2,674,000 in 1999, compared to approximately $665,000 in 1998 and approximately $97,000 in 1997. These increases of $2,009,000 from 1998 to 1999 and $568,000 from 1997 to 1998, respectively, are attributable primarily to increasing unit sales of FCATS. Revenues from the sale of FCATS units during the periods were recognized based on a percentage of completion basis.

  Cost of revenues


     Cost of revenues increased to approximately $2,105,000 in 1999, compared to approximately $415,000 in 1998 and approximately $71,000 in 1997. These increases of $1,690,000 from 1998 to 1999 and $344,000 from 1997 to 1998, respectively, primarily reflect costs associated with increased production of FCATS units. Approximately $87,000 of these costs in 1999 is attributable to the establishment of a product warranty reserve charge. 1999 was the first year we accrued a warranty reserve charge. Our policy is to accrue a warranty reserve charge as revenue is recognized. We expect that increased FCATS production in 2000 will provide us with greater economies of scale, resulting in a decline in FCATS per-unit component costs, which we believe will reduce the production cost of each FCATS unit.


  Selling and marketing expenses


     Selling and marketing expenses in 1999 were approximately $125,000, compared to approximately $38,000 for 1998 and approximately $11,000 in 1997. Increases over the periods reflect the expansion of our infrastructure to support sales growth and the commercialization of our products, primarily in the United States, Europe and, during 1999, Asia. Specific expenses include salaries for additional marketing personnel and increased travel costs, which accounted for the increase.


  General and administrative expenses

     General and administrative expenses in 1999 were approximately $409,000, compared to approximately $51,000 in 1998 and approximately $17,000 in 1997. The increase of $358,000 from 1998 to 1999 includes expenses incurred in moving to larger premises in 1999, the hiring of 19 additional employees and professional advisory expenses. The increase of $34,000 from 1997 to 1998 reflects initial expenses incurred in connection with building our operating infrastructure.

  Research and development expenses

     Research and development expenses in 1999 were approximately $424,000, compared to approximately $94,000 in 1998 and approximately $124,000 in 1997. The increase in our gross research and development expenses from 1997 through 1999 is attributable to higher personnel and materials expenditures incurred in the expansion of our existing research programs.


     In 1999, we received approximately $262,000 in research and development grants from various governmental and educational entities for specific research and development projects. In 1998, we received approximately $50,000 in research and development grants from various governmental and educational entities for specific research and development projects and investment tax credits in respect of qualifying research and development expenditures of approximately $107,000. In 1997, we received approximately $131,000 of research and development grants from various governmental and educational entities.


LIQUIDITY AND CAPITAL RESOURCES


     Our cash requirements depend on many factors, including our research and development activities, expansion of our manufacturing facilities and our efforts to commercialize our products. We expect to devote substantial capital resources to continue the development of our sales and marketing programs, to hire and train additional production staff, and to expand our research and development activities. In 2000 we expect these expenditures will be met by cash from operations. We expect that the cost of the relocation of our operations to a new manufacturing facility and related tenant improvements will be approximately $500,000, which will be met by cash from operations. We believe that our current cash balances, cash from operations and the net proceeds from this offering will provide us with sufficient capital to fund our operations through the next 24 months.



     We have experienced significant increases in accounts receivable, inventory, accounts payable and accrued liabilities in 1999 and for the period ended June 30, 2000. These increases are the result of the increase in production volumes and trading activity experienced during these periods or specific events previously described, such as the increase in professional fees in the six-month period ended June 30, 2000 or the warranty reserve charge in 1999.



     Historically, we have financed our operations primarily through cash from operations and private equity offerings. We raised approximately $1.0 million in December 1998 and approximately $3.7 million in January 2000 through the sale of our preferred shares. Our primary cash requirements have been to fund research and development, capital expenditures and production costs. Net cash used in operating activities was approximately $86,000, $152,000 and $42,000 for 1999, 1998 and 1997, respectively. Proceeds remaining from the sales of preferred shares are currently held in short-term, interest-bearing investment-grade securities to provide liquidity for operations. In addition, we have established a line of credit with a Canadian chartered bank in the amount of approximately $173,000. As of June 30, 2000, we have no outstanding borrowings under this line of credit.


     Our capital requirements will be affected by many factors, including the success of current product offerings, the ability to enhance our current products and our ability to develop and introduce new products that keep pace with technological developments in the marketplace. We intend to use the proceeds of this offering for general corporate purposes including continued research and product development, capital expenditures and sales and marketing expenses. Additionally, we may use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. Pending our use of proceeds as described above, we intend to invest the proceeds of this offering in short-term, interest-bearing investment grade securities.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET IMPLEMENTED

     For United States GAAP reporting purposes we will be required to adopt SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" for the 2001 fiscal year. We do not use derivative financial instruments for trading purposes and do not have any current intention to enter into any hedging transactions, and therefore we expect that any such impact on our financial reporting will not be material.

DISCLOSURE ABOUT MARKET RISK


     Our functional currency is the Canadian dollar. Effective December 31, 1999, we adopted the U.S. dollar as our reporting currency and the financial information included in this prospectus for 1999 and prior years has been presented in U.S. dollars in accordance with a translation of convenience method using the exchange rate at December 31, 1999, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. For periods subsequent to December 31, 1999, Canadian dollar amounts have been translated into U.S. dollars using the current rate method, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.


     A significant proportion of our cost of revenues consists of materials purchased in U.S. dollars. This may expose us to some currency rate risk associated with our exchange of Canadian dollars for U.S. dollars. We believe that this risk is mitigated to a significant extent by the fact that a large proportion of our revenues are received in U.S. dollars. We do not currently engage in any hedging transactions relating to our exchange rate risk.

     Our cash equivalents and investments, all of which have maturities of less than one year, may expose us to market risk. We maintain a non-trading investment portfolio of short-term, interest-bearing investment grade, liquid debt securities. The fair value of these securities approximates their cost.

                                    BUSINESS


OUR COMMERCIAL BUSINESS TODAY



     We are recognized as a leading provider of proton-exchange membrane, or PEM, fuel cell automated test stations. Our test stations are used to aid in the design, development and manufacture of PEM fuel cell systems. A PEM fuel cell system is a power generator that produces electricity through an electrochemical reaction of hydrogen and oxygen with the principal by-products being heat and water. A PEM fuel cell system is comprised of three major sets of components: a hydrogen fuel processor, which derives hydrogen from fuels such as propane or natural gas, a fuel cell or stack of fuel cells; and power conditioning equipment, which regulates the type and level of power transferred from the fuel cell.



     The components and subsystems of a fuel cell system, other than the fuel cell or stack of fuel cells, are known in our industry as the "balance of plant" of a fuel cell system. Our test stations provide balance of plant and are able to simulate, monitor and control key parameters of a fuel cell such as power load, temperature, pressure, humidification and potential contaminants. This data enables our customers to measure the effect of these variables on fuel cell performance.



     We are currently selling our test stations to automotive companies, fuel cell developers, component suppliers and government agencies. Our largest customers in these markets, based on revenues, include General Motors Corporation, Johnson Matthey plc, Minnesota Mining and Manufacturing Company
(3M), W.L. Gore & Associates, Inc., and the United States Army. Through the development of our proprietary test stations, we have gained significant expertise in the development and operation of PEM fuel cell stacks and the balance of plant subsystems and components of a fuel cell system.



OUR PRODUCTS



     We are currently generating commercial sales from our PEM fuel cell automated test stations. We expect to continue to market and sell our test stations for the foreseeable future.



OUR PRODUCTS IN DEVELOPMENT



     In addition to generating commercial sales from test stations, we are adapting the balance of plant components and subsystems used in our test stations as commercial products for fuel cell systems. We are also developing PEM fuel cell systems designed for use in situations that require high quality, reliable power regardless of the environment, such as in remote and extreme weather locations or for military applications. For example, we are developing what we believe is the first fuel cell system designed to operate at -40 degreesC. We are also developing a fuel cell system that will be used to power a military device that detects chemical and biological agents in the field. We plan to deliver demonstration units of these fuel cell systems for remote locations in the second half of 2000. Over the longer term, we will be targeting our fuel cell systems toward the transportation, stationary and portable commercial markets. In addition, we are developing regenerative fuel cell systems for these markets that can both generate electricity and produce hydrogen fuel from water and store it for later use in powering the fuel cell. We have not begun to manufacture commercial fuel cell systems in significant quantities.


MARKET OPPORTUNITIES FOR OUR FUEL CELL PRODUCTS


     We believe that a number of trends are focusing attention on the use of PEM fuel cells as an attractive alternative method of power generation. As a result, automotive companies, fuel cell developers, component suppliers and others are currently spending significant amounts of capital developing their own fuel cell programs. We believe that test stations, such as our FCATS and FCAVS products, and our balance of plant components and subsystems will be important elements of many of these programs in both the development stages and the manufacturing process as broad commercial markets for fuel cells develop.

     Trends that will influence the penetration of PEM fuel cells into broad commercial markets include:



     - Increasing demand for continuous and reliable power;



     - Deregulation in the energy industry;


     - Operational efficiencies and other advantages of fuel cells over traditional power technologies; and


     - Environmental concerns regarding conventional power technologies.



     Although we are encouraged by these trends, there remain numerous technical and logistical disadvantages that represent obstacles to the broad commercial application of fuel cell technology. For example:



     - current fuel cell technology does not have the proven dependability that many of the existing alternative technologies have in our target markets;



     - the high manufacturing costs currently associated with fuel cell production make many commercial applications in our target markets prohibitively expensive;



     - appropriate integration of current fuel cell systems into existing conventional technology may be difficult; and



     - fuels such as hydrogen are not as readily available as fuels such as gasoline and methanol used in some of the alternative technologies in our target markets.


     We believe that these trends will contribute to the penetration of PEM fuel cells into each of our target markets described below:

  Transportation Market

     The United States federal government and several states, principally California and, to a lesser extent, New York, Massachusetts and Maine, have adopted laws and regulations establishing vehicle emission standards and requirements for the sale of low and, in the case of California, New York, Massachusetts and Maine, zero emission vehicles. Some of the regulations adopted by these states require that 10% of new vehicles sold in these states meet zero emission guidelines by 2003. We believe that PEM fuel cell powered vehicles will meet the performance requirements of consumers and the regulatory requirements for zero emission vehicles. However, these guidelines can also be satisfied in whole by other forms of zero emission vehicles, such as battery powered vehicles, or in part by the sale of a large number of ultra low-emission vehicles, such as vehicles powered by improved internal combustion engines or hybrid battery/internal combustion engines.


     While environmental considerations provided the initial impetus for automobile manufacturers to seek alternatives to the internal combustion engine, we believe that these manufacturers are beginning to recognize that PEM fuel cells offer an opportunity to deliver products that are more attractive to consumers than the current internal combustion engine. A fuel cell system converts fuel into power through an electrochemical reaction that is approximately twice as efficient as that of an internal combustion engine. Furthermore, it does so quietly, with low vibration and little or no pollution, depending on the fuel used. As a result, compared to an internal-combustion engine, fuel cells provide quieter, cleaner and more energy-efficient power for vehicles, with equivalent range and performance. According to industry sources, fuel cells approach 40% efficiency, while internal combustion engines are only 15% to 20% efficient. In the stationary market described below, the efficiency of a fuel cell can increase to as much as 60% to 90% with co-generation capabilities. Energy efficiency is the measure, expressed as a percentage, at which a given energy producing system converts fuel to electricity.


  Stationary Market


     Worldwide demand for electricity, particularly high quality, reliable power, has been increasing rapidly in recent years, which is partially attributable to the proliferation of computers, the Internet, communications networks and advanced electronics. According to The Huber-Mills Digital Power Report, electricity accounted for 25% of U.S. energy consumption 25 years ago, accounts for 37% today, and will account for more than half of U.S. energy consumption early in this century. In addition, grid power worldwide is regularly unreliable or inadequate. The Electric Power Research Institute estimated that electric power problems cost U.S. industry more than $50 billion annually. In addition, industry sources estimate that in 1999, businesses spent approximately $12 billion globally on power quality and reliability equipment.


     Lead-acid batteries currently provide back-up energy for most power applications in which a high degree of reliability is required, including those in communications, and are viewed as the weakest component of conventional power quality due to low reliability, high cost, and environmental issues. We believe that PEM fuel cell technology can provide significant advantages over existing stationary power sources, such as higher reliability, longer life, lower life-cycle cost, continuous operation as long as fuel and oxidant supplies are provided, reduced maintenance, more reliable monitoring, and no environmental pollution. Also, unlike traditional large-scale power generation facilities, which are very capital intensive, PEM fuel cell systems have the potential to be implemented at smaller, less capital-intensive generating facilities, reducing the cost to power generators of maintaining or incrementally increasing their generating capacity.


     In addition, environmental concerns and inefficiencies in delivering power through the grid have resulted in a desire for the development of alternative power generation technologies. We believe that potential customers in the stationary power market are exploring the use of new power sources due to the increasing demand for power generating capacity and the need to replace aging power generators in a cost-effective manner. We also believe that continued deregulation in the electric power industry in North America and elsewhere is creating potential demand for new alternative stationary power generators. Power producers and other energy distributors are looking to implement decentralized or distributed power generating solutions. Generators and suppliers of electric power are also exploring alternative power generation methods that are less capital intensive than current technologies.


  Portable Market

     There is a growing demand for quiet, clean and efficient portable generators, especially in densely populated areas where noise pollution is a significant concern or in other areas where noxious emissions of more conventional technologies pose significant problems. We expect a growing demand for standby power generators for homes and businesses due to the increasing use of computers and the Internet. In addition, we believe that power generation for rural, remote and extreme weather locations, scientific instrumentation and remote control instrumentation will provide significant portable power opportunities. We believe that portable power generators powered by PEM fuel cells enjoy substantial advantages over existing portable generators and batteries, such as higher reliability, longer life, lower life-cycle cost, continuous operation as long as fuel and oxidant supplies are provided, reduced maintenance, more reliable monitoring, and no environmental pollution. We believe that portable generators powered by PEM fuel cells can provide consumers with the power they need in a package that is small and durable.

OUR BUSINESS STRATEGY

     We have implemented the following business strategy to further our goal of being a leading designer and provider of commercial PEM fuel cell systems and test stations:


     Initially target near term market opportunities. In order to develop early commercial markets for our test stations and fuel cell system technology, we are initially focusing on customers that presently have substantial testing and diagnostic requirements, such as General Motors Corporation, or those that have a need for power in remote locations.



     Expand into broader markets. Over the longer term, our principal strategy is to develop our proprietary fuel cell technology for the transportation, stationary and portable commercial markets and to expand our remote location power technology into broader commercial markets. As part of our fuel cell program, we will be developing regenerative fuel cells which we believe will potentially offer customers a preferred renewable, sustainable energy solution.



     Establish key customer and strategic relationships. We seek to establish customer-focused, service-oriented relationships with key existing customers such as General Motors Corporation, Johnson Matthey plc, Minnesota Mining and Manufacturing Company (3M), W.L. Gore & Associates, Inc., and the United

States Army. We will also pursue cooperative arrangements with selected manufacturers and distributors to help us design and manufacture new products, expand our distribution channels and achieve early commercialization of our products.


     Develop and exploit our technology across our target markets. We intend to continue to develop and exploit our technology, knowledge and expertise across our three principal target markets. By using the knowledge and expertise gained from the development of testing stations and fuel cell technology, we believe that we can develop PEM fuel cell products quickly and efficiently for our specific targeted markets.


     Focus on overall system design, component and subsystem integration, final assembly and quality control. We believe that our balance of plant expertise provides us with a significant technological advantage over most of our competitors in the design, assembly and integration of PEM fuel cell systems. In order to capitalize on our balance of plant expertise, we intend to focus our research, development and manufacturing activities on high value-added systems and subsystems design, integration and assembly.

     Develop and acquire complementary technologies. We believe that developing and acquiring complementary technologies can accelerate our market penetration. For example, we have developed and sold a number of unique test measurement capabilities which enhance the performance of our PEM fuel cell automated test stations. In addition, we regularly consider the acquisition of complementary technologies that we believe will assist in the development of our products.

OUR COMPETITIVE ADVANTAGES


     We believe that the following competitive advantages have established us as a leader in the design, development, manufacture and sale of PEM fuel cell testing and diagnostic equipment and will enable us to become a leader in the design, development and manufacture of PEM fuel cell systems and subsystems:



     Commercial sales to premier customer base. We are currently generating commercial sales of our testing and diagnostic equipment from industry leaders such as General Motors Corporation, Johnson Matthey plc, Minnesota Mining and Manufacturing Company (3M), and W.L. Gore & Associates, Inc. We believe that having an existing and expanding commercial sales base for our test stations distinguishes us from many of our competitors and that our commercial sales will provide us with significant early advantages in the development and manufacture of our fuel cell products and with alliance opportunities as significant markets emerge.



     Well-positioned for broader market opportunities. We currently provide industrial-grade fuel cell testing and diagnostic equipment to many of the world's leading fuel cell developers and component suppliers. Our current customer relationships will help us capitalize on the opportunities expected to develop in the industry, including retooling of manufacturing facilities to accommodate fuel cell technology, providing balance of plant and manufacturing fuel cell systems for broad commercial markets.


     Key customer relationships in target markets. Our customer base for test stations includes General Motors Corporation, Johnson Matthey plc and other prominent manufacturers and suppliers of fuel cell technology. We will seek to develop other such relationships with potential partners in the transportation, stationary and portable markets. We are targeting these customer relationships because we believe that they will have the potential to provide us with access to some of the largest distribution channels for fuel cell technology.

     Superior proprietary fuel cell automated test stations. We offer a full range of automated fuel-cell testing equipment, from single-cell testing equipment to large, multi-kW test stations. Our FCATS products feature key capabilities to assist with fuel cell development, including proprietary software for data acquisition and control. In addition, FCATS are built with advanced safety features which permits unattended, automated operation. FCATS enable real-time monitoring and control of a fuel cell system from remote locations by displaying instrumentation on a computer which is electronically linked to the FCATS unit. In addition, FCATS offer versatility and cost savings to customers by allowing the rapid customization of the unit through software rather than hardware upgrades.

     Balance of Plant expertise. Through the development of our FCATS products, we have gained significant PEM fuel cell system balance of plant expertise and fuel cell operating and response experience. We are currently applying our balance of plant expertise to develop fuel cell systems for remote locations and for broad commercial markets. We believe that our balance of plant expertise will have strong market applications in the transportation, stationary and portable markets.



     Superior power technology for remote locations. We are developing our premium power technology, which we believe is the first PEM fuel cell system designed to operate at -40(degrees)C. Once we are able to establish this technology's power redundancy, reliability and efficiency, we believe that this technology will provide competitive advantages in the remote location and extreme weather segments of the portable power market. In addition, we are developing a fuel cell system that can power portable devices, such as a device for the Canadian military that detects chemical and biological agents in the field. We have developed and delivered demonstration units of our HyTEF product. Our demonstration units are units we provide to our customers to use without charge to facilitate the customer's purchasing decision. The customer can then place an order for the product according to the customer's particular specifications.



     PEM regenerative fuel cells technology. We believe that we are among a small number of companies around the world to have developed regenerative fuel cell technology. A regenerative fuel cell system can both generate electricity and produce hydrogen fuel from water and store it for later use. We believe that this technology, when coupled with appropriate hydrogen storage, has the potential to achieve higher kilowatt hours per kilogram than advanced battery systems. We believe that this technology has potential market applications in the transportation, stationary and portable markets.



     For a description of our competition, see "-- Competition."


OUR COMMERCIAL PRODUCTS AND PRODUCTS IN DEVELOPMENT

     The following table sets forth our commercial products and products in development and describes their respective applications, target markets and development status:

     FUEL CELL AUTOMATED TEST STATIONS


PRODUCT                        APPLICATION               TARGET MARKET            STATUS
-------------------------------------------------------------------------------------------------
FCATS              Automated control and monitoring of  Transportation,  - 4kW, 12kW, 24kW and
                   fuel cell stacks ranging from 2kW      Stationary       85kW systems in
                   to 85kW                                                 commercial production
-------------------------------------------------------------------------------------------------
FCATS-LAA          Automated control & monitoring of a  Transportation,  - Commercial production
                   single fuel cell for a large active    Stationary
                   area (up to 1000cm(2)) with current
                   up to 2000 amp
-------------------------------------------------------------------------------------------------
FCATS Screener     Automated control and monitoring of  Transportation,  - Commercial production
                   a single fuel cell with total          Stationary,
                   current output of 300 amps              Portable
-------------------------------------------------------------------------------------------------
FCAVS Residential  Automated performance and quality      Stationary     - Commercial production
                   verification of fuel cell stacks
                   for residential fuel cell systems
                   of 12kW and under
-------------------------------------------------------------------------------------------------
FCAVS              Automated performance and quality    Transportation,  - In development
                   verification of fuel cell stacks of    Stationary
                   2kW to 85kW

     BALANCE OF PLANT COMPONENTS AND SUBSYSTEMS

PRODUCT                        APPLICATION               TARGET MARKET            STATUS
-------------------------------------------------------------------------------------------------
Balance of Plant   Control and operation of PEM fuel    Transportation,  - In development
Components and     cell systems                           Stationary,
Subsystems                                                 Portable


     FUEL CELL SYSTEMS FOR REMOTE LOCATIONS



PRODUCT                        APPLICATION               TARGET MARKET            STATUS
-------------------------------------------------------------------------------------------------
HyTEF              Automated remote power source of up    Stationary,    - In field tests; expect
                   to 500W where climate conditions        Portable        to deliver first
                   may reach -40(degrees)C                                 demonstration units
                                                                           for use in marketing
                                                                           to customers in second
                                                                           half of 2000
                                                                         - Currently designing
                                                                           for multi-kW power
                                                                           outputs for larger
                                                                           range of applications
-------------------------------------------------------------------------------------------------
2kW portable       Premium applications to power           Portable      - Expect to deliver
power generator    portable devices, such as chemical                      first demonstration
                   agent detectors and remote power                        units for use in
                   applications                                            marketing to customers
                                                                           in second half of 2000
                                                                         - Developing future
                                                                           generations for other
                                                                           applications


     FUEL CELL SYSTEMS FOR BROAD COMMERCIAL MARKETS

PRODUCT                        APPLICATION               TARGET MARKET            STATUS
-------------------------------------------------------------------------------------------------
Fuel Cell Systems  - Fuel cell systems for utility      Transportation,  - In development
                     vehicles such as underground         Stationary,
                     mining vehicles and forklift          Portable
                     trucks
                   - Fuel cell systems for commercial
                     markets, including primary power
                     generators for buildings,
                     factories, hospitals and backup
                     power generators for computers,
                     Internet service providers,
                     communications networks and
                     commercial facilities
                   - Fuel cell systems for portable
                     power generation, scientific and
                     environmental monitoring, remote
                     and extreme weather power
                     generation, control
                     instrumentation at remote sites,
                     auxiliary power and other
                     specialty applications
                   - Portable electronic devices
                   - Regenerative fuel cell systems
                     for the applications described
                     above

  Fuel Cell Automated Test Stations

     Our fuel cell automated test stations represent complete turnkey units that evaluate fuel cell design and performance by simulating, monitoring and controlling key parameters such as power load, temperature, pressure, humidification and potential contaminants in the system. Our test stations are built with advanced safety features which permit unattended automated operation, and proprietary software. The software controls, alters and monitors:

     - Gas flow rates -- higher gas flow rates result in higher power output;

     - Pressure -- increasing pressure achieves higher power output;

     - Individual cells -- the testing and monitoring of individual cells within a stack to validate each cell and quickly locate problems in stack performance;


     - Temperature -- a temperature that is too high threatens to evaporate water in the fuel cell, creating "dry" or sub-optimal operating conditions; and


     - Humidity -- fuel cells operate best when they are humidified or moist; however, over- or under-humidification can impair performance; humidification testing helps to identify the optimal operating humidity and therefore optimizes the fuel cell's performance.


     FCATS. Our fuel cell automated test stations, marketed under the trade name FCATS, are industrial-grade test stations capable of operating multi-cell, large surface area stacks. Our FCATS product line consists of four models that cover fuel cell stack testing from 2kW to 85kW. We also manufacture a smaller, more economical FCATS Screener model, which is an industrial-grade test station with a variety of features for testing single cells. In addition, we provide custom design and fabrication of test stations to meet specific customer needs. FCATS test stations are designed to keep pace with current manufacturing requirements as fuel cell commercialization progresses from the research and development stage to prototype production, and eventually to mass production.



     Our existing and potential customers for FCATS are primarily automotive manufacturers and suppliers of fuel cell components. These customers use our FCATS products to simulate, monitor, and control the effect of power load, temperature, pressure, humidification and potential contaminants on a fuel cell and to measure the effect of changes in these variables on fuel cell performance. The data obtained through our test stations is used by our customers to aid in the design, development, and manufacture of PEM fuel cell systems.



     FCATS units are manufactured to order. We are continuing to improve the FCATS product line based on customer feedback and on new requirements identified in the market. In 2000, we plan to provide a line of FCATS products. We believe that continuing to improve product design, manufacturing processes and supplier relationships will enable us to simplify the production process.


     FCAVS. We have developed a fuel cell automated verification station based on our FCATS platform which we market under the trade name FCAVS. We believe that FCAVS will meet the demand for a single-point testing station required to verify fuel cell power generators for inspection as a part of the manufacturing process. We launched our FCAVS series in the first quarter of 2000.

  Balance of Plant Components and Subsystems


     Our balance of plant components and subsystems evaluate fuel cell design and optimize performance by simulating, monitoring and controlling key parameters such as power load, temperature, pressure, humidification and potential contaminants in the system. We are currently applying our balance of plant expertise and operational experience to develop fuel cell systems and fuel cell systems for broad commercial markets. We believe that our balance of plant components and subsystems will have broad market applications in all of our target markets, as they are integrated into the control and operation of fuel cell systems.

  Fuel Cell Systems For Remote Locations



     Extreme Weather Applications. Our HyTEF system, which we began developing in 1996, is a PEM fuel cell generator and incorporates a fuel cell system designed to generate 50W and to operate between -40(degrees)C to +40(degrees)C, from 0% to 100% relative humidity, and from 0 meters to 10,000 meters elevation. To achieve these operating results, the system combines a fuel cell, a burner which can be used for the delivery of hydrogen and the co-generation of heat, a controller and other components to maintain performance under all operating conditions.



     We have also developed non-hybrid power generators for remote location applications and are currently commencing the manufacture of pre-commercial units under the HyTEF name. We are extending our range of outputs up to 10kW in this product line.



     We believe that our technology for remote locations can be applied to power sources for various commercial applications such as road and highway controls, refrigeration, remote cellular towers, remote lighting applications, remote data collection, remote cameras and solar panel replacement.



     2kW Portable Power Generator. We are developing, with support from Natural Resources Canada and the Canadian Department of National Defence, a 2kW portable fuel cell system that powers a device for detecting chemical and biological agents. We expect to deliver our first prototype unit in the second half of 2000. We believe that this system will have other commercial and military applications, such as man-portable battery chargers, powering of remote sensors, communication equipment, micro-cogeneration, micro-climate conditioning, robots, automated vehicles, navigation, personal electronics, weapon subsystems, silent watch and disseminated hydrogen production.


  Fuel Cell Systems for Broad Commercial Markets

     Fuel Cell Systems. We are developing integrated fuel cell systems for broad commercial markets. We are currently expanding the kilowatt range of our proprietary pre-commercial fuel cell systems such that they can be used in stationary products, particularly to address power quality demands. We believe that we will be able to develop our current system to eventually reach a 3kW to 30kW power range for these products.


     We have identified the mining industry as an early, commercially-viable adopter of fuel cell technology. We are a member of the Fuel Cell Propulsion Institute and are contributing our expertise to the integration of a 14kW fuel cell system into an underground mining locomotive. This Institute is planning two additional demonstration projects in larger kilowatt ranges and it is our intention to expand our involvement in these projects as they proceed.



     Regenerative Fuel Cell Systems. We are developing a regenerative fuel cell system, which can both generate electricity and produce hydrogen fuel from water and store it for later use. We believe that the system has the potential to achieve higher kilowatt hours per kilogram than advanced battery systems.



     When electricity from an external power source is available, the regenerative system applies electricity to water to produce both oxygen and hydrogen to be stored until required. Operating as a fuel cell, the stored hydrogen and oxygen are consumed at the surfaces of the regenerative fuel cell to generate electricity. We are currently in the development phase of a 500W regenerative fuel cell system and are in the research and development phases of a 10kW regenerative fuel cell system.



     Our regenerative fuel cell systems will be designed to enable our customers to invest in a single system that can be applied to both refueling and electricity generation. We believe the single system characteristic to have significant economic benefits in markets where electricity costs can vary widely and where electricity can be generated from renewable sources such as solar and wind energy. Where electricity can be generated from renewable sources, a regenerative fuel cell system creates a sustainable energy solution.


     We believe that our regenerative fuel cell technology will have applications in each of the transportation, stationary and portable markets.

     Compact Fuel Cell System. We are developing a compact fuel cell system designed to provide portable fuel cell power. We expect that this compact fuel cell will enjoy substantial advantages over conventional batteries, such as higher reliability, longer life, lower life-cycle cost, continuous operation as long as fuel and oxidant supplies are provided, reduced maintenance, more reliable monitoring and no environmental pollution. This compact fuel cell could potentially be used for powering personal electronic devices such as laptop computers and cameras.

  Other Products and Services


     In addition to our products described above, we design and manufacture stand-alone PEM fuel cell stacks that can be integrated into other fuel cell developers' systems. We also design and manufacture catalytic burners, a key component of our extreme weather power products, that can be used for clean, cost-effective and efficient delivery of hydrogen and the co-generation of heat.


OUR MILESTONES

     The following tables illustrate the major milestones which we have achieved since 1996 relating to our products in each of the transportation, stationary and portable power markets:

     Transportation Market

DATE                           MILESTONE
------------------------------------------------------------------
1996  Initiated FCATS research and development contract with the
      Canadian federal government
      ------------------------------------------------------------
      Sold first FCATS to a U.S. aerospace manufacturer in
      connection with a NASA-sponsored project
------------------------------------------------------------------
1997  Developed and sold four 5kW FCATS to U.S., Canadian and
      European research institutions
------------------------------------------------------------------
1998  Sales of FCATS to commercial fuel cell manufacturers
------------------------------------------------------------------
1999  First repeat sale of a FCATS
------------------------------------------------------------------
2000  First sale of a FCATS to a major U.S. auto manufacturer
      ------------------------------------------------------------
      Initiated research and development for a multi-kW stack

     Stationary Market


DATE                           MILESTONE
------------------------------------------------------------------
1996  Initiated a fuel cell development contract with the Canadian federal government
------------------------------------------------------------------
1997  Demonstrated our first 1kW fuel cell operable without forced air circulation
------------------------------------------------------------------
1998  Demonstrated our first PEM technology to convert water into hydrogen
------------------------------------------------------------------
1999  Demonstrated our first regenerative fuel cell prototype technology
------------------------------------------------------------------
2000  Received funding from the Canadian federal government for development of our regenerative fuel cell technology
      ------------------------------------------------------------
      Developed a multi-kW fuel cell stack for distributed power

     Portable Market


DATE                           MILESTONE
------------------------------------------------------------------
1996  Initiated the development of an extreme cold-weather fuel cell system under sponsorship of the Canadian federal
      government
------------------------------------------------------------------
1997  Demonstrated a fuel cell system designed to operate
      continuously at a temperature of -40(degrees)C
------------------------------------------------------------------
1998  Secured U.S. and Canadian patents for our extreme
      cold-weather fuel cell system. Initiated 2kW field
      deployable fuel cell generator contract with the Canadian
      federal government
------------------------------------------------------------------
1999  Developed a compact portable fuel cell product with
      integrated heat transfer channels
      ------------------------------------------------------------
      Received pre-commercial orders for two of our extreme
      weather premium power fuel cell systems
------------------------------------------------------------------
2000  Delivered an integrated 2kW fuel cell generator with
      low-pressure metal hydride fuel storage capabilities
      ------------------------------------------------------------
      Received funding from the Canadian federal government for
      the development of a chemical hydride reactor


HOW FUEL CELLS WORK


     The core of a fuel cell consists of two electrodes, the anode and cathode, separated by a solid polymer membrane electrolyte, which, in the case of our fuel cells, is a proton-exchange membrane known in our industry as a PEM. Each of the electrodes is coated on one side with a thin catalyst layer. Hydrogen fuel separates into free electrons and protons in the presence of the catalyst at the anode. The free electrons are conducted in the form of usable electric current though an external circuit. The protons migrate through the PEM to the cathode. At the cathode, oxygen from air, electrons from the circuit and protons combine to form water and heat. To obtain the desired amount of electrical power, individual fuel cells are combined into a fuel cell stack. Increasing the number of cells in the stack increases the voltage while increasing the surface area of the cells increases the current. A diagram of a fuel cell is shown below:


                              [Fuel Cell Graphic]

     To generate usable electrical power, a complete fuel cell power system, like a complete automobile engine or power generator, requires a fuel supply subsystem, an air supply subsystem, a cooling subsystem and a control subsystem. In addition, for certain applications, a fuel cell system may require an inverter and a power conditioner to convert the direct current produced by the fuel cell into the alternating current required by some electrical equipment and transmission systems.

RESEARCH AND DEVELOPMENT

     We are targeting our research and development efforts to integrate fuel cells into specific commercial applications while enhancing the performance and life span of fuel cell systems. Developmental research in the areas of hydrogen generation and regenerative fuel cell systems is also a focus of our research and development program. We also undertake projects with our customers for developing prototype and pre-commercial products.

MANUFACTURING AND FACILITIES

     We manufacture our products at our registered and head office at 100 Caster Avenue, Woodbridge, Ontario, Canada L4L 5Y9. Our lease for this facility expires in July 2002. Our main activities at this facility involve the manufacture of our test station products and research and development of our fuel cell products.


     On occasion, we outsource some of the manufacturing that we require to local operators who produce prototype components to our specifications. We also outsource the production of certain components, such as steel frames and enclosures used in FCATS production, to third party manufacturers. We believe that this practice allows us to manage our capital costs and to focus on our core business.



     We believe that our current facilities, which are approximately 13,600 square feet, no longer accommodate the growth of our business. Therefore, we have leased a larger facility of approximately 95,000 square feet and plan to move our manufacturing operations to this new facility during the fourth quarter of 2000. This larger facility will allow us to expand significantly our manufacturing capabilities.


SALES & MARKETING


     Our first commercial product was our FCATS fuel cell test station. FCATS are marketed and sold by our direct sales and marketing staff to advanced fuel cell developers such as automotive companies, fuel cell component developers and research institutions. Our marketing efforts are global in scope and we have current plans to establish sales and service offices in strategic locations around the world. We recently hired a sales representative who is based in Tokyo and who will cover Japan and other parts of Asia. The sales force is currently organized by customer account for our test station line of products, and by product line for our fuel cell system products. We currently plan to expand our sales staff to cover our growing markets.


     Our sales and marketing strategies for our three principal markets are as follows:


     Transportation Market. To date, our sales efforts with our principal customer in the transportation market, General Motors Corporation, have focused on supplying automotive fuel cell test stations. Fuel cell test stations delivered range from 2kW to 85kW, and include most aspects of the balance of plant required to control and operate large fuel cell stacks. We intend to continue to develop fuel cell systems for emerging power applications in this market, such as underground mining vehicles and forklift trucks.



     Over the longer term, we hope to build sales in the automotive fuel cell market with automotive original equipment manufacturers, or OEMs, who are actively expanding their own market opportunities through the adoption of fuel cell technology. We intend to seek opportunities to manufacture fuel cell subsystems for direct sale to or for distribution through OEMs, to license designs to automotive manufacturers and to participate in the retooling of machinery for the production of vehicles which use fuel cell technology.


     Stationary Market. We intend to focus our sales and marketing efforts in the stationary power market on the sale of our industrial-grade test stations and fuel cell systems that can be applied directly to the stationary power market. We believe that as we improve the efficiencies of our systems and production costs decrease, an increase in the demand for clean, high quality uninterruptible electric power will lead to broader market opportunities for our products.

     We also intend to develop strategic distribution partnerships in the distributed power generation market to distribute our stationary power products. We do not intend to market our stationary power products directly to end users, except for military and power applications for remote locations. Targeted strategic distribution partners include electric and gas utilities, energy merchants, propane companies, independent heating, ventilation and air-conditioning dealers/contractors, as well as energy service providers and distributors of reciprocating engines and microturbines.



     Portable Market. Our primary near-term customer for portable fuel cell systems will continue to be the Canadian Department of National Defence. However, we believe that there is an expanding market for portable power generation for applications such as scientific and environmental monitoring, remote and extreme weather power generation, control instrumentation at remote sites, auxiliary power and other specialty applications. Portable power generators also can fulfill back-up power requirements, especially as high power demands on the power grid cause an increase in random electrical black-outs and brown-outs. We believe that fuel cell systems can be marketed by highlighting the significant advantages such systems enjoy over existing technologies for these applications. Our intention is to establish non-exclusive supplier relationships with large volume major retailers and with existing OEMs who wish to expand into a fuel cell line. In either case, our current intentions are to supply fuel cell systems to these customers to be built into an end product. As we develop portable fuel cell systems and as our manufacturing costs decline, our long-term objectives are to form non-exclusive strategic relationships or joint ventures with leading industry partners.



     As manufacturing costs decline, we also hope to enter the area of sub-kW electronic devices, such as cell phones and laptop computers. Our marketing goal will be to promote the longevity of the fuel cell system and its ease of recharging, compared to the capabilities of battery technology. Our objectives are to form non-exclusive relationships or joint ventures with leading industry partners.


INTELLECTUAL PROPERTY

     We believe that an active policy of protecting intellectual property is an important component of our strategy of being a technology leader in PEM fuel cell systems and subsystems and related testing and diagnostic equipment. We have recently initiated a comprehensive program to review our inventions in order to protect our key intellectual property through a variety of methods.

     We rely on a combination of patent, copyright, trademark, trade secret and contract laws, as well as international treaties, to protect our proprietary rights to our intellectual property which includes technical know-how, designs, special materials, manufacturing techniques, test equipment and procedures for fuel cells, fuel cell components, and fuel cell systems. We have recently initiated a comprehensive invention disclosure program under which our employees prepare and submit invention reports for review and evaluation. Most of our products have been delivered to customers pursuant to confidentiality agreements, which restrict the recipient from opening or reverse engineering such products.


     Our strategy is to develop and secure intellectual property in areas of underdeveloped technologies within our core business or areas not widely pursued by our competitors, in which a cohesive block of patents can be secured as an important competitive advantage. This strategy has led us to focus on the development of fuel cell stacks functioning with unpressurized air, no or limited humidification, no fuel conditioning and simple cooling techniques.


     We currently have been granted patents on our HyTEF technology in the United States and Canada. Corresponding applications have been filed in Europe covering seven of the European Union nations, and in Iceland, Japan, Norway, Russia and Chile. More recently, five new U.S. patent applications have been filed, primarily directed to water management aspects of fuel cell operation. Other patent applications are in preparation. Subject to the payment of maintenance fees, our U.S. and Canadian patents relating to our HyTEF technology will expire in 2016 and 2017, respectively.

TECHNOLOGY DEVELOPMENT FUNDING ARRANGEMENTS

     We typically retain sole ownership of the intellectual property we develop. However, we have agreed to pay royalties to some of our funding partners as follows:

     Natural Resources Canada and Canadian Department of National
Defence. Since 1996, we have entered into a number of agreements with Natural Resources Canada, or NRCan, under which NRCan has provided us with varying levels of funding to aid in the development of prototype power generators and PEM fuel cell systems. Under each agreement, NRCan receives a royalty equal to 2% of all revenue we receive for the licensing and sale of the intellectual property related to the particular project. These royalty rights expire upon the earlier of NRCan recouping the amount of the funding given to us or, in most cases, 15 years and in one case, 10 years. The aggregate funding amount to be recouped by NRCan is approximately $641,000. We retain all intellectual property rights in the projects, provided that we pursue the commercialization of the intellectual property, subject to a non-exclusive royalty-free licenses granted to NRCan in perpetuity to use or sublicense the intellectual property rights, should we decide not to commercialize the technology. One of these agreements was amended in early 2000 to add the Canadian Department of National Defence as a contributor of funds.

     National Research Council Canada. In 1998, we entered into an agreement with the National Research Council Canada, or the NRC, under which the NRC agreed to contribute up to approximately $27,000 toward the development of an advanced modular client/server fuel cell automated test station mainframe and satellite. The NRC has no right to receive royalties under the agreement. In 1999, we entered into another agreement with the NRC pursuant to which the NRC agreed to contribute up to approximately $329,000 toward the development of fuel cell automated test stations for residential fuel cells. Under this agreement, from April 1, 2005 to January 1, 2008, the NRC has the right to receive a quarterly royalty of 1.3% of our gross revenue, up to a total of approximately $494,500. If the NRC's contribution to the project is not recouped by 2008, we will be obligated to pay royalties until the earlier of full repayment or April 1, 2015.

     Universite du Quebec a Trois-Rivieres. In 1996, we entered into an agreement with the Universite du Quebec a Trois-Rivieres, or UQTR, pursuant to which we contributed approximately $21,000 to UQTR to aid in the development of the HyTEF system. Under this agreement, UQTR has a right to receive a royalty of 4% of the total sales generated by the technology developed under that project until September 2006. We retain rights to all intellectual property developed in connection with the project. Amounts payable to UQTR are not capped under this agreement.

COMPETITION

     We expect to compete against current conventional technologies, other fuel cell developers and other alternative power sources in all of our targeted markets. In the fuel cell industry, we expect to compete in both the fuel cell system and the fuel cell automated test station areas.

     Fuel Cell Systems. We expect to compete with companies who currently have fuel cell and fuel cell system development programs. Companies involved in fuel cell development programs include Ballard Power Systems Inc., United Technologies Corporation, Analytic Power Corporation, DeNora spa, Energy Partners, Inc., General Motors Corporation, Honda Motor Co. Ltd., H Power Corp., International Fuel Cells Corporation, Northwest Power Systems, LLC, Plug Power Inc., Toshiba Corporation, the Toyota Motor Corporation, Giner, Inc. and Proton Energy Systems Inc. Companies with programs for fuel cells other than PEM fuel cells include Fuel Cell Energy Inc., Fuji Electric Co., Ltd., Global Thermoelectric Inc., Hitachi, Ltd. and International Fuel Cells Corporation.

     A number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere also possess fuel cell technology. Many of our competitors have financial, technological and personnel resources far greater than ours and represent significant competition.

     Fuel Cell Automated Test Stations. In the fuel cell automated test station area, we compete primarily on the basis of product features, performance, reliability and price. A number of companies currently manufacture fuel cell automated test stations. These companies include Emprise Corporation, ElectroChem, Inc. and Lynntech Inc.

     In addition to the companies which currently manufacture test stations, most large fuel cell developers and original equipment manufacturers have some degree of internal test station development. These companies include Ballard Power Systems Inc., Plug Power Inc., International Fuel Cells Corporation, H Power Corporation and Delphi Automotive Systems Corporation.

GOVERNMENT REGULATION


     Currently, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards. The principal environmental legislation regulating our operations is the Ontario Environmental Protection Act. We maintain a policy of operating our business in compliance with all government regulations.


     It is likely that we will encounter industry-specific government regulations in the future in many of the jurisdictions in which we operate. It may become the case that regulatory approvals will be required for the design, installation and possibly operation of stationary and mobile fuel cell systems. To the extent that there are delays in gaining regulatory approval, our development and growth may be constrained. We intend to comply with any industry-specific regulations governments put in place.

EMPLOYEES


     As of September 10, 2000, we employed 63 persons, all of whom are full-time employees. Approximately 27 of our employees are professional staff, including engineers, scientists, and other professionals. Our employees are not represented by a labor union. We believe that our relationship with our employees is good.


LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of business.

CORPORATE HISTORY


     We were incorporated under the Canada Business Corporations Act on August 1, 1988 as Traduction Militech Translation Inc. Initially, Traduction Militech Translation Inc. was engaged in providing translation services. By articles of amendment dated August 20, 1990, we changed our name to Societe Hydrogenique Incorporee -- Hydrogenics Corporation Incorporated. From 1990 to August 1995, Societe Hydrogenique Incorporee -- Hydrogenics Corporation Incorporated did not actively carry on business. In August 1995, we commenced our fuel cell technology development business. By articles of amendment dated December 11, 1995, we changed the location of our registered office and added restrictions to our articles concerning subscription for shares by the public. By articles of amendment dated December 21, 1998, we changed our authorized capital by creating a class of preferred shares. We also divided our 300 common shares then outstanding into 3,000,000 common shares. By articles of amendment dated January 21, 2000, we changed the location of our registered office and created a new class of preferred shares issuable in series. Pursuant to the same amendment, we re-designated the original class of preferred shares as Series A preferred shares, converted the 750,000 preferred shares of the original class into 750,000 Series A preferred shares, changed the rights and conditions attaching to such shares, and created a new series of preferred shares, the Series B preferred shares. We also consolidated our 3,000,000 common shares then outstanding into 2,812,500 common shares. By articles of amendment dated January 24, 2000, we changed our name to Hydrogenics Corporation -- Corporation Hydrogenique. By articles of amendment to be effected prior to the completion of this offering, we will effect a seven-for-one share split of our common shares and will delete the restrictions in our articles concerning transfer and subscription for shares by the public. We have no subsidiaries.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to our executive officers and directors as of the date of this prospectus:


NAME                                   AGE                           POSITION
----                                   ---                           --------
Pierre Rivard........................  44     President, Chief Executive Officer and Director
Norman M. Seagram....................  66     Chairman of the Board of Directors
Boyd J. Taylor.......................  40     Vice President Sales and Marketing and Director
Joseph Cargnelli.....................  31     Vice President Technology and Director
Robert Edwards.......................  42     Vice President Finance, Treasurer and Secretary
Dr. Ravi B. Gopal....................  39     Vice President Engineering, Electronics and Controls
Don J. Morrison......................  40     Director
Donald J. Lowry......................  48     Director
Dr. Robert Lee.......................  76     Director
Charley Pappas.......................  43     Vice President of Operations


     PIERRE RIVARD is one of our founders and has served as our President and a director since the inception of our fuel cell related business in August 1995. Mr. Rivard has served as our Chief Executive Officer since July 2000. From June 1994 to July 1995, Mr. Rivard served as a research engineer at the University of Toronto with the Department of Mechanical Engineering. Mr. Rivard earned a Master's degree in Mechanical Engineering from the University of Toronto, a Master's degree in Business Administration from the University of Western Ontario, and a Bachelor's degree in Mechanical Engineering from the Royal Military College of Canada. Mr. Rivard resides in Toronto, Ontario.

     NORMAN M. SEAGRAM was elected Chairman of our board of directors in July 2000. From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a brewery and entertainment company. From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases. Mr. Seagram is currently Vice-Chairman of Tennis Canada and serves as a director on the boards of VitalAire Company, the AR Plus Group, the Toronto Symphony Orchestra, Trinity College School and the Canadian Foundation of International Management. Mr. Seagram also serves on the International Advisory Council of INSEAD, France, and on the advisory boards of Exclamation International Inc., the Business Fund for Canadian Studies in the United States, and the Faculty of Applied Science and Engineering, University of Toronto. Mr. Seagram resides in Toronto, Ontario.

     BOYD J. TAYLOR is one of our founders and has served as a director since January 1996. Mr. Taylor served as our Secretary from January 1996 until July 1999 and was appointed as our Vice President Sales and Marketing in July 2000. From January 1993 to September 1995, Mr. Taylor was Manager of Sales and Marketing of Aquatic Telemetry Systems at Lotek Engineering Inc., a manufacturer of terrestrial and aquatic telemetry systems. Mr. Taylor earned a Bachelor's degree in Electrical Engineering from Memorial University. Mr. Taylor resides in Aurora, Ontario.

     JOSEPH CARGNELLI is one of our founders and has served as a director since January 1996. Mr. Cargnelli served as our Treasurer from January 1996 until July 2000. Mr. Cargnelli was appointed as our Vice President Technology in July 2000. Mr. Cargnelli earned both a Master of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto. From April 1992 to April 1993, Mr. Cargnelli served as a Research Engineer with the Laboratory of Advanced Concepts in Energy Conversion Inc., a laboratory engaged in the research, development and demonstration of alkaline fuel cells and hydrogen storage methods. Mr. Cargnelli resides in Toronto, Ontario.

     ROBERT EDWARDS joined us in July 1999 as our Vice President Finance. Mr. Edwards has served as our Secretary since July 1999 and as Treasurer since July 2000. From January 1999 to July 1999, Mr. Edwards served as one of our directors as a nominee of Working Ventures Canadian Fund Inc. From November 1996 to July 1999, Mr. Edwards was employed by Working Ventures Canadian Fund Inc. as a Portfolio Manager and Vice President of Investments. Mr. Edwards earned a Masters degree in Business Administration from the University of Western Ontario and a Bachelor of Applied Science degree from the University of British Columbia. Mr. Edwards resides in Oakville, Ontario.

     DR. RAVI B. GOPAL joined us in May 1998 and was appointed Vice President of Engineering, Electronics and Controls in June 1999. Dr. Gopal was employed by the University of Quebec, Trois-Rivieres as a Post-Doctoral Fellow from October 1991 to May 1994, a Research Associate from June 1994 to May 1998 and as a member of the teaching faculty from January to May 1998. Dr. Gopal received his Ph.D. from the Indian Institute of Science. Dr. Gopal resides in Toronto, Ontario.


     DON J. MORRISON joined our board of directors in September 2000. Mr. Morrison is Vice President of Investments with Working Ventures Canadian Fund Inc., a Canadian venture capital fund. Prior to joining Working Ventures in July 1995, Mr. Morrison was a principal in the Financial Advisory Services Group of PricewaterhouseCoopers LLP. Mr. Morrison represents Working Ventures on our Board of Directors and on a number of private and public companies with a focus on manufacturing, transportation and technology sectors. Mr. Morrison is a chartered accountant. Mr. Morrison resides in Toronto, Ontario.


     DONALD J. LOWRY joined our board of directors in July 2000. Since February 1998, Mr. Lowry has been President and Chief Executive Officer of EPCOR Utilities Inc., an essential services utility. From May 1997 to January 1998, Mr. Lowry served as Chairman of Alta Telecom Inc., a telecommunications company. From March 1993 to May 1997, Mr. Lowry served as President and Chief Operating Officer of Telus Communications Inc., a telecommunications company. Mr. Lowry currently serves as a director on the board of the Canadian Electrical Association, Sasktel International, Imperial Rubber Co. Ltd., Total Telecom Inc. and Encore Energy. Mr. Lowry earned both a Master's degree in Business Administration and a Bachelor of Commerce degree from the University of Manitoba. Mr. Lowry resides in Edmonton, Alberta.

     DR. ROBERT LEE joined our board of directors in January 1999 and served as Chairman until July 2000. Prior to January 1999, Dr. Lee was a member of our Advisory Board. Dr. Lee has worked for Air Liquide Canada since 1947. Since 1990, Dr. Lee has been an independent technical advisor to Air Liquide Canada and several of its subsidiaries, as well as to various other institutions, including the University of British Columbia-Center for Metallurgical Processing and the American Iron and Steel Institute/Department of Energy. Since 1985, Dr. Lee has served as a director and the Vice President of Technology of Q.S. Oxygen Process Inc. Dr. Lee has been involved in the development of more than 25 inventions, securing over 200 patents. In 1998, Dr. Lee received an honorary Doctorate of Science from McGill University for innovative contributions to the metallurgical industry. Dr. Lee resides in Calgary, Alberta.


     CHARLEY PAPPAS joined us in April 2000 as our Director of Engineering Operations and was appointed Vice President of Operations in September 2000. From October 1992 to April 2000, Mr. Pappas was employed with The Electrolyser Corporation Limited, a manufacturer of hydrogen generators, where he served as Senior Design Engineer from 1992 to 1994, and Vice-President of Engineering from 1994 to 1999. From 1991 to 1992, Mr. Pappas was President and Project Manager with Phalanx Engineering Inc., an engineering consultant to the industrial gas business. From 1981 to 1991, Mr. Pappas was employed by Union Carbide Canada Limited in a number of positions. Mr. Pappas resides in Scarborough, Ontario, and is a Member of the Professional Engineers of Ontario.


COMPOSITION OF THE BOARD OF DIRECTORS

     Our board of directors currently consists of seven members, four of whom are non-management directors. Our articles provide that we may have between three and nine directors on our board. Each of our directors holds office until the next annual meeting of shareholders and until the director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has a Management Development and Compensation Committee, an Audit Committee and a Nomination and Corporate Governance Committee.

     Management Development and Compensation Committee. The Management Development and Compensation Committee reviews and makes recommendations to our board concerning the terms of the compensation packages provided to our employees, including our executive officers, the terms of any bonus or other awards provided to our employees, including our executive officers, and makes recommendations to our board regarding new executive officer appointees. Our Management Development and Compensation Committee also administers our current stock option arrangements. See "Stock Options" and "New Stock Option Plan." The members of our Management Development and Compensation Committee are Norman Seagram, Donald Lowry and Pierre Rivard.

     Audit Committee. The Audit Committee oversees the retention, performance and compensation of our independent auditors, and oversees and establishes procedures concerning our systems of internal accounting and auditing control. The members of our Audit Committee are Norman Seagram, Donald Lowry and Robert Lee. We may modify the composition of our Audit Committee after the completion of this offering to ensure compliance with the rules promulgated by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. and The Toronto Stock Exchange.

     Nomination and Corporate Governance Committee. The Nomination and Corporate Governance Committee evaluates and assesses the effectiveness of our board, our individual directors and our board committees, establishes procedures for identifying new nominees to the board, recruits and recommends new nominees to the board and develops and monitors our approach to corporate governance issues. The members of our Nomination and Corporate Governance Committee are Norman Seagram, Donald Lowry and Pierre Rivard.

EXECUTIVE COMPENSATION

  Summary Compensation

     For the year ended December 31, 1999, our aggregate cash compensation payments to our executive officers and directors for services rendered in these capacities was approximately $223,000.

     The following table sets forth all compensation we paid to our Chief Executive Officer and our four other most highly compensated executive officers, to whom we refer hereafter as our senior executive officers, in the years indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                 ANNUAL COMPENSATION                         AWARDS
                                   ------------------------------------------------   ---------------------
                                                                     OTHER ANNUAL     SECURITIES UNDERLYING
                                   YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)     OPTIONS/SARS (#)
                                   ----   ----------   ---------   ----------------   ---------------------
Pierre Rivard....................  1999    $51,964        --            $   69                     --
  President, Chief Executive       1998    $47,946        --                --                     --
  Officer and Director             1997    $23,413        --                --                     --

Boyd J. Taylor...................  1999    $51,964        --                --                     --
  Vice President Sales             1998    $47,946        --                --                     --
  and Marketing and Director       1997    $23,413        --                --                     --

Joseph Cargnelli.................  1999    $51,964        --                --                     --
  Vice President of Technology     1998    $47,946        --                --                     --
  and Director                     1997    $23,413        --                --                     --

Robert Edwards...................  1999    $21,652(1)     --            $   69              1,394,533
  Vice President Finance,          1998         --        --                --                     --
  Treasurer and Secretary          1997         --        --                --                     --

Dr. Ravi B. Gopal................  1999    $45,483        --            $  104                     --
  Vice President Engineering,      1998    $28,407(2)     --            $1,386                     --
  Electronics and Controls         1997         --        --                --                     --


---------------
(1) Mr. Edwards joined us in July 1999.

(2) Dr. Gopal joined us in May 1998.

  Option Grants During Fiscal 1999

     We granted options under our stock option plan to our senior executive officers during the year ended December 31, 1999 as follows:


                         NUMBER OF                                        MARKET VALUE OF
                       COMMON SHARES     % OF TOTAL                        COMMON SHARES
                        UNDERLYING     OPTIONS/SARS TO                       UNDERLYING
                       OPTIONS/SARS     EMPLOYEES IN     EXERCISE PRICE   OPTIONS/SARS ON
NAME                      GRANTED      FISCAL 1999 (%)   (CDN.$/SHARE)    DATE OF GRANT(1)   EXPIRATION DATE
----                   -------------   ---------------   --------------   ----------------   ----------------
Robert Edwards.......     984,375            71            Cdn.$ 0.29       Cdn.$285,469     January 24, 2010
                          410,158            29            Cdn.$0.046       Cdn.$117,305     January 24, 2010


---------------
(1) There was no public market for our common shares for the year ended December 31, 1999. Therefore, the amounts set forth in this column represent the fair market value of each of our common shares on the date of grant, as determined by our board of directors.

  Options Exercised in Fiscal Year 1999

     None of our senior executive officers exercised any options during the year ended December 31, 1999. The following table sets forth the estimated value as of December 31, 1999 of the exercisable and unexercisable options held by these officers.


                                                NUMBER OF SECURITIES
                                                     UNDERLYING
                                               UNEXERCISED OPTIONS AT      VALUE OF UNEXERCISED IN-THE-MONEY
                                                    YEAR END (#)                OPTIONS AT YEAR END (#)
                                             ---------------------------   ----------------------------------
NAME                                         EXERCISABLE   UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
----                                         -----------   -------------   --------------    ----------------
                                                                                     (IN THOUSANDS)
Robert Edwards.............................   123,046         861,329       Cdn.$     0        Cdn.$     0
                                              205,079         205,079       Cdn.$50,039        Cdn.$50,039


---------------

(1) The value of an "in-the-money" option represents the difference between the aggregate estimated fair market value of the common shares issuable upon exercise of the option and the aggregate exercise price of the option. There was no public market for our common shares as of December 31, 1999. Therefore, the amounts set forth in this column represent the fair market value of our common shares as of December 31, 1999, approximately Cdn.$0.29 per share, as determined by our board of directors.


  Director, Employee and Consultant Stock Options


     As of June 30, 2000, our executive officers, directors, employees and consultants held options to purchase an aggregate of 3,768,800 of our common shares. Our executive officers held options to acquire 2,345,000 of these common shares, exercisable at prices ranging from Cdn.$0.046 to Cdn.$0.29, expiring January 24, 2010. Our directors who are not executive officers held options to acquire 117,600 common shares, exercisable at prices ranging from Cdn.$0.29 to Cdn.$5.07, expiring between January 24, 2010 and June 30, 2010. Our employees, excluding our executive officers, held options to acquire 1,306,200 common shares, exercisable at prices ranging from Cdn.$0.29 to Cdn.$5.07, expiring at dates ranging from January 24, 2010 to October 24, 2010.


COMPENSATION OF DIRECTORS


     We do not currently pay any cash compensation to directors for serving on our board, but we do reimburse directors for out-of-pocket expenses for attending board and committee meetings. Two of our non-management directors, Donald Lowry and Norman Seagram, were granted options to purchase 4,200 and 4,900 of our common shares, respectively, in connection with their agreements to serve on our board. Dr. Robert Lee, another of our non-management directors, was granted options to purchase 108,500 of our common shares in connection with his service as our Chairman from January 1999 to July 2000.


EMPLOYMENT AGREEMENTS AND INSURANCE POLICY

     Each of Mr. Rivard, Mr. Taylor and Mr. Cargnelli is currently negotiating an employment agreement with us.


     Mr. Edwards' employment is currently subject to the terms and conditions of a letter agreement dated July 16, 1999. Under the terms of the letter agreement, we offered Mr. Edwards an annual salary of $51,964, options to purchase 984,375 common shares at an exercise price of Cdn.$0.29 per share vesting over four years, and various other customary benefits. Pursuant to the letter agreement, all of Mr. Edwards' unvested options will immediately vest upon his termination without cause in connection with a change of control of our company. Pursuant to a letter agreement dated July 15, 1999, we also offered Mr. Edwards options to purchase an additional 410,158 common shares at an exercise price of Cdn.$0.046 per share. These additional options have no such automatic accelerated vesting provisions.

     Dr. Gopal's employment is currently subject to the terms and conditions of a letter agreement dated March 16, 1998. Under the terms of the letter agreement, we offered Dr. Gopal an annual salary of $51,964, life insurance coverage and other customary benefits.

     We have purchased a key-man employee insurance policy with respect to Pierre Rivard, Joseph Cargnelli and Boyd J. Taylor, providing coverage of approximately $350,000 per person.

STOCK OPTIONS


     Since 1999, we have granted options to purchase our common shares to various employees, officers, directors and consultants. We formalized these grants in January 2000 by entering into stock option agreements with these individuals. These agreements generally provide that the options have a maximum term of ten years and vest over four years. In the event that an optionee's employment is terminated, the vested portion of any grant will remain exercisable for a period of 60 days after the date of termination. In the event of the death or incapacity of the optionee, the vested portion of any grant will remain exercisable for a period of 120 days following the date of death or incapacity. Unvested options expire upon the termination, death or incapacity of the optionee. If a change of control of our company occurs, the company through our board of directors has the power to amend the terms of each option to allow for the exercise of the unvested portion of each option prior to the completion of the change of control. Our stock option agreement with Mr. Edwards covering options to purchase 1,487,500 of our common shares at a weighted average exercise price of Cdn.$0.22 per share provides that all of Mr. Edwards' then unvested options subject to such agreement will immediately vest upon his termination without cause in connection with a change of control of our company.


NEW STOCK OPTION PLAN

     Prior to the completion of this offering, we will implement a new stock option plan which will grant to our board of directors or a committee of our board the discretion to grant options to purchase common shares to our employees, directors and consultants. It is expected that the board will delegate responsibility for the administration of our new stock option plan to our Management Development and Compensation Committee. The new plan will provide that options will have a maximum term of ten years, unless otherwise specified by our board, and will have an exercise price per share of not less than the fair market value of our common shares on the day immediately prior to the date of grant. Unless otherwise specified in the particular optionee's option agreement, options granted under the plan will vest over a period of four years with 25% of the particular option grant vesting each year. Options granted under the plan may not be transferred or assigned by the optionee and upon any such transfer or assignment or attempted transfer or assignment, such options will terminate and be of no further force and effect.

     If an optionee's employment or term as a director or consultant with us is terminated without cause or the optionee voluntarily resigns, any vested options then held by the optionee may be exercised by the optionee for a period of 90 days from the applicable date of termination or resignation provided that the option does not expire prior to the end of the 90 day period. If an optionee's employment or term as a director or consultant with us is terminated for cause, all options then held by the optionee, whether vested or unvested, immediately expire and are cancelled on the applicable termination date. If an optionee that is an employee, director or consultant dies or becomes disabled or an optionee that is an employee or director retires, any vested options then held by the optionee may be exercised for a period of 180 days from the applicable date of death, disablement or retirement, provided that the option does not expire prior to the end of the 180 day period.

     Under certain circumstances, such as an amalgamation, combination, merger or other reorganization involving our company, the plan will allow the board to replace or modify any issued option in order to preserve proportionately the rights and obligations of all optionees. The board may also permit the vesting and exercise of any outstanding unvested option not otherwise exercisable upon the occurrence of certain events including a change of control involving our company.

     It is expected that the plan will provide that the aggregate number of common shares that may be issued under the plan may not exceed 10% of our issued and outstanding common shares. In addition, no one person will be permitted to receive more than 5% of the common shares reserved for issuance pursuant to options granted under the plan.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

     Under the Canada Business Corporations Act and our By-Laws, we are permitted to indemnify out of our own funds our directors and officers, former directors and officers and their respective heirs and legal representatives against costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by them in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as our directors or officers, including an action by or on behalf of us to procure a judgment in our favor. In order to be entitled to indemnification under this Act and our By-Laws, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful. In addition, in respect of an action by or on behalf of us to procure a judgment in our favor, a court must approve of the indemnification.

     Under our Amended and Restated Unanimous Shareholders' Agreement we agree to indemnify our directors and their heirs and legal representatives against all costs, charges and expenses, including amounts paid to settle actions or satisfy judgments reasonably incurred by them in respect of any civil, criminal or administrative proceeding to which they are made parties because of being or having been one of our directors, provided that they acted honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, they had reasonable grounds to believe that their conduct was lawful.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We have purchased a liability insurance policy covering our directors and officers.

                              CERTAIN TRANSACTIONS

AMENDED AND RESTATED UNANIMOUS SHAREHOLDERS' AGREEMENT


     We are a party to an Amended and Restated Unanimous Shareholders' Agreement with all of our existing shareholders, some of whom are presently officers and directors of our company. Pursuant to this agreement, the parties agreed to restrictions and reciprocal rights in connection with sales of their shares in a number of specified circumstances, including tag-along rights, drag-along rights and rights of first refusal. In addition, the agreement places restrictions upon loans to us from shareholders and allows participation by the shareholders in future debt and equity financings. The agreement was amended in July 2000 to change the composition of the board of directors and to adjust the composition of its various committees in preparation for this offering. All shareholders have consented to the offering and have waived their right to participate in the offering. This agreement will terminate automatically upon the closing of this offering. Don J. Morrison, one of our directors, was appointed to our board as a nominee of Working Ventures Canadian Fund Inc. in accordance with the terms of this agreement.


RELATIONSHIP BETWEEN CIBC WORLD MARKETS INC. AND CIBC CAPITAL PARTNERS


     CIBC Capital Partners, which presently holds preferred shares convertible into 2,758,000 common shares, representing approximately 9.7% of our common equity, is a division of a Canadian chartered bank. CIBC World Markets Inc., one of the underwriters in this offering, is a wholly-owned subsidiary of the same Canadian chartered bank. Accordingly, CIBC World Markets Inc. may be considered a related and connected issuer of ours for the purposes of applicable Canadian securities laws. The decision of CIBC World Markets Inc. to underwrite this offering was made independently of CIBC Capital Partners. The decision to distribute our common shares was made by us independently of CIBC Capital Partners, although the terms of the offering were established through negotiations between us and the underwriters. CIBC World Markets Inc. will not receive any benefit from this offering other than its portion of the commissions payable by us to the underwriters.


RELATED PARTY TRANSACTION

     We subcontract some manufacturing in the normal course of our operations to a company owned by the father and uncle of Joseph Cargnelli, one of our directors and a principal shareholder. From January 1, 1997 to December 31, 1999, this company billed us a total of $177,734. At December 31, 1999, we had an accounts payable balance due to this company of $69,430. We believe that the rates this company has charged us for its services are comparable to rates we could have obtained from an unrelated third party.

                             PRINCIPAL SHAREHOLDERS


     The following table provides information regarding the beneficial ownership of our common shares as of June 30, 2000, and as adjusted to reflect the sale of 7,000,000 common shares in this offering, as to:


     - each person or entity who beneficially owns more than 5% of our outstanding common shares;

     - each of our senior executive officers; and

     - all of our directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all common shares held by them. The number of common shares outstanding used in calculating the percentage for each listed person includes the common shares underlying options held by such person that are exercisable within sixty (60) days of June 30, 2000, but excludes common shares underlying options held by any other person. Percentage ownership is calculated by reference to the 28,532,000 common shares deemed outstanding as of June 30, 2000, and an estimated 7,000,000 additional common shares to be issued in this offering. All of our shareholders are currently party to a shareholder's agreement. Upon completion of this offering, the shareholder's agreement shall terminate in accordance with its terms.



                                                     NUMBER OF COMMON         NUMBER OF COMMON
                                                    SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                      OWNED PRIOR TO             OWNED AFTER
                                                       THIS OFFERING            THIS OFFERING
                                                   ---------------------    ---------------------
BENEFICIAL OWNER                                     NUMBER      PERCENT      NUMBER      PERCENT
----------------                                   ----------    -------    ----------    -------
Pierre Rivard(1).................................   6,562,500       23%      6,562,500     18.5%
Boyd Taylor......................................   6,562,500       23       6,562,500     18.5
Joseph Cargnelli.................................   6,562,500       23       6,562,500     18.5
Robert Edwards(2)................................     481,250      1.7         481,250     1.35
Dr. Ravi B. Gopal(3).............................     481,250      1.7         481,250     1.35
Micro-Generation Technology Fund, L.L.C.(4)......   2,758,000      9.7       2,758,000     7.76
Working Ventures Canadian Fund Inc.(5)...........   2,583,000      9.1       2,583,000     7.27
CIBC Capital Partners(6).........................   2,758,000      9.7       2,758,000     7.76
All directors and executive officers as a group
  (9 persons)....................................  20,758,500     72.8      20,758,500     58.4


---------------
(1) The address of Mr. Rivard and all of the other senior executive officers listed in this table is Hydrogenics Corporation, 100 Caster Avenue, Woodbridge, Ontario, Canada L4L 5Y9.


(2) Consists of 481,250 common shares issuable pursuant to presently exercisable stock options.



(3) Consists of 481,250 common shares issuable pursuant to presently exercisable stock options.



(4) Consists of 2,758,000 common shares issuable upon the conversion of outstanding preferred shares, which will occur automatically upon the completion of this offering. Micro-Generation Technology Fund, L.L.C. is a private venture capital fund managed on behalf of investors by Arete Corporation. The address of Micro-Generation Technology Fund, L.L.C. is c/o Arete Corporation, Manager, P.O. Box 1299, Harbor, New Hampshire 03226.



(5) Consists of 2,583,000 common shares issuable upon the conversion of outstanding preferred shares, which will occur automatically upon the completion of this offering. Don Morrison, one of our directors, was appointed to our board as a nominee of Working Ventures Canadian Fund Inc. in accordance with the terms of our shareholders agreement. Working Ventures Canadian Fund Inc. is a widely held Canadian mutual fund. The address of Working Ventures Canadian Fund Inc. is 250 Bloor Street East, Suite 1600, Toronto, Ontario, Canada M4W 1E6.

(6) Consists of 2,758,000 common shares issuable upon the conversion of outstanding preferred shares, which will occur automatically upon the completion of this offering. CIBC Capital Partners is a division of a Canadian chartered bank and carries on merchant banking operations under that registered business name. The address of CIBC Capital Partners is BCE Place, P.O. Box 500, 8th Floor, 161 Bay Street, Toronto, Ontario, Canada M5J 2S8.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND ISSUED SHARE CAPITAL


     Our authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, of which 19,708,500 common shares, 750,000 Series A preferred shares and 510,500 Series B preferred shares were issued and outstanding as of June 30, 2000. Upon closing of this offering, all of the issued and outstanding Series A and Series B preferred shares described above will be automatically converted at a ratio of seven to one, into an aggregate of 8,823,500 common shares and we will have no preferred shares outstanding.


     Each common share carries one vote on all matters to be voted on by our shareholders. Holders of common shares are entitled to receive dividends as and when declared by our board of directors and to share ratably in our remaining assets available for distribution, after payment of liabilities, upon our liquidation, dissolution or winding up. Our common shares do not carry pre-emptive rights or rights of conversion into any other securities. All outstanding common shares are fully paid and non-assessable, and the common shares to be issued in this offering will also be fully paid and non-assessable. There are no limitations on the rights of non-resident or foreign owners of our common shares to hold or vote their shares.


     Our board of directors has the authority, without further action by the shareholders, to issue an unlimited number of preferred shares in one or more series and in the event that preferred shares are issued, the board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares including any qualifications, limitations or restrictions. Special rights which may be granted to a series of preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be superior to the rights of the common shares. Preferred share issuances could decrease the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company.



     Prior to this offering we had 17 shareholders, two of whom reside in the United States and hold an aggregate of approximately 11.36% of our securities.


SHARE SPLIT


     Prior to the completion of this offering, we will amend our articles to split all of our outstanding and reserve common shares on a basis of seven common shares for each outstanding common share.


PRIOR SALES


     In January 2000, we issued 510,500 Series B preferred shares for an aggregate subscription price of $3.7 million. This was the only transaction involving the sale of shares in the 12 months prior to the date of this prospectus, other than in connection with the granting and exercise of stock options by our officers, directors, and employees.


REGISTRAR AND TRANSFER AGENT


     The registrar and transfer agent for our common shares in Canada will be CIBC Mellon Trust Company at its principal offices in Toronto, Ontario, and the co-transfer agent and co-registrar for our common shares in the United States will be ChaseMellon Shareholders Services, L.L.C. at its offices in New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The sale of substantial numbers of common shares in the public market, or the possibility of this sale, could adversely affect prevailing market prices for our common shares.



     Upon completion of the offering based on the information as of June 30, 2000:



     - a total of 35,532,000 of our common shares will be outstanding; and



     - options to purchase a total of 3,768,800 common shares will be outstanding.



     All of the 7,000,000 common shares sold in the offering in the United States and Canada will be freely tradable without restriction under either the Securities Act of 1933 or applicable Canadian securities laws, except by "affiliates" as defined in Rule 144 under the Securities Act of 1933, or by "control persons" as defined under applicable Canadian securities laws.



     For the reasons given below, and subject to the restrictions set forth below, we believe that the following restricted common shares and common shares issuable upon exercise of options will be eligible for resale in the public market at the following times and by the following persons:



                                                              ELIGIBILITY FOR SALE IN THE
                                                                     PUBLIC MARKET
                                                              ----------------------------
                                                                                 SHARES
                                                               RESTRICTED      UNDERLYING
                                                                 SHARES         OPTIONS
                                                              ------------    ------------
On the date of this prospectus..............................
181 days after the date of this prospectus..................
After 181 days after the date of this prospectus............



     Each of our officers and directors and current shareholders have agreed with Salomon Smith Barney Inc. that they will not offer or sell any of our common shares for 180 days following the date of this prospectus without the prior written consent of Salomon Smith Barney Inc., subject to limited exceptions.


CANADIAN RESALE RESTRICTIONS


     Excluding any common shares purchased in this offering and including conversion of Series A and Series B preferred shares, as of June 30, 2000, Canadian residents held 25,291,000 common shares and options to purchase 3,768,800 common shares. Under applicable Canadian securities laws, all such previously issued common shares or common shares issuable upon exercise of previously issued options may not be sold or otherwise disposed of for value, except pursuant to a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until we have been a reporting issuer in good standing for at least 12 months. Sales of our common shares by shareholders that are control persons, as that term is defined under Canadian securities law, are also restricted. We will become a reporting issuer when we file this prospectus with the applicable Canadian securities regulatory authorities and when those authorities issue receipts for the prospectus. We expect that the receipts will be issued on or about the date of this prospectus.



OTHER RESALE RESTRICTIONS



     As a result of the lock-up agreements and the provisions of Rule 144 under the Securities Act of 1933, common shares and common shares issuable upon exercise of options held by non-Canadian residents will be available for sale in the public market in the United States, subject in some cases to Rule 144 volume limitations.



     In general, under Rule 144, as in effect on the date of this prospectus, any person (including an affiliate of ours) who has beneficially owned common shares for at least one year will be entitled to sell, in any three-month period, a number of shares that (together with common shares with which the person's shares must be aggregated) does not exceed the greater of:



     - 1% of the then outstanding common shares (approximately 355,320 shares immediately after the offering); and



     - the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the sale is made.



Sales of restricted securities under Rule 144 must also satisfy requirements relating to manner of sale, notice and availability of current public information about us. Affiliates of ours must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell common shares which are not restricted securities.



     Upon the closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our stock option plan. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plan to U.S. residents after the effective date of that registration statement, other than shares issued to our affiliates and our employees subject to lock-up agreements, generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

                            INCOME TAX CONSEQUENCES


     Because Canadian and United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States and Canadian federal, provincial, state and other tax consequences of investing in our common shares. The statements of United States and Canadian tax law set out below are based on the laws and interpretations in force as of the date of this prospectus, and are subject to changes occurring after that date.


CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES INVESTORS


     In this summary, a "U.S. holder" means a person who, for the purposes of the Canada-United States Income Tax Convention (1980), is a resident of the United States and not of Canada and who, for the purposes of the Income Tax Act (Canada):


     - deals at arm's length with us;

     - is the beneficial owner of our common shares;

     - holds our common shares as capital property;

     - does not use or hold and is not deemed to use or hold our common shares in the course of carrying on a business in Canada; and

     - is not an insurer for whom our common shares constitute designated insurance property.


     Our common shares will generally be capital property to a U.S. holder unless it is held in the course of carrying on a business or in an adventure in the nature of trade. This summary does not apply to a U.S. holder that is a "financial institution" for purposes of the rules contained in the Income Tax Act (Canada).



     This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations in force under the Income Tax Act (Canada) on the date of this prospectus, the Convention, current published administrative and assessing practices of the Canada Customs and Revenue Agency, formerly Revenue Canada, all specific proposals to amend the Income Tax Act (Canada) and the regulations announced by the Minister of Finance (Canada) prior to the date of this prospectus and all judicial decisions currently in effect.



     This summary is not exhaustive and, except for the proposed amendments to the Income Tax Act, does not take into account or anticipate prospective or retrospective changes in the law or the administrative or assessing practices of the Canada Customs and Revenue Agency, whether these changes are effected by judicial, governmental or legislative action or interpretation. This summary does not take into account tax legislation or considerations of any province or territory of Canada. None of the tax consequences described herein depend or rely on any of the proposed amendments to the Income Tax Act passing into law. Because Canadian tax consequences may differ from one holder to the next, this summary does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. You are advised to consult your own tax advisor.


DIVIDENDS

     Dividends paid, credited or deemed to have been paid or credited on our common shares are subject to Canadian withholding tax under the Income Tax Act at the rate of 25%, although this rate may be reduced by the provisions of an applicable income tax treaty. Under the Convention, U.S. holders who beneficially own the dividends will generally be subject to a 15% withholding tax on the gross amount of such dividends. In the case of a U.S. holder that is a corporation which beneficially owns at least 10% of our voting shares, the applicable rate of withholding tax on dividends will generally be reduced to 5%.

DISPOSITIONS

     Under the Income Tax Act, assuming you are a U.S. holder and provided our common shares are listed on a prescribed stock exchange, which includes the Toronto Stock Exchange and the Nasdaq

National Market, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length or you together with such persons owned or had rights to acquire 25% or more of our issued shares of any class at any time during the five-year period before the actual or deemed disposition.


                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of our common shares by a United States holder. A United States holder is:

     - an individual citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or any of its political subdivisions; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     This summary deals only with common shares that are held as a capital asset by a United States holder, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

     - dealers or traders in securities or currencies;

     - financial institutions or other United States holders that treat income in respect of our common shares as financial services income;

     - life insurance companies;

     - tax-exempt entities;

     - United States holders that hold our common shares as a part of a straddle or conversion transaction or other arrangement involving more than one position or that hedge against currency risks in respect of our common shares;

     - United States holders that own, or are deemed for United States tax purposes to own, 10% or more of the total combined voting power of all classes of our voting shares;

     - United States holders that have a principal place of business or "tax home" outside the United States; or

     - United States holders whose "functional currency" is not the United States dollar.


     The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or Code, and regulations, rulings and judicial decisions as of the date of this prospectus; any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. The following discussion describes the general application of the U.S. federal income tax laws. The discussion does not purport to describe all of the tax considerations that may be relevant to you specifically. We advise you to consult your own tax advisor.


DISTRIBUTIONS

     Distributions that we make with respect to our common shares, other than distributions in liquidation and distributions in redemption of shares that are treated as exchanges, will be taxed to United States holders as ordinary dividend income to the extent that the distributions do not exceed the current and accumulated earnings and profits of the Company, as determined for United States federal income tax purposes. The amount treated as a dividend will include any Canadian withholding tax deducted from the distribution. Distributions, if any, in excess of the current and accumulated earnings and profits of the

Company, as determined for United State federal income tax purposes, will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder's tax basis in our common shares. To the extent that these distributions exceed the tax basis of the United States holder in its shares of our common shares, the excess will be treated as capital gain.



     In the case of distributions in Canadian dollars, the amount of the distributions will equal the United States dollar value of the Canadian dollars distributed, determined by reference to the spot currency exchange rate on the date of receipt of the distribution by the United States holder, and the United States holder will realize separate foreign currency gain or loss only to the extent that gain or loss arises as a result of foreign currency fluctuations from the date the distribution is received (or deemed received) to the date such distribution is converted into United States dollars. Any foreign currency gain or loss will be treated as ordinary income or loss.



     Dividends that we pay will not be eligible for the dividends-received deduction allowed to United States corporations under Section 243 of the Code.


SALE OR EXCHANGE

     Upon a sale or exchange of our common shares to a person other than Hydrogenics Corporation, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the United States holder's adjusted tax basis in the common shares (determined in U.S. dollars). Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held our common shares for more than one year.

FOREIGN TAX CREDIT


     In computing its United States federal income tax liability, a United States holder may elect for each taxable year to claim a deduction or, subject to the limitations on foreign tax credits generally, a credit for foreign income taxes paid or accrued by it, including any non-United States taxes withheld from distributions, if any, that we pay on our common shares. For foreign tax credit purposes, under Section 904(g) of the Internal Revenue Code, in the event that at least 50 percent of our shares (determined by vote or value) is owned, directly, indirectly or by attribution, by United States persons, and subject to the limitations described below, a portion of the dividends that we pay in each taxable year will be treated as United States-source income, depending upon the ratio for that taxable year of our United States-source earnings and profits to our total earnings and profits. The remaining portion of our dividends will be treated as foreign-source income and will be treated as passive income, subject to the separate foreign tax credit limitation for passive income. The application of Section 904(g) is subject to two limitations. First, if in any taxable year we have earnings and profits, and less than 10 percent of those earnings and profits are from United States sources, then dividends that we pay from our earnings and profits for that year will be treated entirely as foreign-source income. Second, because dividends that we pay are treated entirely as foreign-source income under the Convention, a United States holder that qualifies for the benefits of the Convention may elect to have the portion of those dividends that would be treated as United States-source income under
Section 904(g) instead treated as foreign-source income that is subject to a separate foreign tax credit limitation.



     Gain or loss realized by a United States holder on the sale or exchange of our common shares will be treated as United States source gain or loss for United States foreign tax credit purposes.


     If we were to be a passive foreign investment company (see " -- Passive Foreign Investment Companies" below), special rules would apply to the calculation of foreign tax credits.

BACKUP WITHHOLDING TAX


     Backup withholding tax at a rate of 31% may apply to payments of dividends and to payments of proceeds of the sale or other disposition of our common shares within the United States by a non-corporate United States holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and may be credited against a United States holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

PASSIVE FOREIGN INVESTMENT COMPANIES

     In general, a foreign corporation is a passive foreign investment company for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties, other than certain rents and royalties derived in the active conduct of a trade or business) or (ii) 50% or more of the average of the quarterly values of its assets consists of assets that produce, or are held for the production of, passive income.

     Based on our current and projected income, and our estimates as to the market value of our assets as determined by reference to the expected market value of our common shares when issued, we do not expect to be considered to be a passive foreign investment company. However, because the determination of whether we are a passive foreign investment company is based on the composition of our income and assets from time to time and because the market price of our shares is likely to fluctuate after the offering, there can be no assurance that we will not be considered a passive foreign investment company for any fiscal year. If we are a passive foreign investment company at any time that you own common shares, you generally will be subject to the rules described below, even if we subsequently cease to be a passive foreign investment company. United States holders will be responsible for determining whether we are a passive foreign investment company each year for purposes of applying the rules described below.


     Except as described below, if we are considered to be a passive foreign investment company, the following special rules will apply to:


     - any gain realized on the sale or other disposition (including a pledge as security for a loan) of our common shares, and


     - any "excess distribution" on the common shares, that is any distribution received by you on the common shares in a taxable year other than the first year in which you hold the common shares that are greater than 125% of the average annual distributions received by you in the preceding three taxable years, or, if shorter, your holding period for the common shares).


Under these rules:

     - the gain or excess distribution would be allocated ratably over your holding period for the common shares;

     - the amount allocated to the current taxable year and to taxable years before the first day in which we became a passive foreign investment company would be taxed as ordinary income; and

     - the amount allocated to each of the prior taxable years in which we were a passive foreign investment company would be subject to tax at the highest rate of tax in effect for a corporate or individual taxpayer, as applicable, that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax attributable to such prior year.


     Alternatively, as long as the common shares are regularly traded on the Nasdaq National Market (or another qualifying market), you will be able to make an election with respect to the common shares upon acquisition of the common shares to include in income as ordinary income each year the excess of the fair market value of the common shares over your adjusted basis in the common shares, and you will be entitled to deduct as an ordinary loss each year the lesser of
(a) the excess of your original or, if
applicable, adjusted basis in the common shares over their fair market value, and (b) the excess of the total amount of income included in prior years over the total amount of deductions allowed in prior years under these rules. Your adjusted basis in the common shares will be increased by the amount of any income inclusions and will be decreased by the amount of any deductions. If you dispose of the common shares for an amount in excess of your adjusted basis, the gain will be taxed at ordinary income tax rates.


     A U.S. investor who owns common shares during any year that we are a passive foreign investment company must file Internal Revenue Service Form 8621, describing any distributions received from the ownership of common shares and any gain realized on the sale or other disposition of common shares.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of common shares set forth opposite the name of that underwriter.

                                                              NUMBER OF SHARES
                                                              ----------------
Salomon Smith Barney Inc....................................
CIBC World Markets Inc......................................
BMO Nesbitt Burns Inc.......................................
                                                                  --------
          Total.............................................
                                                                  ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by the underwriters' counsel and to other conditions. The obligations of the underwriters under the underwriting agreement are several and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain other stated events. The underwriters are obligated to purchase all of the common shares, other than those covered by their over-allotment option described below, if they purchase any of the common shares.

     This offering is being made concurrently in the United States and in all of the provinces of Canada. Subject to applicable law, the underwriters may also offer the common shares outside of the United States and Canada. Broker-dealer affiliates of certain of the underwriters named above may sell common shares in the United States, Canada or elsewhere, as the case may be, in each case pursuant to applicable law.

     The underwriters, for whom Salomon Smith Barney Inc., CIBC World Markets Inc. and BMO Nesbitt Burns Inc. are acting as representatives, propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common shares to particular dealers at the public offering price less a concession not in excess
of $     per common share. The underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per common share on sales to other
dealers. If all of the common shares are not sold at the initial offering price, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.


     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,050,000 additional common shares at the public offering price less the underwriting commission. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional common shares approximately proportionate to that underwriter's initial purchase commitment.


     We and our officers, directors and major shareholders have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common shares or any securities convertible into, or exercisable or exchangeable for, our common shares. In addition, our employees that hold
options to purchase at least                common shares that are either
currently vested or that vest prior to the end of that period will be bound by the same obligation. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for the common shares was determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price were:

     - our record of operations;

     - our current financial conditions;

     - our future prospects;

     - our markets;

     - the economic conditions in and future prospects for the industry in which we operate;

     - our management; and

     - currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

     The prices at which common shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common shares may not develop and continue after this offering.


     We have applied to have our common shares included for quotation on the Nasdaq National Market under the symbol "HYGS" and to have our common shares listed on The Toronto Stock Exchange under the symbol "HYG."


     The following table shows the underwriting commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares.

                                                      NO EXERCISE    FULL EXERCISE
                                                      -----------    -------------
Per Common Share....................................    $               $
Total...............................................    $               $


     At our request, the underwriters will reserve up to 5 percent of the common shares to be sold, at the initial public offering price, to our directors, officers and employees, and other persons having business relationships with us. This directed share program will be administered by Salomon Smith Barney Inc. in the United States and by CIBC World Markets Inc. in Canada. The number of common shares available for sale to the general public will be reduced to the extent that these individuals purchase any such common shares reserved for issuance under the directed share program. Any reserved common shares that are not purchased through this directed share program will be offered by the underwriters to the general public on the same basis as the other common shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of the reserved shares.


     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.


     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations.


     In accordance with the applicable policies of several Canadian provinces, the underwriters may not, throughout the period of distribution, bid for or purchase common shares. Exceptions, however, exist where the bid or purchase is not made to create the appearance of active trading in, or raising prices of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. We have been advised that in connection with the offering and pursuant to the first exception mentioned above, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which might otherwise prevail on the open market.


     CIBC Capital Partners, which presently holds preferred shares convertible into 2,758,000 common shares, representing approximately 9.7% of our common equity, is a division of a Canadian chartered bank. CIBC World Markets Inc., one of the underwriters in this offering, is a wholly-owned subsidiary of the same Canadian chartered bank. Accordingly, CIBC World Markets Inc. may be considered a related and connected issuer of the company for the purposes of applicable Canadian securities laws. The decision of CIBC World Markets Inc. to underwrite this offering was made independently of CIBC Capital Partners. The decision to distribute our common shares was made by us independently of CIBC Capital Partners, although the terms of the offering were established through negotiations between us and the underwriters. CIBC World Markets Inc. will not receive any benefit from this offering other than its portion of the commissions payable by us to the underwriters.


     We estimate that our total expenses for this offering will be $          .


     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933 or under applicable Canadian securities laws, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     Osler, Hoskin & Harcourt LLP, Toronto, Ontario is acting as our Canadian legal counsel with respect to this offering and will pass upon the legality of the common shares offered by this prospectus. Brobeck, Phleger & Harrison LLP, New York, New York, is acting as our U.S. legal counsel with respect to the offering. Certain U.S. legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 covering the common shares being sold in this offering. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information. Any statement regarding any of the contracts or other documents referred to in this prospectus is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services.

     Prior to this offering, we have not been required to file reports with the Commission. Following consummation of the offering, we will be required to file reports and other information with the Commission under the U.S. Securities Exchange Act of 1934 and with the securities regulators in each of the provinces of Canada under applicable provincial securities legislation. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Commission at its public reference room. These materials can also be inspected on the Securities and Exchange Commission's Website at http://www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at http://www.sedar.com.

     We intend to file with the Commission annual reports on Form 20-F. In addition, in order to comply with the rules of The Nasdaq Stock Market, Inc., we intend to furnish to our shareholders an annual report and a proxy statement prior to each of our annual meetings of shareholders. Our annual reports will include financial statements prepared in accordance with accounting principles generally accepted in Canada which, except as will be disclosed therein, will conform in all material respects with accounting principles generally accepted in the U.S. These annual financial statements will be examined by our independent auditors. We also intend to make available quarterly reports containing condensed unaudited financial information for each of the first three quarters of each fiscal year, prepared in accordance with accounting principles generally accepted in Canada.

                            HYDROGENICS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE SIX MONTH
  PERIOD ENDED JUNE 30, 2000
Balance Sheets as at June 30, 2000 and December 31, 1999....     F-2
Statements of Operations and Deficit for the six-month
  periods ended June 30, 2000 and 1999......................     F-3
Statements of Cash Flows for the six-month periods ended
  June 30, 2000 and 1999....................................     F-4
Notes to Financial Statements...............................     F-5
AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER
  31, 1999 AND 1998
Balance Sheets as at December 31, 1999 and 1998.............    F-13
Statements of Operations and Retained Earnings (Deficit) for
  the years ended December 31, 1999, 1998 and 1997..........    F-14
Statements of Cash Flows for the years ended December 31,
  1999, 1998 and 1997.......................................    F-15
Notes to Financial Statements...............................    F-16

                            HYDROGENICS CORPORATION

                                 BALANCE SHEETS

                   AS AT JUNE 30, 2000 AND DECEMBER 31, 1999

                          (EXPRESSED IN U.S. DOLLARS)


                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                                   $              $
                                                              ------------    ---------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................     453,380      2,192,467
Accounts receivable and unbilled revenues...................     992,930      3,282,449
Grants receivable...........................................     142,530         82,956
Inventories.................................................     117,210        398,069
Prepaid expenses............................................       8,067        334,910
                                                               ---------      ---------
                                                               1,714,117      6,290,851
CAPITAL ASSETS..............................................     249,755        517,740
                                                               ---------      ---------
                                                               1,963,872      6,808,591
                                                               =========      =========
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities....................     952,849      1,228,246
Income taxes payable........................................       8,869        268,700
Dividends payable on preferred shares.......................      51,964        154,884
Customer deposits...........................................          --        446,878
                                                               ---------      ---------
                                                               1,013,682      2,098,708
LOAN PAYABLE................................................          --         94,405

PREFERRED SHARES (NOTE 3)...................................     912,423      4,054,722
                                                               ---------      ---------
                                                               1,926,105      6,247,835
                                                               ---------      ---------
SHAREHOLDERS' EQUITY
SHARE CAPITAL (NOTE 3)......................................     145,273        591,513
DEFICIT.....................................................    (107,506)       (24,453)
CURRENCY TRANSLATION ADJUSTMENT.............................          --         (6,304)
                                                               ---------      ---------
                                                                  37,767        560,756
                                                               ---------      ---------
                                                               1,963,872      6,808,591
                                                               =========      =========

                            HYDROGENICS CORPORATION

                      STATEMENTS OF OPERATIONS AND DEFICIT

 FOR THE THREE-MONTH PERIODS AND SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999

                          (EXPRESSED IN U.S. DOLLARS)


                                                  THREE MONTHS ENDED
                                                       JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                 ---------------------    -------------------------
                                                   1999        2000          1999          2000
                                                    $            $            $              $
                                                 --------    ---------    ----------    -----------
                                                      (UNAUDITED)                (UNAUDITED)
REVENUES.......................................   498,472    2,809,472      774,241      4,459,086
COST OF REVENUES...............................   353,848    1,686,607      577,826      2,922,468
                                                 --------    ---------     --------      ---------
                                                  144,624    1,122,865      196,415      1,536,618
                                                 --------    ---------     --------      ---------
OPERATING EXPENSES
Selling and marketing..........................    24,400       49,838       30,727         80,589
General and administrative.....................   148,793      326,713      235,248        670,478
Research and development.......................   117,198      216,250      192,997        409,460
Research and development grants................  (131,444)     (45,600)    (131,444)      (105,441)
Depreciation of capital assets.................     3,170       12,851        5,167         22,588
                                                 --------    ---------     --------      ---------
                                                  162,117      560,052      332,695      1,077,674
                                                 --------    ---------     --------      ---------
INCOME (LOSS) FROM OPERATIONS..................   (17,493)     562,813     (136,280)       458,944
                                                 --------    ---------     --------      ---------
OTHER (INCOME) EXPENSES
Accrued dividends and amortization of discount
  on preferred shares..........................    18,768       81,965       36,592        148,772
Other interest and bank charges................    (3,952)     (22,558)      (9,947)       (41,279)
                                                 --------    ---------     --------      ---------
                                                   14,816       59,407       26,645        107,493
                                                 --------    ---------     --------      ---------
INCOME (LOSS) BEFORE INCOME TAXES..............   (32,309)     503,406     (162,925)       351,451
                                                 --------    ---------     --------      ---------
INCOME TAX EXPENSE (BENEFIT)
Current........................................    (5,751)     273,494       (5,751)       268,398
Future.........................................        --           --       (9,334)            --
                                                 --------    ---------     --------      ---------
                                                   (5,751)     273,494      (15,105)       268,398
                                                 --------    ---------     --------      ---------
NET INCOME (LOSS) FOR THE PERIOD...............   (26,558)     229,912     (147,820)        83,053
RETAINED EARNINGS (DEFICIT) -- BEGINNING OF
  PERIOD.......................................   (20,034)    (254,365)     101,228       (107,506)
                                                 --------    ---------     --------      ---------
DEFICIT -- END OF PERIOD.......................   (46,592)     (24,453)     (46,592)       (24,453)
                                                 --------    ---------     --------      ---------
EARNINGS (LOSS) PER SHARE (NOTE 5).............      0.00         0.01        (0.01)          0.00

                            HYDROGENICS CORPORATION

                            STATEMENTS OF CASH FLOWS

             FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2000 AND 1999

                          (EXPRESSED IN U.S. DOLLARS)


                                                                1999         2000
                                                                 $            $
                                                              --------    ----------
                                                                   (UNAUDITED)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net income (loss) for the period............................  (147,820)       83,053
Items not affecting cash
  Depreciation of capital assets............................     5,167        45,265
  Amortization of discount on preferred shares..............    10,610        43,730
  Future income taxes.......................................    (9,353)           --
Net change in non-cash working capital (note 4).............  (276,809)   (1,752,621)
                                                              --------    ----------
                                                              (418,205)   (1,580,573)
INVESTING ACTIVITIES
Purchase of capital assets..................................  (175,421)     (321,855)
                                                              --------    ----------
FINANCING ACTIVITIES
Preferred shares issued -- net of issuance costs............        --     3,623,348
Common shares issued........................................        --         4,052
Increase in loan payable....................................        --        94,405
                                                              --------    ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE
  PERIOD....................................................  (593,626)    1,819,377
EFFECT OF EXCHANGE RATE ADJUSTMENTS.........................        --       (80,290)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD............   818,617       453,380
                                                              --------    ----------
CASH AND CASH EQUIVALENTS -- END OF PERIOD..................   224,991     2,192,467
                                                              ========    ==========
SUPPLEMENTAL DISCLOSURE
Interest paid...............................................        --            --
Income taxes paid...........................................        --            --

                            HYDROGENICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999

                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
1 DESCRIPTION OF BUSINESS


     Hydrogenics Corporation designs and develops proton-exchange membrane, or PEM, fuel cell automated test stations. The company's principal customers include automotive companies, fuel cell developers and component suppliers principally located in Canada, the United States and United Kingdom.


2 UNAUDITED INTERIM FINANCIAL STATEMENTS


     The unaudited balance sheet as at June 30, 2000 and the unaudited statements of operations and deficit and cash flows for the six months ended June 30, 2000, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair statement of the results of the interim periods. All adjustments reflected in the financial statements are of a normal recurring nature. The data disclosed in the notes to the financial statements for this period is also unaudited. Results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.


     The functional currency of the company is the Canadian dollar. Effective December 31, 1999, the U.S. dollar was adopted as the reporting currency and the financial information for 1999 and prior years has been presented in U.S. dollars in accordance with a translation of convenience method using the exchange rate at December 31, 1999 of U.S.$ 1.00 -- Cdn.$ 1.4433, being the Bank of Canada noon buying rate at December 31, 1999. For periods subsequent to December 31, 1999, the Canadian dollar amounts are translated into the reporting currency using the current rate method, whereby assets and liabilities are translated at the period-end exchange rate, and revenues and expenses are translated at the average exchange rate for the period. Gains or losses from translation into the reporting currency are included in the cumulative translation adjustment in shareholders' equity.

3 SHARE CAPITAL AND PREFERRED SHARES


     The authorized capital stock of the company consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. On January 21, 2000, the 3,000,000 issued and outstanding common shares were reduced to 2,812,500 common shares through a reverse share split. Subsequent to June 30, 2000, the number of outstanding common shares will be increased to 19,708,500 through a share split. The effects of the share splits have been recognized retroactively in all share and per share data in the accompanying financial statements and notes.



     The 750,000 Series A (Cdn.$1,500,000) and 510,500 Series B (Cdn.$5,360,250)
preferred shares are cumulative, voting, convertible and redeemable. The preferred shares are redeemable upon demand by the holder at face value plus a 5% annual dividend payable in cash, on the earlier of December 31, 2003 for Series A and January 24, 2005 for Series B, or in the event of non-compliance under the shareholders' agreement. The total amount payable, should redemption of the Series A preferred shares occur on December 31, 2003, and Series B occur on January 24, 2005, will be $1,299,106 (Cdn.$1,875,000) and $4,642,356
(Cdn.$6,700,312), respectively. At June 30, 2000, dividends payable amounted to $154,884 (Cdn.$229,197). Conversion for each preferred share may occur at the option of the holder for no consideration into seven common shares. The number of common shares issuable on conversion will be adjusted in the event that an anti-dilution event occurs pursuant to the operation of the anti-dilution provisions. At conversion, the preferred shareholders are entitled to receive cumulative dividends accrued to the date of conversion. Automatic conversion will occur upon completion of a public underwriting whereby the common shares are listed on a North American stock exchange, the offering price is not less than Cdn.$2.14 per share, and the net proceeds to the company are not less than Cdn.$15 million. The

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999

                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

holders of the preferred shares are entitled to vote with the holders of the common shares as if conversion had occurred.


     The preferred shares have a liability and equity component. The liability component is $4,054,722 based on the discounted future cash flows to the holders of the preferred shares. The remaining $566,675 is included in other equity within share capital.


ISSUED AND OUTSTANDING


                                                       DECEMBER 31,    JUNE 30,
                                                           1999          2000
                                                            $              $
                                                       ------------    ---------
19,708,500 (December 31, 1999 -- 19,687,500) common
  shares.............................................      20,786        24,838
Other equity.........................................     124,487       566,675
                                                         --------      --------
                                                          145,273       591,513
                                                         ========      ========


     On January 24, 2000, the company issued 510,500 Series B preferred shares for $7.23 (Cdn.$10.50) each in a private placement. The total proceeds received were $3,623,348 (Cdn.$5,261,142), net of share issuance costs of $67,567.


     During 2000, the company adopted a broad-based employee share option plan. This plan replaces previous employee share purchase arrangements. The number of common shares that may be made subject to option under the share option plan is limited to 4,641,000. All options are for a term of ten years from the date of grant and vest over four years unless otherwise determined by the board of directors. As of June 30, 2000, 1,474,746 options are fully vested and the remainder vest over periods ranging from two to four years from the date of grant. Options were granted to employees and directors in the six months ended June 30, 2000.



                                                                                   WEIGHTED AVERAGE
                                                             OPTIONS FOR COMMON     EXERCISE PRICE
                                                                   SHARES               CDN.$
                                                             ------------------    ----------------
Balance -- December 31, 1999...............................      1,394,533               0.22
Options granted............................................      1,944,467               0.24
                                                                 ---------               ----
Balance -- March 31, 2000..................................      3,339,000               0.23
Options granted............................................        450,800               2.30
Options exercised..........................................        (21,000)              0.29
                                                                 ---------               ----
Balance -- June 30, 2000...................................      3,768,800               0.48
                                                                 ---------               ----



     The following table summarizes information about the company's share options outstanding as at June 30, 2000.



                                      WEIGHTED AVERAGE
EXERCISE PRICE   NUMBER OUTSTANDING      REMAINING       NUMBER EXERCISABLE
    CDN.$         AT JUNE 30, 2000    CONTRACTUAL LIFE    AT JUNE 30, 2000
--------------   ------------------   ----------------   ------------------
     0.05            1,312,500            9.4 years            656,250
     0.29            1,834,000            9.3 years            674,625
     1.05              420,000            9.7 years            143,871
     1.50               32,900           10.0 years                 --

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999
                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


                                      WEIGHTED AVERAGE
EXERCISE PRICE   NUMBER OUTSTANDING      REMAINING       NUMBER EXERCISABLE
    CDN.$         AT JUNE 30, 2000    CONTRACTUAL LIFE    AT JUNE 30, 2000
--------------   ------------------   ----------------   ------------------
     2.11               21,000           10.0 years                 --
     2.23               10,500           10.0 years                 --
     3.01                1,400           10.0 years                 --
     3.38                7,000           10.0 years                 --
     3.80                3,500           10.0 years                 --
     4.29                4,200           10.0 years                 --
     4.64               35,000           10.0 years                 --
     5.00               72,800           10.0 years                 --
     5.07               14,000           10.0 years                 --
                     ---------                               ---------
                     3,768,800                               1,474,746
                     =========                               =========


4 STATEMENT OF CASH FLOWS

     Net change in non-cash operating working capital is as follows:


                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1999           2000
                                                                  $              $
                                                              ----------    ------------
Decrease (increase) in current assets
  Accounts receivable and unbilled revenues.................   (439,599)     (2,289,519)
  Grants receivable.........................................    (74,263)         59,574
  Inventories...............................................     (3,364)       (280,859)
  Prepaid expenses..........................................     (9,094)       (326,843)
  Income taxes recoverable..................................     (5,751)             --
Increase in current liabilities
  Accounts payable and accrued liabilities..................    229,280         275,397
  Income taxes payable......................................         --         259,831
  Dividends payable.........................................     25,982         102,920
  Customer deposits.........................................         --         446,878
                                                               --------      ----------
                                                               (276,809)     (1,752,621)
                                                               ========      ==========



5 EARNINGS (LOSS) PER SHARE



     Earnings (loss) per share is calculated using the weighted average number of common shares outstanding for the period, which amounted to 19,689,243 shares in 2000 (1999 -- 19,687,500 shares). No effect has been given to the potential exercise of stock options and conversion of preferred shares in the calculation of fully diluted earnings (loss) per share in 2000 and 1999 as the effect would be anti-dilutive.

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999
                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


6 SUBSEQUENT EVENT



A) SHARE SPLIT



     Subsequent to June 30, 2000, the number of outstanding common shares was increased to 19,708,500 through a share split. The effect of the share split has been recognized retroactively in all share and per share data in the financial statements and notes.



B) SHARE OPTIONS



     The shareholders of the company approved the grant of 46,900 additional employee and director options to purchase common shares on September 11, 2000. These options have a ten year term from the date of grant, vest over a four year period, and allow the holder to acquire common shares for prices ranging from Cdn.$6.43 to Cdn.$10.71.



C) NEW LEASE



     In August 2000, the company signed a lease for a new facility. The lease is for a term of 5 years commencing September 1, 2000, requires monthly lease payments of $37,755 (Cdn.$55,587) for the first 2 years and $40,471 (Cdn.$59,586) per month thereafter, and requires a deposit at signing of the lease of $72,665 (Cdn.$106,986). The company has provided the landlord with a letter of credit of $441,480 (Cdn.$650,000) as security for lease payments. This letter of credit is secured by cash of $441,480 (Cdn.$650,000).



7 DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES


     The financial statements have been prepared in accordance with Canadian generally accepted accounting practices (Canadian GAAP), which differ in certain respects from those principles and practices that the company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States (U.S. GAAP).

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999
                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


     The reconciliation of net income (loss) for the three-month and six-month periods ended June 30 based on Canadian GAAP to conform to U.S. GAAP is as follows:



                                     THREE MONTHS ENDED            SIX MONTHS ENDED
                                          JUNE 30,                     JUNE 30,
                                  -------------------------    -------------------------
                                     1999          2000           1999          2000
                                      $              $             $              $
                                  ----------    -----------    ----------    -----------
Net income (loss) for the period
  based on Canadian GAAP........     (26,558)       229,912      (147,820)        83,053
Accrued dividends and
  amortization of discount on
  preferred shares (i)..........      18,768         81,965        36,592        148,772
Change in reporting currency
  (iv)..........................      (1,541)            --         3,637             --
Stock-based compensation (ii)...          --       (937,509)           --     (1,950,152)
                                  ----------    -----------    ----------    -----------
Net loss for the period based on
  U.S. GAAP.....................      (9,361)      (625,632)     (107,591)    (1,718,327)
Other comprehensive income --
  foreign currency translation
  adjustment....................        (717)        (3,581)       (2,879)        (4,297)
                                  ----------    -----------    ----------    -----------
Comprehensive loss for the
  period based on U.S. GAAP.....     (10,078)      (629,213)     (110,470)    (1,722,624)
                                  ==========    ===========    ==========    ===========
Basic and diluted loss per share
  based on U.S. GAAP............       (0.00)         (0.03)        (0.01)         (0.09)
Pro forma loss per share (vi)...                      (0.02)                       (0.06)
Weighted average number of
  shares used in calculating
  basic and fully diluted
  earnings (loss)
  per share.....................  19,687,500     19,690,965    19,687,500     19,689,243



     The effect of these adjustments on the shareholders' equity (deficiency) of the company is as follows:



                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                                   $             $
                                                              ------------    --------
Shareholders' equity based on Canadian GAAP.................      37,767       560,756
Equity component of preferred shares (i)....................    (124,487)     (566,675)
Cumulative amortization of discount on preferred shares
  (i).......................................................      21,220        64,951
Currency translation adjustment related to preferred shares
  (i).......................................................          --        10,503
                                                                --------      --------
Shareholders' equity (deficiency) based on U.S. GAAP........     (65,500)       69,535
                                                                ========      ========


---------------
 (i) Preferred shares


     Under Canadian GAAP, convertible redeemable preferred shares are presented as debt and equity components on the balance sheet. The statement of operations includes a charge for interest on the debt component and dividends. However, under U.S. GAAP, these preferred shares meet the definition of mandatorily redeemable shares, which are considered a component of temporary equity outside of shareholders' equity. They are recorded at face value and no accretion of a discount is necessary. Dividends are accrued each period and are charged directly to equity. In addition, a

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999
                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


shareholders' equity reconciliation adjustment is required to reflect the different foreign exchange translation treatment between U.S. and Canadian GAAP.


 (ii) Stock-based compensation


      Under Canadian GAAP, no compensation expense has been recognized with respect to employee stock options. For U.S. GAAP reporting, the company uses the intrinsic value method of APB Opinion No. 25 and options issued under the plan are deemed to be compensatory to the extent that the fair value of the stock exceeds the exercise price at the date of grant. The compensation cost is recognized over the vesting period. For U.S. GAAP, the compensation cost not yet recognized is presented as a deferred stock-based compensation charge, with a corresponding amount included in stock options outstanding, both of which form part of shareholders' equity. As at June 30, 2000, equity balances for deferred stock-based compensation expense and stock options outstanding are $3,408,610 and $5,392,866 respectively.


(iii) New accounting standards

      For United States GAAP reporting purposes, the company will be required to adopt FAS 133 "Accounting for Derivative Instruments and Hedging Activities" for the 2001 fiscal year. The company does not use derivative financial instruments for trading purposes and, at present, does not enter into hedging transactions and therefore the impact of FAS 133 on financial reporting will not be material.


      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, and the accounting consequence of various modifications to the terms of previously fixed stock options or awards. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The company does not expect the application of FIN 44 to have a material impact on the company's financial position or results of operations.



      In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended by SAB No. 101A, provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. The company does not expect the provisions of SAB 101 to have a material impact on its financial statements.


 (iv) Change in reporting currency

      The functional currency of the company is the Canadian dollar. Effective December 31, 1999, the company adopted the U.S. dollar as its reporting currency. Under U.S. GAAP, the financial statements, including prior periods, are translated according to the current rate method whereby revenues and expenses are translated at exchange rates prevailing at the respective transaction dates and assets and liabilities are translated at period-end rates. Under Canadian GAAP, at the time of change in reporting currency, the historical financial statements are presented using a translation of convenience whereby all amounts for the current year and comparative figures are translated at the exchange rate prevailing at December 31, 1999. For periods subsequent to December 31, 1999, the Canadian GAAP treatment is consistent with U.S. GAAP.

                            HYDROGENICS CORPORATION

                             JUNE 30, 2000 AND 1999
                                  (UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

(v)  Comprehensive income


      U.S. GAAP requires disclosure of comprehensive income, which comprises income (loss) and other comprehensive income. The only item of other comprehensive income for the company is the changes to the currency translation adjustment account. As at June 30, 2000, accumulated other comprehensive income (loss) is ($755) (December 31, 1999-($4,953)). Under Canadian GAAP, there is no standard for reporting comprehensive income.


 (vi) Pro forma earnings (loss) per share


      If the company completes a public underwriting for net proceeds of not less than Cdn.$15 million, all of the preferred shares will automatically convert into 8,823,500 common shares. Unaudited pro forma basic and diluted earnings (loss) per share, computed assuming the conversion of all outstanding preferred shares at the beginning of the periods presented, or at the date of issuance if later, is ($0.06) for the six months ended June 30, 2000.

                                AUDITORS' REPORT

TO THE SHAREHOLDERS OF
HYDROGENICS CORPORATION

     We have audited the balance sheets of HYDROGENICS CORPORATION as at December 31, 1999 and 1998 and the statements of operations and retained earnings (deficit) and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in accordance with Canadian generally accepted accounting principles.

PricewaterhouseCoopers Signature
Chartered Accountants

Toronto, Canada

February 25, 2000

                            HYDROGENICS CORPORATION

                                 BALANCE SHEETS
                        AS AT DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

                                                                1998         1999
                                                                  $            $
                                                              ---------    ---------
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................    818,617      453,380
Accounts receivable and unbilled revenues (note 5)..........    353,725      992,930
Grants receivable...........................................     33,489      142,530
Inventories.................................................     28,277      117,210
Prepaid expenses............................................         --        8,067
                                                              ---------    ---------
                                                              1,234,108    1,714,117
CAPITAL ASSETS (NOTE 3).....................................     14,964      249,755
                                                              ---------    ---------
                                                              1,249,072    1,963,872
                                                              =========    =========
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (note 6)...........    102,014      952,849
Income taxes payable........................................         --        8,869
Future income taxes (note 9)................................      9,354           --
Dividends payable on preferred shares (note 8)..............         --       51,964
                                                              ---------    ---------
                                                                111,368    1,013,682
PREFERRED SHARES (NOTE 8)...................................    891,203      912,423
                                                              ---------    ---------
                                                              1,002,571    1,926,105
                                                              ---------    ---------
SHAREHOLDERS' EQUITY
SHARE CAPITAL (NOTE 8)......................................    145,273      145,273
RETAINED EARNINGS (DEFICIT).................................    101,228     (107,506)
                                                              ---------    ---------
                                                                246,501       37,767
                                                              ---------    ---------
                                                              1,249,072    1,963,872
                                                              =========    =========
COMMITMENTS AND CONTINGENCIES (NOTE 7)

                 /s/ PIERRE RIVARD                                  /s/ NORMAN M. SEAGRAM
---------------------------------------------------  ---------------------------------------------------
                     Director                                             Director

  The accompanying notes form an integral part of these financial statements.

                            HYDROGENICS CORPORATION

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                          (EXPRESSED IN U.S. DOLLARS)


                                                            1997          1998          1999
                                                             $             $             $
                                                         ----------    ----------    ----------
REVENUES...............................................      96,598       664,917     2,674,255
COST OF REVENUES.......................................      71,255       414,565     2,105,130
                                                         ----------    ----------    ----------
                                                             25,343       250,352       569,125
                                                         ----------    ----------    ----------
OPERATING EXPENSES
Selling and marketing..................................      11,139        37,643       125,402
General and administrative.............................      16,957        51,185       408,513
Research and development (note 4)......................     123,612        94,239       423,776
Research and development grants (note 7)...............    (131,131)      (49,690)     (261,988)
Depreciation of capital assets.........................       1,492         3,678        18,510
                                                         ----------    ----------    ----------
                                                             22,069       137,055       714,213
                                                         ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS..........................       3,274       113,297      (145,088)
                                                         ----------    ----------    ----------
OTHER (INCOME) EXPENSES
Accrued dividends and amortization of discount on
  preferred shares.....................................          --            --        73,184
Other interest and bank charges........................         671         1,677        (9,053)
                                                         ----------    ----------    ----------
                                                                671         1,677        64,131
                                                         ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES......................       2,603       111,620      (209,219)
                                                         ----------    ----------    ----------
INCOME TAX EXPENSE (BENEFIT) (NOTE 9)
Current................................................       3,834         4,693         8,869
Future.................................................        (450)        7,795        (9,354)
                                                         ----------    ----------    ----------
                                                              3,384        12,488          (485)
                                                         ----------    ----------    ----------
NET INCOME (LOSS) FOR THE YEAR.........................        (781)       99,132      (208,734)
RETAINED EARNINGS -- BEGINNING OF YEAR.................       2,877         2,096       101,228
                                                         ----------    ----------    ----------
RETAINED EARNINGS (DEFICIT) -- END OF YEAR.............       2,096       101,228      (107,506)
                                                         ==========    ==========    ==========
BASIC AND FULLY DILUTED EARNINGS (LOSS) PER SHARE (NOTE
  12)..................................................       (0.00)         0.01         (0.01)
SHARES USED IN COMPUTING BASIC AND FULLY DILUTED
  EARNINGS (LOSS) PER SHARE............................  19,687,500    19,687,500    19,687,500


  The accompanying notes form an integral part of these financial statements.

                            HYDROGENICS CORPORATION

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                          (EXPRESSED IN U.S. DOLLARS)


                                                               1997        1998         1999
                                                                 $           $           $
                                                              -------    ---------    --------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net income (loss) for the year..............................     (781)      99,132    (208,734)
Items not affecting cash
  Depreciation of capital assets............................    1,492        3,678      44,910
  Amortization of discount on preferred shares..............       --           --      21,220
  Future income taxes.......................................     (450)       7,795      (9,354)
Net change in non-cash working capital (note 13)............  (41,921)    (262,428)     66,422
                                                              -------    ---------    --------
                                                              (41,660)    (151,823)    (85,536)
                                                              -------    ---------    --------
INVESTING ACTIVITIES
Purchase of capital assets..................................   (7,386)     (11,218)   (279,701)
                                                              -------    ---------    --------
FINANCING ACTIVITIES
Increase in shareholders' advances..........................   19,290       11,670          --
Repayment of Shareholders' advances.........................       --      (32,075)         --
Issuance of preferred shares (note 8).......................       --    1,015,690          --
Increase (decrease) in bank indebtedness....................   13,627      (13,627)         --
                                                              -------    ---------    --------
                                                               32,917      981,658          --
                                                              -------    ---------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE
  YEAR......................................................  (16,129)     818,617    (365,237)
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............   16,129           --     818,617
                                                              -------    ---------    --------
CASH AND CASH EQUIVALENTS -- END OF YEAR....................       --      818,617     453,380
                                                              =======    =========    ========
SUPPLEMENTAL DISCLOSURE
Interest paid...............................................      600        1,748          --
Income taxes paid...........................................       --           --       3,813


  The accompanying notes form an integral part of these financial statements.

                            HYDROGENICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

1 DESCRIPTION OF BUSINESS


     Hydrogenics Corporation designs and develops proton exchange membrane, or PEM, fuel cell automated test stations. The company's principal customers include automotive companies, fuel cell developers and component suppliers principally located in Canada, the United States and the United Kingdom.


2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The financial statements of the company have been prepared in accordance with Canadian generally accepted accounting principles.

     The functional currency of the company is the Canadian dollar. Effective December 31, 1999, the U.S. dollar was adopted as the reporting currency and the financial information for 1999 and prior years has been presented in U.S. dollars in accordance with a translation of convenience method using the exchange rate at December 31, 1999 of U.S.$1.00 -- Cdn.$1.4433, being the Bank of Canada noon buying rate at December 31, 1999. For periods subsequent to December 31, 1999, Canadian dollar amounts are translated into the reporting currency using the current rate method, whereby assets and liabilities are translated at the period-end exchange rate, and revenues and expenses are translated at the average exchange rate for the period. Gains or losses from translation into the reporting currency are included in the cumulative translation adjustment in shareholder's equity.

  Revenue recognition

     Revenues from long-term contracts are determined under the percentage-of-completion method where revenues are recognized on a pro rata basis in relation to contract costs incurred. Unbilled revenues (included in accounts receivable) represent revenues earned in excess of amounts billed on uncompleted contracts. Revenues, other than revenues for long-term contracts, are recorded when products are delivered.


  Product Warranty


     The company typically provides a warranty for parts and labour for one year and provides for future warranty costs based on management's best estimates of such costs, taking into account the nature of the contracts.

  Grants and investment tax credits

     Grants to fund various research activities are received from government and other institutions. These grants are recorded as either a liability, a reduction of the cost of the applicable capital assets, or a credit in the statement of operations and retained earnings (deficit) when earned based on the terms and conditions of the agreements under which the assistance is provided to the company. A liability is recorded when repayment of the obligation is probable.

     Investment tax credits related to qualifying research and development expenditures are recorded as either a reduction of the cost of applicable capital assets or credited in the statement of operations and retained earnings (deficit) depending on the nature of the expenditures which gave rise to the credits. Investment tax credits are recognized in the year in which the credits are earned and realization is reasonably assured.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

  Cash and cash equivalents

     Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with terms of 90 days or less.

  Inventories

     Inventories are primarily raw materials and are valued at the lower of cost, determined on a first-in first-out basis, or market. Market is defined as replacement cost.

  Capital assets

     Capital assets are recorded at the cost less accumulated depreciation. Capital assets are depreciated from the date of acquisition or, in respect of internally constructed research and development equipment, from the time an asset is substantially completed and held ready for use.


     The company evaluates capital assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the net recoverable amount.


     Depreciation is computed using the declining balance method as follows:

Computer equipment........................................    30% per annum
Office furniture and equipment............................    20% per annum
Research and development equipment........................    30% per annum

  Research and development costs


     Research and product development costs are expensed as incurred until technological feasibility is reached, there is intention to produce or market the developed product and the future market is clearly defined. Costs for research and development equipment that has alternative uses are capitalized.


     Costs incurred in establishing and acquiring patents and licence agreements are expensed in the year incurred or acquired, unless benefits are reasonably assured.

  Foreign currency translation

     Monetary assets and liabilities denominated in currencies other than the Canadian dollar, the company's functional currency, are translated at the rate of exchange in effect at the end of the year. Revenue and expense items are translated into Canadian dollars at the rate of exchange in effect on the dates transactions occur. Exchange gains or losses are reflected in operations. See note 2 "basis of presentation" regarding the company's reporting currency.

  Fair values of financial instruments

     At December 31, 1999 and 1998, the fair values of cash and cash equivalents, accounts receivable, grants receivable, accounts payable and accrued liabilities approximate carrying value because of the short-term nature of these instruments. Preferred shares are at market terms and accordingly, fair value approximates carrying value.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

  Concentration of credit risk

     A substantial portion of the company's accounts receivable are with a limited number of customers. See note 14.

  Use of estimates

     The preparation of these financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Stock-based compensation

     No compensation expense is recognized when stock options are granted to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

  Income taxes

     Income taxes are provided based on the liability method. Future income taxes arise due to the temporary differences in the assets and liabilities between their accounting and income tax bases. Deferred tax assets are recognized to the extent that realization of such benefits is more likely than not.

3 CAPITAL ASSETS

                                                               1998      1999
                                                                $          $
                                                              ------    -------
Cost
  Computer equipment........................................  17,311     64,738
  Office furniture and equipment............................   3,447     59,724
  Research and development equipment........................      --    175,998
                                                              ------    -------
                                                              20,758    300,460
                                                              ------    -------
Accumulated depreciation
  Computer equipment........................................   5,178     15,903
  Office furniture and equipment............................     616      8,403
  Research and development equipment........................      --     26,399
                                                              ------    -------
                                                               5,794     50,705
                                                              ------    -------
Net
  Computer equipment........................................  12,133     48,835
  Office furniture and equipment............................   2,831     51,321
  Research and development equipment........................      --    149,599
                                                              ------    -------
                                                              14,964    249,755
                                                              ======    =======

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

4 RESEARCH AND DEVELOPMENT

     Research and development expenses consist of the following:

                                                        1997        1998       1999
                                                          $          $           $
                                                       -------    --------    -------
Materials............................................   51,016      58,676    184,113
Labour...............................................   55,889     127,313    188,787
Subcontracts.........................................   26,459      10,010      5,670
Patent costs.........................................    5,457       4,745     18,806
Depreciation of research and development assets......       --          --     26,400
Investment tax credits...............................  (15,209)   (106,505)        --
                                                       -------    --------    -------
                                                       123,612      94,239    423,776
                                                       =======    ========    =======

     The company develops products and related technology using its own resources and through product development and demonstration contracts with various government and public sector agencies. The company owns or is entitled to use the products and technology developed under these contracts.

     The company obtains protection of the intellectual property, which it develops, by filing for patents in Canada, the United States and other countries. Legal expenditures related to such filings in the year are included above.

5 ACCOUNTS RECEIVABLE AND UNBILLED REVENUES

     Accounts receivable and unbilled revenues consist of the following amounts:

                                                          1998        1999
                                                            $           $
                                                         -------    ---------
Accounts receivable....................................  353,725      327,329
Less: Allowance for doubtful accounts..................       --      (13,059)
Unbilled revenues on contracts-in-progress.............       --    1,390,099
Less: Progress payments................................       --     (711,439)
                                                         -------    ---------
                                                         353,725      992,930
                                                         =======    =========

     Progress payments relate to two contracts in progress at year end with unbilled revenues. There are no holdbacks or receivables with extended payment terms.

6 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities include the following accounts:

                                                            1998       1999
                                                              $          $
                                                           -------    -------
Trade accounts payable...................................   41,638    801,302
Accrued liabilities......................................   12,367     30,874
Accrued payroll costs....................................   48,010     34,066
Warranty accrual.........................................       --     86,607
                                                           -------    -------
                                                           102,015    952,849
                                                           =======    =======

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

7 COMMITMENTS AND CONTINGENCIES


     The company incurred rental expenses under operating leases of $30,309 in 1999 (1998 -- $17,460, 1997 -- $17,460).


     The company has future minimum lease payments under operating leases relating to premises at December 31, 1999 as follows:

                                                        $
                                                     -------
2000.............................................     56,066
2001.............................................     56,066
2002.............................................     32,705
                                                     -------
                                                     144,837
                                                     =======


     The company has entered into repayable contribution and other research and development arrangements with the Department of Natural Resources (DNR), the National Research Council, Canada (NRC), and the University of Quebec at Trois Riviere (UQTR). Under these arrangements, the company will receive up to a cumulative amount of Cdn.$1,417,950 (1998 -- Cdn.$312,000; 1997 -- Cdn.$237,450)
towards agreed upon research and development project costs. The utilized amount of the advances at December 31, 1999 was Cdn.$682,091 (1998 -- Cdn.$303,965 and 1997 -- Cdn.$232,247). The amount of costs incurred and funding recognized in the year ended December 31, 1999 was $261,988 (1998 -- $49,690,
1997 -- $131,131). In return for this funding, DNR, NRC and UQTR have a right to receive as repayments, 1.3% to 4% of gross revenue received by the company as a result of the commercial exploitation of the associated technology. These arrangements will expire in stages between September 30, 2006 and March 31, 2016, or when total payments paid reach the utilized amount of the advance, depending on the terms of the individual contracts. Research and development arrangements that obligate the company to repay the funds regardless of the outcome or commercialization of the research and development are recognized as liabilities.


8 SHARE CAPITAL AND PREFERRED SHARES

     The authorized capital stock of the company consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series.


                                                            1998       1999
                                                              $          $
                                                           -------    -------
ISSUED AND OUTSTANDING
19,687,500 common shares.................................   20,786     20,786
Other equity.............................................  124,487    124,487
                                                           -------    -------
                                                           145,273    145,273
                                                           =======    =======



     During 1998, the company divided the 300 issued and outstanding common shares into 3,000,000 issued common shares, and issued 750,000 Series A preferred shares for $1,039,285 (Cdn.$1,500,000) less issue costs of $23,595. Subsequent to year-end, on January 21, 2000, the number of outstanding common shares was reduced to 2,812,500 through a reverse share split (note 15(c)). The shares were then split prior the initial public offering on a seven to one basis (note 15(e)). The effect of the reverse share split and share split has been recognized retroactively in all share and per share data in the financial statements and notes.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     The Series A preferred shares have a liability and equity component. The liability component is $912,423 (1998 -- $891,203) based on discounted future cash flows to the holders of the preferred shares and are recorded as preferred shares on the balance sheet. The remaining $124,487 (1998 -- $124,487) is included in other equity within share capital. Accrued dividends and amortization of discount on the liability component is charged to the statement of operations in the period.


     The 5% cumulative Series A preferred shares are voting, convertible and redeemable. The preferred shares are redeemable upon demand by the holder at face value plus a 5% annual dividend payable in cash on the earlier of December 31, 2003 or in the event of non-compliance under the shareholders' agreement. The total amount payable should redemption occur on December 31, 2003 will be $1,299,106 (Cdn.$1,875,000). At December 31, 1999, dividends payable amounted to $51,964 (Cdn.$75,000) (1998 -- $nil). Conversion may occur at the option of the holder for no consideration, into seven common shares. The number of common shares issuable on conversion will be adjusted in the event that an anti-dilution event occurs pursuant to the operation of the anti-dilution provisions. At conversion, the preferred shareholders are entitled to receive cumulative dividends accrued to the date of conversion. Automatic conversion will occur upon completion of a public underwriting whereby the common shares are listed on a North American stock exchange, the offering price is not less than Cdn.$2.14 per share, and the net proceeds to the company are not less than Cdn.$ 15 million. The holders of the preferred shares are entitled to vote with the holders of the common shares as if conversion had occurred.



     In July 1999, the company issued 1,394,533 options to purchase common shares to an employee. 410,158 of these options have an exercise price of Cdn.$0.046 and the remainder have an exercise price of Cdn.$0.29. These options vest over four years and expire in July 2009. At December 31, 1999, options for 266,602 shares at a weighted-average exercise price of Cdn.$0.10 were exercisable. Under Canadian generally accepted accounting principles, no compensation expense has been recorded in respect of these options.


9 INCOME TAXES

     Significant components of the company's future income tax asset (liability) are as follows:

                                                             1998      1999
                                                              $          $
                                                            ------    -------
Investment tax credits....................................  (9,354)        --
Warranty accrual..........................................      --     18,724
Capital assets............................................      --      2,380
Valuation allowance.......................................      --    (21,104)
                                                            ------    -------
                                                            (9,354)        --
                                                            ======    =======

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     The company's computation of income tax expense (benefit) is as follows:

                                                         1997      1998        1999
                                                          $          $          $
                                                        ------    -------    --------
Income (loss) before income taxes.....................   2,603    111,620    (209,219)
Statutory small business rate.........................   22.62%     22.12%      21.62%
                                                        ======    =======    ========
Income tax at statutory rate..........................     589     24,691     (45,233)
  Non-deductible interest.............................      --         --      15,823
  Other permanent differences.........................   2,795    (12,203)      7,821
  Unrecognized benefit of temporary differences.......      --         --      21,104
                                                        ------    -------    --------
Income tax expense (benefit)..........................   3,384     12,488        (485)
                                                        ======    =======    ========

10 RELATED PARTY TRANSACTIONS

     In the normal course of operations, the company subcontracts certain manufacturing functions to a company owned by a relative of one of the principal shareholders of Hydrogenics. Billings by this related company for manufacturing functions totalled $177,734 (1998 -- $66,751; 1997 -- $34,303). There were sales to the related company in relation to project work it was involved with totalling $2,769 (1998 -- $35,786; 1997 -- $nil). At December 31, 1999, the
company has an accounts payable balance due to this company of $69,430 (1998 $6,072).

11 LINE OF CREDIT


     The company has an operating line of credit available up to $173,214 (Cdn.$250,000). As of December 31, 1999, the company had not drawn on this line (1998 -- $nil; 1997 -- $13,627). The operating facility bears interest at Royal Bank of Canada prime rate plus 1.75%, is due on demand, and includes a general security agreement over all assets.


12 NET EARNINGS (LOSS) PER SHARE


     Net earnings (loss) per share is calculated using the weighted average number of common shares outstanding for the year, adjusted for stock splits, of 19,687,500 shares in 1999 (1998 -- 19,687,500; 1997 -- 19,687,500). No effect has been given to the potential exercise of stock options and conversion of preferred shares in the calculation of fully diluted earnings (loss) per share as the effect would be antidilutive.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

13 STATEMENT OF CASH FLOWS

     Net change in non-cash operating working capital is as follows:

                                                       1997        1998        1999
                                                         $          $           $
                                                      -------    --------    --------
Decrease (increase) in current assets
  Accounts receivable and unbilled revenues.........  (15,208)   (314,198)   (639,245)
  Grants receivable.................................  (20,681)      2,754    (109,041)
  Inventories.......................................       --     (28,277)    (88,893)
  Prepaid expenses..................................     (272)      1,016      (8,067)
Increase (decrease) in current liabilities
  Accounts payable and accrued liabilities..........   (9,594)     80,110     850,835
  Income taxes payable..............................    3,834      (3,833)      8,869
  Dividends payable.................................       --          --      51,964
                                                      -------    --------    --------
                                                      (41,921)   (262,428)     66,422
                                                      =======    ========    ========

14 SEGMENTED FINANCIAL INFORMATION

     The company currently operates in a single operating segment being the design and development of PEM fuel cell systems and testing and diagnostic equipment. All the company's operations including capital assets are located in Canada. The distribution of revenue determined by location of customer is as follows:

                                                         1997      1998        1999
                                                          $          $           $
                                                        ------    -------    ---------
Canada................................................   1,676    159,825       76,735
United States.........................................  94,922    505,092    1,753,213
United Kingdom........................................      --         --      794,777
Rest of world.........................................      --         --       49,530
                                                        ------    -------    ---------
                                                        96,598    664,917    2,674,255
                                                        ======    =======    =========

     The company's largest customers comprise the following percentages of total sales:

                                                              1997    1998    1999
                                                               %       %       %
                                                              ----    ----    ----
First.......................................................   70      45      36
Second......................................................   29      23      30
Third.......................................................   --      15      14
Fourth......................................................   --      11       9
Others......................................................    1       6      11
                                                              ---     ---     ---
                                                              100     100     100
                                                              ===     ===     ===

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

15 SUBSEQUENT EVENTS

     a) SHARE OPTION PLAN


          On January 24, 2000, the company adopted a broad-based employee share option plan. The number of common shares that may be made subject to option under the share option plan is limited to 4,641,000, of which 3,339,000 have been granted as at January 24, 2000. All options will be for a term of 10 years from the date of grant unless otherwise determined by the Board of Directors. The share options allow the holder to acquire common shares for prices ranging from Cdn.$0.046 to Cdn.$1.05 per share and vest over periods up to four years.


     b) SHARE ISSUANCE


          On January 24, 2000, the company issued 510,500 5%, Series B preferred shares at $7.27 (Cdn.$10.50) per share for total proceeds of $3,722,396 (Cdn.$5,360,250). The preferred shares are redeemable upon demand by the holder at face value plus a 5% annual dividend on the earlier of January 24, 2005 or in the event of non-compliance under the shareholders' agreement. These shares are cumulative, voting, convertible and redeemable. Conversion may occur at the option of the holder into seven common shares and there are anti-dilution and automatic conversion provisions similar to the Series A preferred shares.


     c) REVERSE SHARE SPLIT

          On January 21, 2000, the 3,000,000 issued and outstanding common shares were reduced to 2,812,500 common shares through a reverse share split. The effect of the reverse share split has been recognized retroactively in all share and per share data in the accompanying financial statements and notes.

     d) SHARE OPTIONS


          Unaudited -- The shareholders of the company approved the grant of 168,000, 205,800, 77,000 and 46,900 additional employee and director options to purchase common shares on April 19, 2000, June 15, 2000, June 29, 2000, and September 11, 2000 respectively, under the company's amended and restated stock option plan dated April 19, 2000. These options have a ten year term from the date of grant, vest over a four year period, and allow the holder to acquire common shares for prices ranging from Cdn.$1.05 to Cdn.$10.71. As well, 21,000 options were exercised at Cdn.$0.286 per share in April 2000.



     e) SHARE SPLIT



          Unaudited -- On   , 2000, the company increased the number of common
     shares outstanding through a seven-to-one share split. The effect of this share split has been recognized retroactively in all share and per share data in the accompanying financial statements and notes.


16 DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES

     The financial statements have been prepared in accordance with Canadian generally accepted accounting practices (Canadian GAAP), which differ in certain respects from those principles and practices that the company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States (U.S. GAAP).

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     The reconciliation of net income (loss) based on Canadian GAAP to conform to U.S. GAAP is as follows:


                                                                 1998          1999
                                                                  $             $
                                                              ----------    ----------
Net income (loss) for the year based on Canadian GAAP.......      99,132      (208,734)
Accrued dividends and amortization of discount on preferred
  shares (i)................................................          --        73,184
Change in reporting currency (iv)...........................      (2,660)        4,851
Stock-based compensation (ii)...............................          --       (34,104)
                                                              ----------    ----------
Net (income) loss for the year based on U.S. GAAP...........      96,472      (164,803)
Other comprehensive income -- foreign currency
  translation...............................................     (39,042)          821
                                                              ----------    ----------
Comprehensive income (loss) based on U.S. GAAP..............      57,430      (163,982)
                                                              ==========    ==========
Basic and diluted earnings (loss) per share based on U.S.
  GAAP (vi).................................................        0.00         (0.01)
Pro forma earnings (loss) per share (vii)...................                     (0.01)
Weighted average number of shares used in calculating
  earnings (loss) per share.................................  19,687,500    19,687,500


     The effect of these adjustments on the shareholders' equity of the company is as follows:


                                                                1998        1999
                                                                 $           $
                                                              --------    --------
Shareholders' equity based on Canadian GAAP.................   246,501      37,767
Equity component of preferred shares (i)....................  (124,487)   (124,487)
Cumulative amortization of discount on preferred shares
  (i).......................................................        --      21,220
Change in reporting currency (iv)...........................    (7,162)         --
                                                              --------    --------
Shareholders' equity (deficiency) based on U.S. GAAP........   114,852     (65,500)
                                                              ========    ========


---------------
  (i) Preferred shares


      Under Canadian GAAP, convertible redeemable preferred shares are presented as debt and equity components on the balance sheet. The statement of operations includes a charge for interest on the debt component and dividends. However, under U.S. GAAP, these preferred shares meet the definition of mandatorily redeemable shares, which are considered a component of temporary equity outside of shareholders' equity, are recorded at face value and no accretion of a discount is necessary. Dividends are accrued each period and are charged directly to equity.


 (ii) Stock-based compensation


      Under Canadian GAAP, no compensation expense has been recognized with respect to employee stock options. For U.S. GAAP reporting, the company uses the intrinsic value method of APB Opinion No. 25 and options issued under the plan are deemed to be compensatory to the extent that the fair value of the stock exceeds the exercise price at the date of grant. The compensation cost is recognized over the vesting period. For U.S. GAAP, the compensation cost not yet recognized is presented as a deferred stock-based compensation charge, with a corresponding amount included in stock options outstanding, both of which form part of shareholders' equity. As at December 31, 1999, equity balances for deferred stock-based compensation and stock options outstanding are $34,104 and $68,208, respectively.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)


      Had the company determined compensation cost based on the fair value method as prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," the fair market value of the stock options granted in 1999 would be $108,000 and the pro forma net
      (loss) income would be $(185,000) ($(0.01) loss per share) and $96,472 ($0.00 earnings per share) for the years ended December 31, 1999 and 1998, respectively. The weighted average grant date fair value of options with an exercise price below market value and at market value at the grant date would be approximately $0.18 and $0.04, respectively. Stock options are valued using the Black Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 6.25%, expected life of four years and expected volatility of 100%.


(iii) New accounting standards

      For United States GAAP reporting purposes, the company will be required to adopt FAS 133 "Accounting for Derivative Instruments and Hedging Activities" for the 2001 fiscal year. The company does not use derivative financial instruments for trading purposes and, at present, does not enter into hedging transactions, and therefore the impact of adopting FAS 133 on financial reporting will not be material.


      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, and the accounting consequence of various modifications to the terms of previously fixed stock options or awards. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The company does not expect the application of FIN 44 to have a material impact on the company's financial position or results of operations.



      In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended by SAB No. 101A, provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. The company does not expect the provisions of SAB 101 to have a material impact on its financial statements.


 (iv) Change in reporting currency


      As discussed in note 2, effective December 31, 1999, the company adopted the U.S. dollar as its reporting currency. Under U.S. GAAP, the financial statements, including prior years, are translated according to the current rate method whereby revenues and expenses are translated at exchange rates prevailing at the respective transaction dates and assets and liabilities are translated at the exchange rate at the end of each period. Under Canadian GAAP, at the time of change in reporting currency, the historical financial statements are presented using a translation of convenience whereby all amounts for the current year and comparative figures were translated at the exchange rate prevailing at December 31, 1999.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

      The condensed balance sheets as at December 31, 1999 and 1998, and statements of operations and cash flows for the years ended December 31, 1999 and 1998, after giving effect to the change in reporting currency under U.S. GAAP, are as follows:

                                                          1998         1999
                                                            $            $
                                                        ---------    ---------
Current assets........................................  1,161,670    1,714,117
Total assets..........................................  1,175,756    1,963,872
Current liabilities...................................    104,831      961,718
Mandatorily redeemable preferred shares...............    956,073    1,067,654
Shareholders' equity (deficiency).....................    114,852      (65,500)

                                                          1998        1999
                                                            $           $
                                                         -------    ---------
Revenues...............................................  647,074    2,597,760
Cost of revenues.......................................  403,439    2,044,915
Operating expenses.....................................  133,377      726,909
Income (loss) from operations..........................  110,257     (174,064)
Income (loss) for the period...........................   96,472     (164,803)

                                                           1998        1999
                                                            $           $
                                                         --------    --------
Cash used in operating activities......................  (147,750)    (83,091)
Cash used in investing activities......................   (10,917)   (271,699)
Cash provided by financing activities..................   955,316          --

  (v) Comprehensive income


      U.S. GAAP requires disclosure of comprehensive income which comprises income (loss) and other comprehensive income. The only item of other comprehensive income for the company is the changes to the currency translation adjustment account. As at December 31, 1999, accumulated other comprehensive income (loss) was ($4,953) (1998 -- ($5,774)). Under Canadian GAAP, there is no standard for reporting comprehensive income.


 (vi) Earnings per share

      The numerator for purposes of calculating earnings (loss) per share has been calculated as follows:


                                                            1998       1999
                                                             $          $
                                                           ------    --------
Net income (loss)........................................  96,472    (164,803)
Less: dividends on preferred shares......................      --      50,475
                                                           ------    --------
Income (loss) available to common shares.................  96,472    (215,278)
                                                           ======    ========


 (vii) Pro forma earnings (loss) per share


       If the company undertakes a public underwriting on a North American exchange for an offering price not less than Cdn.$2.14 per share and for net proceeds of not less than Cdn.$15 million, all of the Series A preferred shares will automatically convert into 5,250,000 common shares. Unaudited pro forma earnings (loss) per share, computed assuming the conversion of all outstanding preferred shares at the beginning of the periods presented, or at the date of issuance if later, is ($0.01) for the year ended December 31, 1999.

                            HYDROGENICS CORPORATION

                           DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)


(viii) Additional cash flow disclosures



       Dividends on preferred shares of $51,964 were accrued and charged to equity but not paid for the year ended December 31, 1999 (1998-nil). Accordingly, these transactions are not reflected in the statement of cash flows.

     UNTIL                , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
SHARES IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS, AND IS IN ADDITION TO THE DELIVERY OBLIGATIONS OF DEALERS SUBJECT TO CANADIAN SECURITIES LAWS.

     A COPY OF THIS PRELIMINARY PROSPECTUS HAS BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA BUT HAS NOT YET BECOME FINAL FOR THE PURPOSE OF A DISTRIBUTION. INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS MAY NOT BE COMPLETE AND MAY HAVE TO BE AMENDED. THE SECURITIES MAY NOT BE DISTRIBUTED UNTIL A RECEIPT FOR THE PROSPECTUS IS OBTAINED FROM THE SECURITIES REGULATORY AUTHORITIES.

This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.


This prospectus has been filed under procedures in each of the provinces of Canada which permit certain information with respect to these securities to be determined after the prospectus has become final and permit the omission from this prospectus of such information. Such procedures require the delivery to purchasers of a prospectus or a prospectus supplement containing this omitted information within a specified period of time after agreeing to purchase any of these securities.



INITIAL PUBLIC OFFERING  AMENDED PRELIMINARY PROSPECTUS       September 13, 2000


                               [Hydrogenics Logo]

                                     CDN.$


                            7,000,000 COMMON SHARES



     This offering is an initial public offering of our common shares. We are offering 7,000,000 common shares in Canada and the United States through a syndicate of underwriters. The syndicate of underwriters includes Salomon Smith Barney, CIBC World Markets and BMO Nesbitt Burns. This prospectus incorporates the prospectus included in a Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission. The offering price of the common shares has been determined by negotiation between us and the underwriters.


     THERE IS NO MARKET THROUGH WHICH THESE SECURITIES MAY BE SOLD AND PURCHASERS MAY NOT BE ABLE TO RESELL SECURITIES PURCHASED UNDER THE PROSPECTUS. We have applied to list the securities distributed under this prospectus on The Toronto Stock Exchange under the symbol "HYG." We have also applied to have the securities distributed under this prospectus quoted on the Nasdaq National Market under the symbol "HYGS." Listing on The Toronto Stock Exchange and quotation on the Nasdaq National Market will be subject to us fulfilling all the listing requirements of The Toronto Stock Exchange and the Nasdaq National Market, respectively.
                  -------------------------------------------
                       Price: Cdn.$     per Common Share
                  -------------------------------------------

AN INVESTMENT IN THE COMMON SHARES IS SUBJECT TO A NUMBER OF RISK FACTORS WHICH SHOULD BE CAREFULLY REVIEWED BY PROSPECTIVE PURCHASERS. SEE "RISK FACTORS." UNLESS OTHERWISE STATED, ALL DOLLAR AMOUNTS HEREIN ARE STATED IN UNITED STATES DOLLARS.

                                                                                               NET PROCEEDS
                                                              PRICE TO THE    UNDERWRITERS'       TO THE
                                                               PUBLIC(1)          FEES          COMPANY(2)
                                                              ------------    -------------    ------------
Per common share............................................     Cdn.$            Cdn.$           Cdn.$
Total(3)....................................................     Cdn.$            Cdn.$           Cdn.$

---------------
(1) The price to the public for the common shares being offered in Canada is expressed in Canadian dollars and is the approximate equivalent of the U.S. dollar price to the public of U.S.$ for common shares sold in the United
    States converted at an exchange rate of Cdn. $         to U.S.$1.00 as of
                 , 2000. See "Exchange Rates."
(2) Before deducting expenses of the offering estimated at Cdn.$    , all of
    which will be paid by us.

(3) We have granted an over-allotment option to the Underwriters exercisable within 30 days from the completion of the offering to purchase a maximum of 1,050,000 additional common shares on the same terms as set forth above to cover over-allotments, if any. If the over-allotment option is exercised in full, the Price to Public, Underwriters' Fees and Net Proceeds to the
    Company will be Cdn.$         , Cdn.$         and Cdn.$         ,
    respectively. This prospectus qualifies both the grant of the over-allotment option and the issuance of 1,050,000 common shares that will be issued if the over-allotment option is exercised in full.


     The underwriters, as principals, conditionally offer the common shares, subject to prior sale, if, as and when issued by us and accepted by the underwriters in accordance with the conditions of the underwriting agreement described under "Underwriting" and subject to the approval of certain legal matters on behalf of the Company by Osler, Hoskin & Harcourt LLP, Toronto, Ontario and Brobeck, Phleger & Harrison LLP, New York, New York, and on behalf of the underwriters by Cravath, Swaine & Moore, New York, New York.

     CIBC Capital Partners, one of our significant shareholders, is an affiliate of CIBC World Markets Inc., one of the underwriters in this offering. See "Certain Transactions."

     Subscriptions shall be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the offering will take
place on             , 2000 or such other date which may be agreed upon, but not
later than             , 2000. Certificates evidencing the common shares will be
available for delivery at closing.


                     Alternate Page for Canadian Prospectus

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Prospectus Summary..........................................      1
Risk Factors................................................      6
Forward-Looking Statements..................................     18
Use of Proceeds.............................................     20
Dividend Policy.............................................     20
Capitalization..............................................     21
Dilution....................................................     22
Selected Financial Data.....................................     23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     25
Business....................................................     30
Management..................................................     44
Certain Transactions........................................     51
Principal Shareholders......................................     52
Description of Capital Stock................................     54
Shares Eligible for Future Sale.............................     55
Income Tax Consequences.....................................     57
Underwriting................................................     62
Legal Matters...............................................     65
Experts.....................................................     65
Where You Can Find More Information.........................     65
Index to Financial Statements...............................    F-1
Eligibility for Investment..................................    C-3
Material Contracts..........................................    C-4
Promoters...................................................    C-4
Purchaser's Statutory Rights................................    C-4
Exchange Rates..............................................    C-5
Presentation of Financial and Other Information.............    C-5
Certificate of the Company..................................    C-6
Certificate of the Underwriters.............................    C-7


                            ------------------------

     UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "HYDROGENICS," "THE COMPANY," "WE," "US" AND "OUR" REFER TO HYDROGENICS
CORPORATION -- CORPORATION HYDROGENIQUE.
                            ------------------------

     WE HAVE APPLIED FOR REGISTRATION OF THE TRADEMARKS "HYDROGENICS," "FCATS," "FCAVS," "HYTEF," "HYAL," "SCREENER," "POTENZ" AND "MREF" IN CANADA. ALL OTHER TRADEMARKS OR SERVICE MARKS APPEARING IN THIS PROSPECTUS ARE THE TRADEMARKS OR SERVICE MARKS OF THEIR RESPECTIVE OWNERS.


                     Alternate Page for Canadian Prospectus

                           ELIGIBILITY FOR INVESTMENT

     In the opinion of Osler, Hoskin & Harcourt LLP, subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment policies, standards, procedures and goals, the purchase of the common shares offered hereby will not, at the date of issue, be precluded under the following statutes:

Insurance Companies Act (Canada)
Pension Benefits Standards Act, 1985
Trust and Loan Companies Act (Canada)
Pension Benefits Act (Ontario)
Loan and Trust Corporations Act (Ontario)

     In the opinion of such counsel, the common shares, if, as and when listed on a prescribed stock exchange within the meaning of the Income Tax Act(Canada) and the regulations thereunder (the "Income Tax Act") will be qualified investments under the Income Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan or a registered education savings plan. For these purposes, each of the Nasdaq National Market and The Toronto Stock Exchange is a prescribed stock exchange. Based on a certificate from the Company as to certain factual matters, in the opinion of such counsel, at the date of their issue, the common shares, if issued on the date hereof, will not, on the date hereof, be "foreign property" for the purposes of the Income Tax Act. The foregoing opinions assume that there will be no changes in the applicable legislation currently in effect prior to the date of issue of the common shares.


                     Alternate Page for Canadian Prospectus

                               MATERIAL CONTRACTS

     The only material contracts entered into by the Company during the past two year period or to which it has become a party, other than in the ordinary course of business, are as follows:

          1. the Amended and Restated Unanimous Shareholders' Agreement dated January 24, 2000, as amended July 24, 2000, among the Company and its existing shareholders; and

          2. the underwriting agreement dated , 2000 referred to under "Underwriting."

     Copies of these agreements, or the relevant provisions thereof, will be available for inspection at the head office of the Company during normal business hours during the course of distribution and for a period of 30 days thereafter.


                                   PROMOTERS



     Pierre Rivard, Boyd Taylor and Joseph Cargnelli, our President and Chief Executive Officer, Vice President, Sales and Marketing and Vice President of Technology, respectively, may each be considered to be a promoter for the purposes of Canadian securities laws. The executive compensation that each has received from us is disclosed under "Management -- Executive Compensation." None of Messrs. Rivard, Taylor or Cargnelli have received any other consideration from us.


                          PURCHASERS' STATUTORY RIGHTS

     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt by the purchaser of a prospectus and any amendment thereto. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for recission or, in some jurisdictions, damages if the prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for recission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to applicable provisions of the securities legislation of the purchaser's province for particulars of these rights or consult with a legal adviser.


                     Alternate Page for Canadian Prospectus

                                 EXCHANGE RATES


     As of September 8, 2000, the noon buying rate in New York City for cable transfers in Canadian dollars was Cdn.$1.00 equals U.S. $0.6765. The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated, and the exchange rates at the end of the period indicated for one Canadian dollar expressed in U.S. dollars, based on the inverse of the noon buying rate for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.



                                           YEAR ENDED DECEMBER 31,                    SIX MONTHS
                             ---------------------------------------------------    ENDED JUNE 30,
                              1995       1996       1997       1998       1999           2000
                             -------    -------    -------    -------    -------    --------------
End of period..............  $0.7323    $0.7301    $0.6999    $0.6504    $0.6925       $0.6758
Average for period.........  $0.7306    $0.7329    $0.7198    $0.6714    $0.6744       $0.6816
High for period............  $0.7527    $0.7513    $0.7467    $0.7105    $0.6925       $0.6969
Low for period.............  $0.7023    $0.7235    $0.6945    $0.6341    $0.6535       $0.6629


     Unless stated otherwise, all references to "$" or "U.S.$" in this prospectus refer to United States dollars and all references to "Cdn.$" refer to Canadian dollars.

                PRESENTATION OF FINANCIAL AND OTHER INFORMATION


     Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with Canadian generally accepted accounting principles, or GAAP. Canadian GAAP differs in some significant respects from U.S. GAAP and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 16 of our financial statements for the years ended December 31, 1999 and 1998 and note 7 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999, included elsewhere in this prospectus.



     Our functional currency is the Canadian dollar. Effective December 31, 1999, we adopted the U.S. dollar as our reporting currency and the financial information included in this prospectus for 1999 and prior years has been presented in U.S. dollars in accordance with a translation of convenience method using the exchange rate at December 31, 1999, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999. For periods subsequent to December 31, 1999, Canadian dollar amounts have been translated into U.S. dollars using the current rate method, as set forth in note 2 of our financial statements for the years ended December 31, 1999 and 1998 and note 2 of our unaudited interim financial statements for the six month periods ended June 30, 2000 and 1999.



                     Alternate Page for Canadian Prospectus

                           CERTIFICATE OF THE COMPANY


Dated:  September 13, 2000


     The foregoing, together with the documents incorporated herein by reference and the information deemed to be incorporated herein by reference, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the Securities Act (British Columbia), Part 8 of the Securities Act (Alberta), Part XI of the Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of the Securities Act (Ontario), the Securities Act (Nova Scotia), Section 13 of the Security Frauds Prevention Act (New Brunswick), the Securities Act (Prince Edward Island) and by Part XIV of the Securities Act (Newfoundland) and the respective regulations thereunder, and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed within the meaning of the Securities Act (Quebec) and the regulations thereunder.


           (Signed) PIERRE RIVARD                         (Signed) ROBERT EDWARDS
   President and Chief Executive Officer           Vice President Finance, Treasurer and
                                                                 Secretary


                      On behalf of the Board of Directors


         (Signed) JOSEPH CARGNELLI                          (Signed) BOYD TAYLOR
                  Director                                        Director


                     Alternate Page for Canadian Prospectus

                        CERTIFICATE OF THE UNDERWRITERS


Dated:  September 13, 2000



     To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated herein by reference and the information deemed to be incorporated herein by reference, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the Securities Act (British Columbia), Part 8 of the Securities Act (Alberta), Part XI of the Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of the Securities Act (Ontario), the Securities Act (Nova Scotia), Section 13 of the Security Frauds Prevention Act(New Brunswick), the Securities Act (Prince Edward Island) and by Part XIV of the Securities Act (Newfoundland) and the respective regulations thereunder, and to the best of our knowledge will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed within the meaning of the Securities Act (Quebec) and the regulations thereunder.


SALOMON SMITH BARNEY CANADA INC.


BY: (SIGNED) MARTIN L. JURAVSKY


                            CIBC WORLD MARKETS INC.


BY: (SIGNED) DAVID H. WILLIAMS


                                                       BMO NESBITT BURNS INC.


BY: (SIGNED) KEN MANGET


     The following are the names of every person or company having an interest, either directly or indirectly, to the extent of not less than 5% in the capital of:


     SALOMON SMITH BARNEY CANADA INC.: an indirect wholly-owned subsidiary of Citigroup Inc.;



     CIBC WORLD MARKETS INC.: a wholly-owned subsidiary of a Canadian chartered bank;



     BMO NESBITT BURNS INC.: a wholly-owned subsidiary of BMO Nesbitt Burns Corporation Limited, an indirect majority-owned subsidiary of a Canadian chartered bank.


                     Alternate Page for Canadian Prospectus

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below lists the fees and expenses, other than underwriting commissions, which the Registrant will pay in connection with the offering described in this registration statement. All of the expenses are estimates, except for the Securities and Exchange Commission registration fee, the Canadian Securities Regulators Filing Fees, the Nasdaq National Market listing fee, the NASD filing fee and The Toronto Stock Exchange listing fee.

                                                                AMOUNT
                                                                -------
Securities and Exchange Commission Registration Fee.........    $26,400
NASD Filing Fee.............................................    $10,500
Canadian Securities Regulators Filing Fees..................
Nasdaq National Market listing fee..........................
Toronto Stock Exchange listing fee..........................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and engraving expenses.............................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
                                                                -------
TOTAL.......................................................    $
                                                                =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under both the Canada Business Corporations Act and the Registrant's By-Laws, the Registrant is permitted to indemnify out of its own funds its directors and officers, former directors and officers and their respective heirs and legal representatives against costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers of the Registrant, including an action by or on behalf of the Registrant to procure a judgment in its favor. In order to be entitled to indemnification under this Act and the By-Laws, the directors or officers must act honestly and in good faith with a view to the Registrant's best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful. In addition, in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, a court must approve of the indemnification.

     Under the Amended and Restated Unanimous Shareholders' Agreement, the Registrant agreed to indemnify its directors and their heirs and legal representatives against all costs, charges and expenses, including amounts paid to settle actions or satisfy judgments reasonably incurred by them in respect of any civil, criminal or administrative proceeding to which they are made parties because of being or having been one of its directors, provided that they acted honestly and in good faith with a view to the Registrant's best interests and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, they had reasonable grounds to believe that their conduct was lawful.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. The Registrant has purchased a liability insurance policy covering its directors and officers and the directors and officers of its subsidiaries.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     1. In December 1998, the Registrant issued and sold an aggregate of 750,000 Series A preferred Shares to one U.S. resident and two non-U.S. residents at $1.3857 per share for an aggregate purchase price of approximately $1,039,000.

     2. In January 2000, the Registrant issued and sold an aggregate of 510,500 Series B preferred Shares to two U.S. residents and eleven non-U.S. residents at $7.23 per share for an aggregate purchase price of approximately $3,691,000.


     3. Through the date of this filing, the Registrant has outstanding options issued to its officers, directors, employees and advisors to purchase an aggregate of 3,815,700 of our common shares.


     Each of these sales was exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof or Regulation S thereunder and from applicable prospectus requirements under Canadian securities legislation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS


    EXHIBIT NUMBER                       NAME OF DOCUMENT
    --------------                       ----------------
          1.1+     Form of Underwriting Agreement.
          3.1+     Articles of the Registrant.
          3.2*     By-laws of the Registrant.
          5.1+     Opinion of Osler, Hoskin & Harcourt LLP with respect to the validity of the shares.
         10.1*     Amended and Restated Unanimous Shareholders' Agreement dated
                   January 24, 2000 among the Registrant and its Shareholders.
         10.2*     Amending Agreement dated July 24, 2000 among the Registrant and certain of its shareholders.
        10.3+      Stock Option Plan.
        10.4+      Form of Stock Option Agreement.
         10.5*     Lease, dated May 19, 1999, by and between the Registrant and
                   Atlantis Real Estate Corporation.
         10.6*     Employment letter agreement between Robert Edwards and the
                   Registrant, dated July 16, 1999.
         10.7*     Employment letter agreement between Dr. Ravi Gopal and the
                   Registrant, dated March 16, 1998.
         10.8*     Offer to Lease dated June 1, 2000 by and between the
                   Registrant and Orlando Corporation.
        23.1+      Consent of Osler, Hoskin & Harcourt LLP (contained in
                   Exhibit 5.1).
         23.2      Consent of PricewaterhouseCoopers LLP.
         24.1*     Powers of Attorney (included on the signature pages).


---------------

* Previously filed.

+ To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES.


     None.

ITEM 17.  UNDERTAKINGS.

     1. The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     3.  The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective; and

          (b) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on September 13, 2000.


                                          HYDROGENICS CORPORATION

                                          By: /s/     PIERRE RIVARD
                                            ------------------------------------
                                                       Pierre Rivard
                                                Chief Executive Officer and
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 13th day of September 2000.



                     SIGNATURE                                             TITLE
                     ---------                                             -----

*                                                    President, Chief Executive Officer and Director
---------------------------------------------------  (Principal Executive Officer)
Pierre Rivard

*                                                    Chairman of the Board of Directors
---------------------------------------------------
Norman M. Seagram

                /s/ ROBERT EDWARDS                   Vice President Finance, Treasurer and Secretary
---------------------------------------------------  (Principal Financial and Accounting Officer)
                  Robert Edwards

*                                                    Vice President Technology and Director
---------------------------------------------------
Joseph Cargnelli

*                                                    Vice President Sales and Marketing, Director
---------------------------------------------------
Boyd J. Taylor

                /s/ DON J. MORRISON                  Director
---------------------------------------------------
                  Don J. Morrison

*                                                    Vice President Engineering, Electronics and
---------------------------------------------------  Controls
Dr. Ravi B. Gopal

*                                                    Director
---------------------------------------------------
Donald J. Lowry

*                                                    Director
---------------------------------------------------
Dr. Robert Lee

*By           /s/ ROBERT EDWARDS
  ----------------------------------------------
                  Robert Edwards
                 Attorney-in-fact

                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amended registration statement solely in the capacity of the duly authorized representative of Hydrogenics Corporation in the United States, in the city of Newark, Delaware, on September 13, 2000.


                                          PUGLISI & ASSOCIATES

                                          By:     /s/ DONALD J. PUGLISI
                                            ------------------------------------
                                              Donald J. Puglisi
                                              Managing Director

                               INDEX OF EXHIBITS


    EXHIBIT NO.                       NAME OF DOCUMENT
    -----------                       ----------------
       1.1+     Form of Underwriting Agreement.
       3.1+     Articles of the Registrant.
        3.2*    By-laws of the Registrant.
       5.1+     Opinion of Osler, Hoskin & Harcourt LLP with respect to the validity of the shares.
       10.1*    Amended and Restated Unanimous Shareholders' Agreement dated
                January 24, 2000 among the Registrant and its Shareholders.
       10.2*    Amending Agreement dated July 24, 2000 among the Registrant and certain of its shareholders.
      10.3+     Stock Option Plan.
      10.4+     Form of Stock Option Agreement.
       10.5*    Lease, dated May 19, 1999, by and between the Registrant and
                Atlantis Real Estate Corporation.
       10.6*    Employment letter agreement between Robert Edwards and the
                Registrant, dated July 16, 1999.
       10.7*    Employment letter agreement between Dr. Ravi Gopal and the
                Registrant, dated March 16, 1998.
       10.8*    Offer to Lease dated June 1, 2000 by and between the
                Registrant and Orlando Corporation.
      23.1+     Consent of Osler, Hoskin & Harcourt LLP (contained in
                Exhibit 5.1).
       23.2     Consent of PricewaterhouseCoopers LLP.
       24.1*    Powers of Attorney (included on the signature pages).


---------------

* Previously filed.


+ To be filed by amendment.